   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON SEPTEMBER 23, 1997


                                                      REGISTRATION NO. 333-30705
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                            ------------------------


                                Amendment No. 4


                                    Form S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------
                            NETWORK SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)

           DELAWARE                            7379                           52-1146119
 (State or other jurisdiction      (Primary Standard Industrial            (I.R.S. Employer
               of                  Classification Code Number)           Identification No.)
incorporation or organization)

        505 HUNTMAR PARK DRIVE, HERNDON, VIRGINIA 20170 (703) 742-0400 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)
                            ------------------------
                              GABRIEL A. BATTISTA
                            Chief Executive Officer
                            Network Solutions, Inc.
        505 Huntmar Park Drive, Herndon, Virginia 20170  (703) 742-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service of process)
                            ------------------------
                                   Copies to:

       JORGE DEL CALVO, ESQ.               DOUGLAS E. SCOTT, ESQ.             MICHAEL D. NATHAN, ESQ.
      KEITH J. MENDELSON, ESQ.              ALOMA H. AVERY, ESQ.             SIMPSON THACHER & BARTLETT
       DAVINA K. KAILE, ESQ.                SCIENCE APPLICATIONS                425 Lexington Avenue
   PILLSBURY MADISON & SUTRO LLP               INTERNATIONAL                     New York, NY 10017
        2700 Sand Hill Road                     CORPORATION                        (212) 455-2000
        Menlo Park, CA 94025              10260 Campus Point Drive
           (415) 233-4500                   San Diego, CA 92121
                                               (619) 546-6000

                            ------------------------
        Approximate date of commencement of proposed sale to the public:
   AS SOON AS PRACTICABLE AFTER THE REGISTRATION STATEMENT BECOMES EFFECTIVE.
                            ------------------------
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement numbers of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------
     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
================================================================================

     INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                SUBJECT TO COMPLETION, DATED SEPTEMBER 23, 1997

PROSPECTUS
                                2,300,000 SHARES

                           [NETWORK SOLUTIONS LOGO]
                             CLASS A COMMON STOCK
     All of the 2,300,000 shares of Class A Common Stock offered hereby are being sold by Network Solutions, Inc. ("NSI" or the "Company"). The Company has two classes of authorized Common Stock, Class A Common Stock and Class B Common Stock. Holders of Class A Common Stock generally have identical rights to holders of Class B Common Stock, except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters submitted to a vote of stockholders. See "Relationship with SAIC and Certain Transactions" and "Description of Capital Stock."

     The Company is a wholly-owned subsidiary of Science Applications International Corporation, a Delaware corporation ("SAIC"). Upon completion of this offering, SAIC will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full) and approximately 98.2% of the combined voting power of the Company's outstanding Common Stock (approximately 97.9% if the Underwriters' over-allotment option is exercised in full), and will continue to control the Company. See "Principal Stockholders" and "Relationship with SAIC and Certain Transactions." The Underwriters have reserved up to 5% of the shares of the Class A Common Stock offered hereby for sale at the initial public offering price to certain employees, officers and directors of SAIC and the Company and other persons designated by the Company. See "Underwriting."

     Prior to this offering, there has been no public market for the Class A Common Stock of the Company. It is currently estimated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Class A Common Stock has been approved for quotation on the Nasdaq National Market under the symbol NSOL.
                               ------------------
            THE SHARES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK.
                    SEE "RISK FACTORS" COMMENCING ON PAGE 7.
                               ------------------
   THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
      AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
        THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
           COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS
             PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                              CRIMINAL OFFENSE.

===========================================================================================================
                                             PRICE TO             UNDERWRITING            PROCEEDS TO
                                              PUBLIC               DISCOUNT(1)            COMPANY(2)
-----------------------------------------------------------------------------------------------------------
Per Share............................            $                      $                      $
-----------------------------------------------------------------------------------------------------------
Total(3).............................            $                      $                      $
===========================================================================================================

(1) See "Underwriting" for indemnification arrangements with the several Underwriters.
(2) Before deducting expenses payable by the Company estimated at $1,100,000.
(3) The Company has granted to the Underwriters a 30-day option to purchase up to 345,000 additional shares of Class A Common Stock solely to cover over-allotments, if any. If all such shares are purchased, the total Price
    to Public, Underwriting Discount and Proceeds to Company will be $    ,
    $    and $    , respectively. See "Underwriting."

                               ------------------

     The shares of Class A Common Stock are offered by the several Underwriters subject to prior sale, receipt and acceptance by them and subject to the right of the Underwriters to reject any order in whole or in part and certain other conditions. It is expected that certificates for such shares will be available
for delivery on or about        , 1997, at the office of the agent of Hambrecht
& Quist LLC in New York, New York.

HAMBRECHT & QUIST
                               J.P. MORGAN & CO.
                                                        PAINEWEBBER INCORPORATED
                      , 1997

                       [INSIDE FRONT COVER OF PROSPECTUS]

Bar graph depicting domain name registration growth from September 1995 to June
                               1997 appears here

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE CLASS A COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

     The Company's name and logo are service marks of the Company. This Prospectus also includes trademarks of companies other than the Company.

                                  [GATE FOLD]

                       Depiction of Registration Process

  THE REGISTRATION PROCESS

        DEPICTION OF                  DOMAIN NAME REQUEST
       COMPUTER SCREEN               RECEIVED VIA INTERNET

   NETWORK SOLUTIONS LOGO             NSI ASSIGNS DOMAIN
                                             NAME

        DEPICTION OF                ROOT SERVERS POPULATED
        ROOT SERVERS                     DAILY BY NSI

  .GOV .NET .COM .ORG .NET           DOMAIN NAME GLOBALLY
                                          ACCESSIBLE

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and the Financial Statements and Notes thereto appearing elsewhere in this Prospectus. Unless the context requires otherwise, all references to the "Company," "Network Solutions" and "NSI" shall refer to Network Solutions, Inc., a Delaware corporation, and its predecessor, Network Solutions Incorporated, a Washington, D.C. corporation. The Class A Common Stock offered hereby involves a high degree of risk. See "Risk Factors." References in this Prospectus to the "Common Stock" shall include both the Company's Class A Common Stock, par value $0.001 per share (the "Class A Common Stock"), and the Company's Class B Common Stock, par value $0.001 per share (the "Class B Common Stock"). As used herein, net registrations are defined as the gross number of domain name registrations less management's estimates of uncollectible registrations and of non-renewals. Except as otherwise noted, all information in this Prospectus assumes no exercise of the Underwriters' over-allotment option. See "Description of Capital Stock," "Underwriting" and Notes to Financial Statements.

                                  THE COMPANY

     Network Solutions is the leading Internet domain name registration service provider worldwide. The Company currently acts as the exclusive registrar for second level domain names within the .com, .org, .net, .edu and .gov top-level domains ("TLDs"). By registering Internet domain names, the Company enables businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. Net registrations within the TLDs maintained by the Company increased by 206% from approximately 340,000 domain names registered at June 30, 1996 to approximately 1,040,000 domain names registered at June 30, 1997. The Company believes that commercial enterprises and individual Internet users worldwide are increasingly recognizing the .com TLD as a desirable address for commercial presence on the Internet. Net registrations in the .com TLD increased from approximately 304,000 at June 30, 1996 to approximately 908,000 at June 30, 1997, representing 87% of the Company's total net registrations at June 30, 1997. With over 10 million businesses and over 750,000 active trademarks and service marks in the United States alone, the Company believes that the potential for continued growth of domain name registrations by commercial entities and services related to those registrations is substantial. Net revenue from Internet domain name registration subscriptions accounted for 81.0% of the Company's net revenue for the six months ended June 30, 1997.

     The Company also provides Intranet consulting and network design and implementation services to large companies that desire to establish or enhance their Internet presence or "re-engineer" legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's Intranet services presently include: (i) Intranet development and re-engineering; (ii) network and systems security; and (iii) Intranet-enabled business solutions. According to Zona Research, Inc., the market for Intranet services in the year 1999 will exceed $14 billion, up from $3 billion in 1996. There can be no assurance that such market forecast will be achieved. Net revenue from Intranet services accounted for 19.0% of the Company's net revenue for the six months ended June 30, 1997.

     The Company currently acts as the registrar for second level domain names within the .com, .org, .net, .edu and .gov TLDs pursuant to a cooperative agreement (the "Cooperative Agreement") with the National Science Foundation (the "NSF"). Prior to September 14, 1995, the Cooperative Agreement was a cost reimbursement plus fixed-fee contract and the Company was paid directly by the NSF for providing registration services. Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to authorize the Company to charge customers a subscription fee of $50 per year for each second level domain name registered. The Company's registration services customers in the .com, .org and .net TLDs are invoiced for a two-year subscription fee of $100 for initial registrations and $50 per year for renewals of initial registrations. Pursuant to the Cooperative Agreement, the Company presently is required to set aside 30% of the subscription fees collected for the enhancement of the intellectual infrastructure of the Internet. These funds are not recognized as revenue by the Company and will be disbursed in a manner approved by the NSF. The Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement through September 1998. The Cooperative Agreement is subject to review by the NSF and may be terminated at any time by the NSF at its discretion or by mutual agreement. The NSF has stated that the Cooperative Agreement will not be re-awarded to the Company or awarded to any other entity. See "Risk Factors -- Uncertain Status of the Cooperative Agreement," "-- Recommendations and

Proposals to Increase Competition in Registration Services" and
"Business -- Relationship with the NSF; Recent Developments in the Internet Community."

     The Company believes that it has certain competitive advantages in the domain name registration business, including: (i) a large established customer base; (ii) recognition of the .com TLD; (iii) strategic agreements with Internet access providers; (iv) an established technical infrastructure; (v) experience in the administration of a domain name dispute policy; and (vi) skilled technical personnel who are experienced in the domain name registration business. The Company believes that the technical and procedural requirements to build and to operate a competitive domain name registry are significant. Substantial portions of the Company's registration software have been custom-developed and are proprietary. The Company's in-house registration software includes an automated registration capability which currently processes in excess of 90% of all new registration requests without human intervention. In connection with the Company's domain name registration service, the Company: (i) cooperates with government and nonprofit organizations that develop and implement Internet standards and policies; (ii) provides customer service support, which includes back office capability, a telephone help desk and electronic support via e-mail and the World Wide Web; and (iii) disseminates domain name database information to root servers throughout the world.

     The Company is working to expand its domain name registration business and to continue to improve the registration process by: (i) increasing the use of the .com TLD worldwide; (ii) expanding its relationships with Internet access providers by offering enhanced registration services to their customers; (iii) stimulating demand for domain names in targeted customer segments; (iv) working with major platform providers to embed the registration function into server software applications; (v) facilitating ease of use of and access to registration services; and (vi) establishing international alliances and developing multilingual capability. In addition, the Company intends to develop a portfolio of Internet-enabling products and services, which may include directory and distribution services, that allows the Company to build upon its position in the registration process and makes proper use of the customer data that the Company collects.

     The Company was incorporated in Washington, D.C. in 1979 as Network Solutions Incorporated and was reincorporated as Network Solutions, Inc. in Delaware in November 1996. The Company's principal executive offices are located at 505 Huntmar Park Drive, Herndon, Virginia 20170, and its telephone number is
(703) 742-0400.

                                  THE OFFERING

Class A Common Stock offered by the Company......   2,300,000 shares
Common Stock to be outstanding after the offering
  Class A Common Stock...........................   2,300,000 shares(1)
  Class B Common Stock...........................   12,500,000 shares(2)
                                                    --------------------
          Total..................................   14,800,000 shares
Voting Rights....................................   Holders of Class A Common Stock vote
                                                    together as a class with, and generally
                                                    have identical rights, including as to
                                                    dividends, to, those of holders of Class
                                                    B Common Stock, except that holders of
                                                    Class A Common Stock are entitled to one
                                                    vote per share and holders of Class B
                                                    Common Stock are entitled to ten votes
                                                    per share. See "Description of Capital
                                                    Stock -- Common Stock -- Voting Rights."
Use of Proceeds..................................   For payment of a $10,000,000 dividend to
                                                    SAIC and for working capital and general
                                                    corporate purposes. See "Use of
                                                    Proceeds."
Proposed Nasdaq National Market symbol...........   NSOL

------------------------------


(1) Excludes 2,556,250 shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, of which 1,669,225 shares were subject to options outstanding as of September 18, 1997, with a weighted average exercise price of $13.24 per share. See "Capitalization" and "Management -- 1996 Stock Incentive Plan" and Notes 10 and 14 of Notes to Financial Statements.

(2) Upon completion of the offering, SAIC will own 100% of the Class B Common Stock.

                  SUMMARY FINANCIAL AND OPERATING INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                                              SIX MONTHS
                                                                  FISCAL YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                                           --------------------------------------------    -----------------
                                                            1992     1993     1994    1995(1)    1996       1996      1997
                                                           ------   ------   ------   -------   -------    -------   -------
STATEMENT OF OPERATIONS DATA:
  Net revenue............................................. $1,160   $4,369   $5,029   $ 6,486   $18,862    $ 6,829   $18,724
  Income (loss) from continuing operations................     93     (110)     189    (1,434)   (1,625)    (1,458)    1,256
  Net income (loss)....................................... $  681   $ (386)  $ (980)  $(2,837)  $(1,625)   $(1,458)  $ 1,256
  Unaudited pro forma net income (loss) per share.........                                      $ (0.12)   $ (0.11)  $  0.09
  Unaudited pro forma shares used in computing net income
    (loss) per share(2)...................................                                       13,349     13,349    13,349
OTHER OPERATING DATA(3):
  Net new registrations...................................     --       13       24       141       489        180       429
  Less: registrations not renewed.........................     --       --       --         1        39         17        16
  Net registrations at period end.........................     --       13       37       177       627        340     1,040

                                                                                                 JUNE 30, 1997
                                                                                           -------------------------
                                                                                           ACTUAL     AS ADJUSTED(4)
                                                                                           -------    --------------
BALANCE SHEET DATA:
  Cash and cash equivalents.............................................................   $25,967       $ 46,952
  Working capital(5)....................................................................     6,280         27,265
  Total assets(6).......................................................................    92,250        113,235
  Deferred revenue, net(5)..............................................................    45,628         45,628
  Capital lease obligations.............................................................     2,348          2,348
  Total stockholders' equity............................................................     2,693         23,678

             SUMMARY QUARTERLY FINANCIAL AND OPERATING INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                  QUARTER ENDED
                                                   ---------------------------------------------------------------------------
                                                   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,
                                                     1995       1996       1996       1996        1996       1997       1997
                                                   --------   --------   --------   ---------   --------   --------   --------
STATEMENT OF OPERATIONS DATA:
  Net revenue.....................................  $1,533    $ 2,333    $ 4,496     $ 5,180    $ 6,853    $ 8,655    $10,069
  Income (loss) from continuing operations........    (844)    (1,102)      (356)       (293)       126        516        740
  Net income (loss)...............................  $ (851)   $(1,102)   $  (356)    $  (293)   $   126    $   516    $   740
  Unaudited pro forma net income (loss) per
    share.........................................            $ (0.08)   $ (0.03)    $ (0.02)   $  0.01    $  0.04    $  0.06
  Unaudited pro forma shares used in computing net
    income (loss) per share(2)....................             13,349     13,349      13,349     13,349     13,349     13,349
OTHER OPERATING DATA(3):
  Net new registrations...........................      43         75        105         139        170        197        232
  Less: registrations not renewed.................       1          6         11          18          4          6         10
  Net registrations as of period end..............     177        246        340         461        627        818      1,040

------------------------------
(1) The Summary Financial Data for the year ended December 31, 1995 was derived by combining the Company's Results of Operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995 which, respectively, are periods before and after the date of the SAIC acquisition discussed below. The data for these two periods were prepared on differing bases of accounting and, accordingly, the comparability of such data with other periods is limited, primarily as a result of goodwill amortization, new corporate services agreements and the repayment of outstanding debt balances. See Note 1 of Notes to Financial Statements for a discussion of the presentation for each of these periods.
(2) See Note 2 of Notes to Financial Statements for an explanation of the determination of shares used in computing the unaudited pro forma net income
    (loss) per share.
(3) Net new registrations for each period include gross new registrations less an estimate of registrations that are uncollectible. Net registrations include net new registrations less management's estimate of registrations not renewed. Prior to September 14, 1995, net registrations equaled gross registrations because the Company was reimbursed by the NSF for all registrations under a cost reimbursement plus fixed-fee contract.
(4) As adjusted to give effect to the $10,000 dividend to be paid to SAIC upon consummation of the offering and to reflect the sale of 2,300,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $15.00 per share and the receipt of the estimated net proceeds therefrom. See "Use of Proceeds," "Dividend Policy" and "Capitalization."
(5) Includes $31,990 of current deferred revenue at June 30, 1997.
(6) Total assets include $31,056 of restricted assets at June 30, 1997. See Notes 2 and 3 of Notes to Financial Statements.

               RELATIONSHIP WITH SAIC AND FINANCIAL PRESENTATION

     The Company was acquired by Science Applications International Corporation ("SAIC"), an employee-owned, diversified professional and technical services company, on March 10, 1995. The financial statements of the Company presented for periods subsequent to March 10, 1995 are presented on the new basis of accounting arising from the SAIC acquisition. The Company is currently a wholly-owned subsidiary of SAIC. Upon completion of the offering, SAIC will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full) and approximately 98.2% of the combined voting power of the Company's outstanding Common Stock (approximately 97.9% if the Underwriters' over-allotment option is exercised in full). As a result, SAIC will continue to have the ability to elect all of the directors of the Company and otherwise exercise control over the business and affairs of the Company. See "Principal Stockholders," "Risk Factors -- Control By SAIC," "-- Potential Conflicts of Interest" and "Relationship with SAIC and Certain Transactions."

     Upon completion of the offering, SAIC will continue to provide certain services to the Company in a manner generally consistent with past practices. Prior to completion of the offering, the Company and SAIC will enter into a number of intercompany agreements with respect to such services and other matters, including a tax sharing agreement. See "Risk Factors -- Intercompany Agreements Not Subject to Arm's Length Negotiations; Reliance on SAIC for Certain Corporate Services," "-- Control of Tax Matters; Tax and ERISA Liability" and "Relationship With SAIC and Certain Transactions."

     Prior to the acquisition of the Company by SAIC, the Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company based partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based partially upon the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and Intranet services. This transfer was effective as of February 1996. The operating results of both the minority-based government contracts business and the remaining government-based business are reflected as discontinued operations in the Company's financial statements for all periods presented.

                                  RISK FACTORS

     An investment in the shares of Class A Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following risk factors, in addition to the other information presented in this Prospectus, before purchasing the shares of Class A Common Stock offered hereby. This Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this Prospectus.

     Limited Operating History. While the Company has been in business since 1979, it has only been involved in the domain name registration business pursuant to the Cooperative Agreement since 1993. Further, prior to September 14, 1995, the Company operated its domain name registration business under a cost reimbursement plus fixed-fee contract with the NSF and the Company was paid directly by the NSF for providing registration services. Accordingly, the Company has only a limited operating history under its current subscription-based pricing model for its domain name registration business upon which an evaluation of the Company and its prospects can be based. In 1995 and 1996, the Company incurred net losses in part as a result of the Company's transition to a subscription-based pricing model, where revenue is recognized on a straight-line basis over the subscription period, combined with the increased costs to support the increase in its subscriber base, including costs for product and services development, increased sales and marketing operations, upgrading systems and infrastructure, developing new distribution channels and broadening customer support capabilities. The Company incurred a net loss of approximately $1.6 million for the year ended December 31, 1996 and had an accumulated deficit of approximately $1.8 million through June 30, 1997. The Company's prospects must be considered in light of the risks frequently encountered by companies in their early stages of development, particularly companies in new and rapidly evolving markets. To address these risks, the Company must, among other things, respond to competitive developments, increase its sales and marketing organization, continue to identify, attract, retain and motivate qualified persons and continue to upgrade its technologies and commercialize products and services incorporating such technologies. While the Company has been involved in network services and consulting since its inception, due to the rapidly evolving nature of Internet technologies, the Company's Intranet services business faces similar risks. An Intranet is an internal network which uses Internet technologies. There can be no assurance that the Company will be successful in addressing such risks or that the Company will continue to obtain new registrations at current rates or renew the registration of a significant portion of its customers. See "-- Absence of Sales and Marketing Experience; Evolving Distribution Channels" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     As a result of the Company's limited operating history, especially with regard to its subscription-based registration services business, the Company does not have significant historical financial data on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenue and to a large extent are fixed. As a result, quarterly sales and operating results generally depend on the volume of and ability to fulfill registration requests, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. In addition, the Company expects a significant increase in its operating expenses as it funds greater levels of product and services development, increases its sales and marketing operations, upgrades systems and infrastructure, opens new offices, develops new distribution channels and broadens its customer support capabilities. To the extent that such expenses precede or are not subsequently followed by an increase in revenue, the Company's business, operating results and financial condition will be materially and adversely affected.

     Uncertain Status of the Cooperative Agreement. In 1993, the Company entered into the Cooperative Agreement with the NSF to act as the registrar for second level domain names within the .com,

 .org, .net, .edu and .gov TLDs. With the commercialization of the Internet, the role, if any, that the NSF will play in the Internet and the legal authority underlying its role are at present unclear. Withdrawal of or challenges to the NSF's sponsorship or authorization of the Company's activities could create a public perception or result in a finding that the Company lacks authority to continue in its role as registrar or to charge fees for its domain name registration services. The impact, if any, of any such public perception or finding is unknown but could materially and adversely affect the Company's business, financial condition and results of operations. Further, the Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement through September 1998. The terms of the Cooperative Agreement are subject to review and adjustment by the NSF on an annual basis. In addition, the Cooperative Agreement may be terminated by the NSF at any time at its discretion or by mutual agreement. When the Cooperative Agreement is terminated or if there is a change in the terms of the Cooperative Agreement or the Company's status as the exclusive registrar for domain names in the .com TLD, the Company's business, financial condition and results of operations could be materially and adversely affected. Although the impact of the termination of the Cooperative Agreement is uncertain, such termination could have a material adverse effect on the Company's revenue, particularly as the Company's revenue growth in recent periods has been primarily attributable to increases in registrations in the .com TLD. The NSF has stated that the Cooperative Agreement will not be re-awarded to the Company or awarded to any other entity. However, there can be no assurance that the NSF will not award the Cooperative Agreement to another entity and, if the Cooperative Agreement is awarded to another entity, the Company's business, financial condition and results of operations would be materially and adversely affected. See "-- Uncertainty of Internet Governance and Regulation" and "Business -- Relationship with the NSF; Recent Developments in the Internet Community."

     Competition in Domain Name Registration Business. The Company currently is the exclusive registrar for second level domain names in the .com, .org, .net,
 .edu and .gov TLDs. Multiple registries do not currently register names in the same TLD, but this may change in the future. The Company currently faces competition in the domain name registration business from registries for country codes, third level domain name providers such as Internet access providers and registries of TLDs other than those TLDs currently being registered by the Company. A number of entities have already begun to offer competing registration services using other TLDs. Future competition in the Company's domain name registration business could come from many different companies, including, but not limited to, major telecommunications firms, cable companies and Internet access providers. Such entities have core capabilities to deliver registration services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. Other companies with some or all of these capabilities may also enter the registration business. Also emerging is a growing contingent of domain name resellers. The Company's position as the leading registrar of domain names could be materially and adversely affected by the emergence of any of the foregoing competitors and potential competitors, many of which have longer operating histories and significantly greater name recognition and greater financial, technical, marketing, distribution and other resources than the Company. In addition, the Company's revenue and subscription fees could be reduced due to increasing competition. For example, other entities may bundle domain name registrations with other products or services, effectively providing such registration services for free. If operational and administrative arrangements or technology permitting multiple competitors to register domain names in the same or other TLDs are developed and competition occurs in the domain name registration business, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Business -- Competition."

     Recommendations and Proposals to Increase Competition in Registration Services. The Cooperative Agreement does not prohibit the establishment of competing registries. No single organization or entity (including the NSF) currently has formal authority over all aspects of the Internet and the Internet currently operates under a system of mutual cooperation. As a result, it is unclear which organization or entity, if any, will govern the authorization for the registration of domain names. Various governmental, technical and Internet groups are currently discussing how the award and administration of future contracts for registration services in the .com TLD, other existing TLDs and new TLDs may take place and are considering whether and how to enable other parties to enter the domain name registration business. The Company is also an active participant in this process. A consensus regarding such issues could be reached and implemented in the near future and prior to the expiration of the Cooperative Agreement. For example, some members of the Internet community have discussed various concepts such as adding new TLDs, which could result in significant competition for domain name registrations, including competition on the price charged by the Company for domain name registrations. In February 1997, an international ad hoc committee (the "IAHC"), the members of which have been selected by certain entities involved in the Internet and intellectual property fields, issued its recommendation designed to increase competition in domain name registration in which it proposed the creation of additional registries, additional TLDs and the possible sharing of new and existing TLDs. In April 1997, the IAHC issued a Memorandum of Understanding ("MOU") seeking support for its recommendations. This MOU has been signed by a number of organizations in the Internet community. In April 1997, the Company issued its own recommendations to increase competition in domain name registration. The Company's recommendations focus on creating additional TLDs as well as on the future administration and technical operation of the Internet. Other groups or entities may also make other proposals concerning these and other issues. Implementation of competing registries, additional TLDs, the sharing of the Company's TLDs or other recommendations or proposals of these groups could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Internet Governance and Regulation" and "Business -- Relationship with the NSF; Recent Developments in the Internet Community."

     Uncertainty of Internet Governance and Regulation. The Internet historically has been loosely administered by a number of government agencies which were involved in the creation of its infrastructure, initially the Department of Defense's Advanced Research Projects Agency ("ARPA") and, more recently, the NSF. No single organization or entity (including the NSF) currently has formal authority over all aspects of the Internet and it currently operates under a system of mutual cooperation. Since the original role of the Internet was to link computers at governmental and academic institutions to facilitate communication and research, the Internet was historically administered by entities which were involved in sponsoring research rather than by any of the traditional federal or state regulatory agencies. With the commercialization and internationalization of the Internet, the role of these entities in Internet administration has become less clear and private parties have begun to assume a larger role in the enhancement and maintenance of the Internet's infrastructure. This lack of regulation and the legal uncertainties arising from it poses risks to the Company and to the commercial Internet industry in general. As described above, it is unclear which organization or entity, if any, will govern the authorization for the registration of domain names in the future. The lack of an appropriate organization or entity to govern the authorization for the registration of domain names could have a material adverse effect on the Company's business, financial condition and results of operations.

     The effective operation of the Internet is dependent on the continued mutual cooperation and consensus among an increasing number of entities, many of which have widely divergent interests. For example, the IP addresses allocated by Internet service providers ("ISPs") to their customers are originally allocated by the Internet Assigned Numbers Authority (the "IANA"). Thus, the effective operation of the Internet is dependent on such continued allocation of IP addresses by IANA. Continuing to achieve consensus may become difficult or impossible and may become extremely time-consuming and costly. Achieving consensus may be made more difficult because of the lack of leadership by any one entity. This lack of regulation also creates great uncertainty as to the legality of any action, making business planning and operations difficult. Conversely, the lack of regulation could theoretically result in individuals and entities taking harmful or disruptive actions with respect to the Internet with impunity. There is a risk that a failure to achieve consensus among the various groups which are now informally administering the Internet could result in the disruption of Internet operations, the inability of any user to communicate with another user or otherwise utilize the

Internet or the delay of infrastructure improvements necessary to the maintenance and expansion of the Internet.

     Any disruption to the administration, effective operation or maintenance and expansion of the Internet, in general, or the domain name registration system in particular, would have a material adverse effect on the Company's business, financial condition and results of operation. See "-- Uncertain Status of the Cooperative Agreement," "-- Recommendations and Proposals to Increase Competition in Registration Services" and "Business -- Relationship with the NSF; Recent Developments in the Internet Community."

     The current lack of any centralized Internet management could also cause the U.S. federal or other governments to intervene with uncertain results. The U.S. government has formed an interagency task force ("ITF") consisting of various federal agencies to study the issues surrounding domain name registration and governance of the Internet. The ITF is expected to solicit broad public input to these and other issues. This process is expected to be completed in early 1998. On July 1, 1997, the National Telecommunications Information Administration of the Department of Commerce ("the NTIA") published a request for comments on the registration and administration of Internet domain names. This request appeared in the form of a notice of inquiry (the "NOI") in the U.S. Federal Register with August 18, 1997 as the closing date for receipt of comments. The NOI requested specific input in five broad areas: general principles, general/organizational framework issues, creation of new TLDs, policy issues for new registrars and trademark dispute issues. The Company has submitted a response to the NOI request which includes a recommendation, among others, that an international public advisory group with U.S. government sponsorship be established to manage the Internet, including the domain name system, and that the U.S. government sponsorship of this international public advisory group continue through a transition period until a suitable international sponsor is selected. The NTIA is expected to issue a report on the results of this NOI and to recommend a future course of action prior to June 1998 for the role of the U.S. government in Internet domain name registration. The ITF or NTIA processes or any other government-sponsored process could result in policies which may not be favorable to the Company or consistent with the Company's current or future plans. The outcome of these activities, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In the United States, apart from its obligations under the Cooperative Agreement, the Company is not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment could result in the Company being subject to direct regulation by the Federal Communications Commission (the "FCC") or other U.S. regulatory agencies. For example, the Company is aware of certain industry requests to the FCC to review the impact of Internet usage on the U.S. telecommunications service providers, in particular, the generally lower cost structure for data transmission versus voice. In addition, as Internet usage becomes more widespread internationally, there is an increased likelihood of international regulation. The Company cannot predict whether or to what extent any such new regulation will occur; however, such regulation could have a material adverse effect on the Company's business, financial condition and results of operations.

     Additionally, the applicability to the Company of existing laws governing issues such as intellectual property ownership is uncertain. Courts have indicated that, under certain circumstances, ISPs could be held responsible for the failure to prevent the distribution of material that infringes on others' copyrights and other intellectual property. The future interpretation by the courts of the obligation of domain name registration providers to prevent trademark infringement and other legal issues is uncertain. See "-- Litigation; Antitrust Investigation" and "Business -- Litigation; Antitrust Investigation."

     Costs incurred or decisions rendered as a result of government actions, including enactment of new laws or adoption of new regulations, investigations or lawsuits relating to any of the foregoing, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Uncertainty of Internet Governance and Regulation."

     Reliance on Third Parties. Reliable communications over the Internet are dependent upon Internet root servers, which serve as the equivalent of master "white pages" of the Internet. Currently, there are 13 root servers, ten of which are located in the United States, two of which are located in Europe and one of which is located in Asia. Nine of the root servers currently are populated with the domain names registered by the Company, while these nine and the other four also contain information with respect to other TLDs, including country TLDs. When communication with a particular host within a domain name is required and the IP address of that host is not known locally, the root servers make that information available or "point" to a direct or indirect source of the information. Multiple root servers are required for purposes of load balancing and redundancy.

     The location and control of these root servers has been determined by consensus of various members of the Internet community. The Company controls only one of these root servers and currently temporarily administers another root server. The other eleven root servers are maintained and controlled by independent operators on a volunteer basis. These volunteer operators may at any time, for any reason, fail to properly maintain such servers or abandon such servers. The occurrence of any such events would have a material adverse effect on the Company's business, financial condition and results of operations.

     Further, as no single organization or entity currently has formal authority over all aspects of the Internet, no organization or entity (including the Company) has the legal authority to direct where the root servers are to be pointed. However, the operators of the root servers have historically taken guidance from the IANA. It is possible that IANA could direct the root servers not to accept information updates from the Company or that the operators of the root servers could choose to no longer carry the Company's information. In the event that the root servers were changed to exclude the information maintained by the Company, all new domain names registered by the Company since the last update of the data in the TLDs for which the Company acts as the registrar would no longer be accessible by other users of the Internet. If some, but not all, of the root servers were changed to exclude the Company's data, the multiple root servers would contain inconsistent information. The failure by any or all of the root servers to include or provide accessibility to the Company's data would materially and adversely affect the Internet and the Company's business, financial condition and results of operations.

     The Company's success and ability to compete are also dependent upon the relationships between the Company and ISPs worldwide. Thus, if ISPs were to elect not to route Internet communications to or from domain names registered by the Company or if enough ISPs were to elect to provide routing to a set of accepted root servers which did not point to the Company's TLD servers, the Company's business, financial condition and results of operations would be materially and adversely affected.

     Litigation; Antitrust Investigation. As of July 31, 1997, the Company had received approximately 2,700 written objections to the registration and use of certain domain names. Of these, approximately 1,400 were disputes in which the Company's domain name dispute policy was involved. As of July 31, 1997, the Company had been named as a defendant in 36 lawsuits. As of such date, the Company had been dismissed as a party from 25 of the 36 lawsuits and no damages have been awarded against the Company to any plaintiff. The lawsuits have generally involved domain name disputes between trademark owners and domain name holders. The Company's domain name dispute policy seeks to take a neutral position regarding these competing claims and is designed to address claims that a domain name registered by the Company infringes a third party's federal trademark. The Company is drawn into such disputes, in part, as a result of claims by trademark owners that the Company is legally required, upon request by a trademark owner, to terminate the right the Company granted to an alleged trademark infringer to register the domain name in question. Further, trademark owners have also alleged that the Company should be required to monitor future domain name registrations and reject registrations of domain names which are identical or similar to their federally registered trademark. The holders of the domain name registrations in dispute have, in turn, questioned the Company's right, absent a court order, to take any action which suspends their registration or use of the domain names in question. Such litigation has resulted in, and any future litigation can be expected to result in, substantial legal and other expenses to the Company and a diversion of the efforts of the Company's personnel.

     On June 27, 1997, SAIC received a Civil Investigative Demand ("CID") from the U.S. Department of Justice ("DOJ") issued in connection with an investigation to determine whether there is, has been, or may be a violation of antitrust laws under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and the Company relating to their Internet registration business. Neither SAIC nor the Company is aware of the scope or nature of the investigation. The Company cannot reasonably estimate the potential impact of the investigation nor can it predict whether a civil action will ultimately be filed by the DOJ or by private litigants as a result of the DOJ investigation or, if filed, what such action would entail. The Company is unable to predict the form of relief that might be sought in such an action or that might be awarded by a court or imposed as a result of any settlement between the Company and the DOJ or private litigants. Any such relief could have a material adverse effect on the Company's business, financial condition and results of operations.

     On March 20, 1997, PG Media, Inc., a New York-based corporation ("PG Media"), filed a lawsuit against the Company in the United States District Court, Southern District of New York alleging that the Company had restricted access to the Internet by not adding TLDs in violation of the Sherman Act. In its complaint, PG Media has, in addition to requesting damages, asked that the Company be ordered to amend the root zone configuration file so that the file includes reference to PG Media's TLDs and nameservers. The Company has answered the complaint, but no motions are pending. In addition, the Company recently received written direction from the NSF not to take any action to create additional TLDs or to add any new TLDs to the Internet root servers until further guidance is provided by the NSF. The Company believes that it has meritorious defenses and intends to vigorously defend itself against the claims made by PG Media. While the Company cannot reasonably estimate the potential impact of such claims, a successful claim under the plaintiff's theory could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company will not be involved in additional litigation, investigations or other proceedings in the future, including proceedings challenging the Company's authority to continue in its role as a registrar or to charge fees for its domain name registration services. Any such proceedings, with or without merit, could be costly and time-consuming to defend and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- Litigation; Antitrust Investigation."

     System Interruption and Security Risks. The Company's operations are dependent upon its ability to maintain its computer and telecommunications equipment in effective working order and to reasonably protect its systems against interruption from fire, natural disaster, sabotage, power loss, telecommunication failure, human error or similar events. The vast majority of the Company's computer and telecommunications equipment is located in a single facility. Although the Company is in the process of establishing back-up facilities at another site, this measure, when implemented, will not eliminate the significant risk to the Company's operations from a natural disaster or system failure at its principal site. Despite the implementation of security measures and standard operating procedures, the Company's infrastructure may also be vulnerable to computer viruses, hackers, human error or similar disruptive problems caused by its employees, customers or other Internet users. Computer break-ins and other disruptions may jeopardize the security of information stored in and transmitted through the computer systems of the Company and may deter potential customers from utilizing the Company's services. In addition, growth of the Company's customer base may put strain on the capacity of its computers and telecommunications systems and the Company's inability to sufficiently maintain or upgrade its systems could lead to degradation in performance or system failure. Any damage, failure or delay that causes significant interruptions in the Company's systems would have a material adverse effect on the Company's business, financial condition and results of operations.

     On July 17, 1997, during a routine update of the root server domain name files, the Company inadvertently released corrupted database files for the .com and .net TLDs, causing disruption throughout the Internet. The original problem, which was caused by a database error, was compounded when the normal quality control mechanisms used to validate the .com and .net TLD files were incorrectly overridden by Company personnel and the corrupted files were released. As a result, certain Internet users were unable to access certain websites. The database error was subsequently fixed and the corrected files were regenerated and re-released by the Company within four hours, although the length of time during which certain Internet users experienced disruption in accessing the Internet varied.

     The Company has taken several steps to avoid any future occurrences of this or similar problems, including, but not limited to, adding software code to make it more difficult to transmit a problematic file and additional quality checks by a senior level person prior to each file transmission. There can be no assurance, however, that the Company's standard operating procedure or the additional measures recently implemented by the Company will prevent or mitigate a similar occurrence in the future.

     Separately, in July 1997, an entity which offers competing registration services using other TLDs exploited a security vulnerability in a third-party Internet software to temporarily redirect traffic intended for the Company's website. The Company is working with CERT (Computer Emergency Response Team) from Carnegie Mellon University to address this problem.

     If any of these or similar problems should recur or occur in the future, it could result in, among other things, damage to the Company's reputation and credibility, increased intervention by government regulators or reduced customer confidence, which could in turn materially and adversely affect the Company's business, financial condition and results of operations.

     Competition in Intranet Services and Internet-Enabling
Businesses. Companies with Internet expertise are current or potential competitors to the Company's Intranet services business. Such companies include systems integrators and consulting firms, such as Andersen Consulting, IBM Global Services and International Network Services. The Company also competes with certain companies that have developed products that automate the management of Internet Protocol ("IP") addresses and name maps throughout enterprise-wide Intranets and with companies with internally-developed systems integration efforts. An IP address allows a router, a computer which connects networks together, to determine the network to which the router should send the data it receives. A number of these competitors and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the Company. There can be no assurance that the Company will be able to successfully compete in the Intranet services area. Failure by the Company to compete successfully in the Intranet services area could have a material adverse effect on the Company's business, financial condition and results of operations.

     In developing and distributing future products and services for the Internet-enabling services markets, the Company faces intense competition and expects to have multiple competitors for each of the products or services, if any, which it develops or sells. Many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the Company. Furthermore, the industry in which the Company intends to compete is characterized by rapid changes and frequent product and service introductions. To the extent a competitor introduces a competitive product or service prior to the introduction of the same or similar product or service by the Company, market acceptance of the competitor's product or service may adversely affect the Company's competitive position. See
"Business -- Competition."

     Uncollectible Receivables; Modifications to Billing Practices. The Company was reimbursed by the NSF for providing domain name registration services prior to September 14, 1995, at which time the Company began charging its customers fees for new domain name registrations pursuant to an amendment to the Cooperative Agreement. Currently, the Company invoices customers and permits them to pay the subscription fee after the domain name is registered. The Company believes it has experienced a high level of uncollectible receivables due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of reselling such names at a profit. The Company's experience has been that such resellers have a greater tendency than other customers to default on their subscription fees. Management has established a provision for uncollectible accounts which it believes to be adequate to cover anticipated uncollectible receivables; however, actual results could differ from management's estimate and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 3 of Notes to Financial Statements.

     The Company continually reviews its billing practices for modification to respond to market conditions and to implement operational improvements. Any such modification could have unanticipated consequences which could result in a material adverse effect on the Company's business, financial condition and results of operations.

     Limited Service Offerings to Date; Reliance on Domain Name Registration Services and Intranet Services for Substantially All Revenue. The Company's domain name registration services and Intranet services businesses have in the past generated substantially all of the Company's revenue from continuing operations and are expected to continue to account for substantially all of the Company's revenue from continuing operations in the near term. The Company's future success will be highly dependent upon the continued increase in domain name registrations with the Company, renewal rates of its customers, the ability of the Company to maintain its current position both as a registrar of domain names and as the leading registrar of domain names within the .com TLD and the successful development, introduction and market acceptance of new services that address the demands of Internet users. Although the Company has experienced revenue growth in recent periods, such growth may not be sustainable and may not be indicative of future operating results. There can be no assurance that the Company will be able to successfully retain its current position in providing domain name registration services or develop or market additional services. Failure to do so would materially and adversely affect the Company's business, financial condition and results of operations.

     The Company's future success will also be dependent on its ability to maintain and expand its Intranet services business. NationsBanc Services, Inc. ("NationsBanc"), the Company's largest Intranet services customer, accounted for 41.3% of the Company's Intranet services net revenue and 7.8% of the Company's total net revenue from continuing operations for the six months ended June 30, 1997. NationsBanc originally contracted with the Company in 1993 to provide ongoing analysis, design, implementation and support engineering for its enterprise network. The Company currently provides network design and engineering services as well as a variety of project specific services for NationsBanc. The Company's current contract with NationsBanc is a three-year contract which commenced January 1, 1997 and is a requirements contract under which the Company's services are ordered by task orders issued by NationsBanc. The NationsBanc contract may be terminated by NationsBanc at any time upon 30-days' prior written notice to the Company. During the first quarter of 1997, task orders for a number of services the Company had historically performed for NationsBanc were not renewed. The Company believes that this reflects NationsBanc's focus on increasing its internal information technology staff as well as its continued efforts to integrate information technology staff from recent acquisitions. The Company believes NationsBanc will continue to be a significant customer for its Intranet services group but less so than in previous years, both in terms of dollars and as a percentage of the Company's total net revenue. There can be no assurance that the Company will obtain any additional task orders under the NationsBanc contract or maintain or be able to expand its Intranet services business. Failure to do so would materially and adversely affect the Company's business, financial condition and results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Technological Change and Additional Technology, Products and Services. The development of RWhois, a Company-developed, standard open protocol, and the associated technology, allows remote registration by others. The Company's efforts to standardize and proliferate RWhois as the registration standard may result in a material adverse effect on the Company's future competitive position by enabling others to establish registries more easily. RWhois is also the protocol that the Company may utilize for any global directory services which the Company might offer. The successful introduction of such directory services may blur the distinction between directory services and domain name registration. Should this or another global directory service become widely proliferated, domain name registration may be subsumed into such a service. In that case, should the Company fail to secure a leadership position in providing such a global directory service or establish a system for charging for such service, the Company's business, financial condition and results of operations would be materially and adversely affected. See "Business -- NSI Services -- Registration Services" and "-- Other Products and Services Development."

     The Company's future financial success will be highly dependent upon its ability to develop and commercialize in a timely manner new technology, products and services that can be offered in conjunction with the Company's current domain name registration and Intranet services and that can meet the changing requirements of its current and future customers. The market for such technology, products and services is characterized by rapidly changing technology, evolving industry standards and frequent introductions of new Intranet and Internet-related products and services. Generally, the successful development and commercialization of new technology, products and services involves many risks, including the identification of new Intranet and Internet-related product and service opportunities, the successful completion of the development process, and the identification, retention and hiring of appropriate research, development and technical personnel. There can be no assurance that the Company can successfully identify new products and service opportunities and develop and bring to market in a timely manner new technologies, products or services, or that technologies, products or services developed by others will not render those of the Company noncompetitive or obsolete. Failure by the Company to develop new technologies, products or services and bring them to market in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations.

     Dependence on Future Growth of the Internet and Internet
Infrastructure. The Company's future success is substantially dependent upon continued growth in the use of the Internet. Rapid growth in the use of and interest in the Internet is a relatively recent phenomenon and there can be no assurance that use of the Internet will continue to grow at its current pace. Even if the Internet continues to experience significant growth in the number of users and level of use, there can be no assurance that the Internet infrastructure will continue to be able to support the demands placed upon it by such growth. The Company's success and the viability of the Internet as an information medium and commercial marketplace will depend in large part upon the development of a robust infrastructure for providing Internet access and carrying Internet traffic. Failure to develop a reliable network system, or timely development of complementary products, such as high speed modems, could have a material adverse effect on the Company's business, financial condition and results of operations. In addition, the Internet could lose its viability due to delays in the development or adoption of new standards and protocols required to handle increased levels of Internet activity or due to increased government regulation. The lack of Internet governance or the future imposition of restrictive governance or regulation could adversely affect the growth of the use of the Internet and have a material adverse effect on the Company's business, financial condition and results of operations. Because global commerce and on-line exchange of information on the Internet are new and evolving, it is difficult to predict with any assurance that the infrastructure or complementary products will be developed, or, if developed, that the Internet will become a viable information medium or commercial marketplace. If the use of the Internet does not continue to grow, if the necessary infrastructure or complementary products are not developed or do not effectively support growth that may occur, or if the Internet does not become a viable information medium or commercial marketplace, the Company's business, financial condition and results of operations would be materially and adversely affected. See "-- System Interruption and Security Risks" and "Business -- Industry Background."

     Intellectual Property Rights. The Company's principal intellectual property consists of, and its success is dependent upon, the Company's proprietary software utilized in its registration services business and certain methodologies and technical expertise it utilizes in both the design and planned implementation of its current and future registration service and proposed Internet-enabling services businesses. Some of the software and protocols used by the Company in its registration service and proposed Internet-enabling services businesses are in the public domain or are otherwise available to the Company's competitors. In addition, in-depth technical knowledge and unique processes are critical to the Company's Intranet services business, in which a full range of consulting and systems integration services are offered in order to transition organizations from private, legacy networks to more scalable and efficient Intranets. The Company has no patents or registered copyrights but has several trademarks and service marks, including the Company's logo.

     The Company has compiled a database of information relating to customers in its registration business. While a portion of this database is available to the public, the Company believes that it has certain ownership rights in this database and is seeking to protect such rights. If it were determined that the Company does not have ownership rights in this database or if the Company is unable to protect such rights in this database or is required to share the database with its potential competitors, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies upon a combination of nondisclosure and other contractual arrangements with its employees and third parties and trade secret laws to protect its proprietary rights and limit the distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use of its proprietary information and take appropriate steps to enforce its intellectual property rights. Furthermore, even if these steps are successful, there can be no assurance that others will not develop technologies that are similar or superior to the Company's proprietary technology. Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. Failure by the Company to adequately protect its proprietary rights or litigation relating to intellectual property rights could have a material adverse effect on the Company's business, financial condition and results of operations. See
"Business -- Intellectual Property Rights."

     Potential Fluctuations in Quarterly Results. The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, many of which are beyond the Company's control. Such factors may include, but are not limited to, termination of the Cooperative Agreement or the award of the Cooperative Agreement to another entity, the introduction of additional competing registrars or TLDs, variations in the number of requests for domain name registrations or demand for the Company's services, introduction or enhancements of services by the Company or its competitors, market acceptance of new service offerings, increased competition, costs associated with providing domain name registration services, litigation costs, patterns of growth in the use of and interest in the Internet and general economic conditions. The Company is continuing to increase its operating expenses for personnel, facilities and new services development and, if its revenues do not correspondingly increase, the Company's business, financial condition and results of operations would be materially and adversely affected.

     Since professional services revenue for Intranet services is recognized by the Company only when network systems engineers are engaged on client projects, the relative utilization of network systems engineers directly affects the Company's operating results. In addition, a majority of the Company's Intranet services operating expenses, particularly personnel and related costs, depreciation and rent, are substantially fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Termination or completion of contracts in the Company's Intranet services business or failure to obtain additional contracts in its Intranet services business could have a material adverse effect on the Company's business, financial condition and results of operation. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Management of Growth; Dependence on Key Personnel. The Company has recently experienced growth in the number of its employees and in the scope of its operating and financial systems. This growth has resulted in an increase in responsibilities for both existing and new management personnel. In addition, the Company is currently seeking additional key marketing and business development personnel. The Company's ability to manage growth effectively will require it to successfully integrate its management team, continue to implement and improve its operational, financial and management information systems and to train, motivate, manage and retain its employees. There can be no assurance that the Company will be able to manage its expansion effectively and a failure to do so could have a material adverse effect on the Company's business, financial condition and results of operations.

     The rapid growth of the Company's domain name registration business during 1995 and 1996 significantly exceeded the Company's back office capabilities and control infrastructure. As a result, the Company was unable to keep current in the processing, billing, collection, reconciliation and other administrative and financial functions relating to the domain name registration business. In late 1996, the Company entered into outsourcing arrangements with third parties, which, in conjunction with new invoicing procedures implemented in 1997, enabled the Company to become current in these functions. There can be no assurance that such outsourcing arrangements and procedural changes will continue to be successful in addressing the current or future needs of the Company's domain name registration business or that the Company will remain current on the various administrative and financial functions relating to the domain name registration business. In addition, growth of the Company's customer base may strain the capacity of its computers and telecommunications systems, and the Company's inability to sufficiently maintain or upgrade its systems could lead to degradation in performance or system failure.

     The Company's future success depends in part on the continued service of its key engineering, sales, marketing, executive and administrative personnel, and its ability to identify, hire and retain additional personnel. In addition, the future success of the Company's Intranet services will depend in large part on its ability to hire, train and retain network systems engineers who have expertise in a wide array of network and computer systems and a broad understanding of the industries the Company serves. An inability of the Company to identify, hire, train and retain a sufficient number of qualified network systems engineers could impair the Company's ability to adequately manage and complete its existing projects or to obtain new projects, which, in turn, could have a material adverse effect on the Company's business, financial condition and results of operations and could impair the Company's expansion of its business. Competition for engineering, sales, marketing and executive personnel is intense and there can be no assurance that the Company can retain existing personnel or identify, hire or retain additional qualified personnel. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     Absence of Sales and Marketing Experience; Evolving Distribution
Channels. The Company has limited experience in marketing and selling its services under its current subscription-based pricing model. The Company's ability to achieve revenue growth in the future will depend in large part on its ability to establish a sales and marketing organization. There can be no assurance that the Company will be able to identify, attract and retain experienced sales and marketing personnel with relevant experience, that the cost of such personnel will not exceed the revenue generated or that the Company's sales and marketing organization will be able to successfully compete against the significantly more extensive and well-funded sales and marketing operations of the Company's current or potential competitors.

     In addition to establishing its direct sales channels, the Company's distribution strategy is to develop multiple distribution channels. Accordingly, the Company's ability to achieve revenue growth in the future will also depend in large part on establishing and maintaining relationships with Internet access providers and other third parties and on effectively using the Internet as a medium of distribution. There can be no assurance that the Company will be able to successfully establish its sales and marketing organization, develop third party distribution channels, develop its own capabilities to distribute services using the Internet or that any such expansion will result in an increase in revenue. Any failure by the Company to establish its sales and marketing organization, expand its distribution channels or use the Internet as a medium of distribution could materially and adversely affect the Company's business, financial condition and results of operations.

     Control by SAIC. Upon completion of this offering, SAIC will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full) and approximately 98.2% of the combined voting power of the Company's outstanding Common Stock (approximately 97.9% if the Underwriters' over-allotment option is exercised in full). As a result, SAIC will be able to effectively control all matters requiring approval by the stockholders of the Company, including the election of members of the Company's Board of Directors, changing the size and composition of the Board of Directors and preventing a change in control of the Company. The Class B Common Stock is convertible into Class A Common Stock, subject to certain limitations set forth in the Company's Second Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation"). See "Description of Capital Stock." SAIC has no agreement with the Company not to sell or distribute its shares of the Company's Common Stock and, except for the restrictions in the Underwriting Agreement set forth below, there can be no assurance that SAIC will maintain its ownership of the Company's Class B Common Stock. Pursuant to the Underwriting Agreement, SAIC has agreed, subject to certain exceptions, not to sell or otherwise dispose of, directly or indirectly, any shares of Common Stock owned by it for a period of 180 days after the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC.

     The Internal Revenue Code of 1986, as amended (the "Code"), requires beneficial ownership by SAIC of at least 80% of the total voting power and value of the outstanding Common Stock of the Company in order to include the Company in its consolidated group for federal income tax purposes. In addition, SAIC must beneficially own at least 80% of the total voting power and 80% of each class of nonvoting capital stock of the Company in order to be able to effect a tax-free spin-off of the Company under the Code. Because SAIC may seek to maintain its beneficial ownership percentage of the Company for tax planning purposes or otherwise and may not desire to acquire additional shares of Common Stock in connection with a future issuance of shares by the Company, the Company may be constrained in its ability to raise equity capital in the future or to issue Common Stock or other equity securities in connection with acquisitions. See "Relationship with SAIC and Certain Transactions."

     Intercompany Agreements Not Subject to Arm's-Length Negotiations; Reliance on SAIC for Certain Corporate Services. Since its acquisition by SAIC, the Company has not been operated independently of SAIC. Prior to the completion of the offering, SAIC and the Company will enter into certain intercompany agreements, including an agreement pursuant to which SAIC will provide various corporate services to the Company that may be material to the conduct of the Company's business (the "Corporate Services Agreement"). These services include certain routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services as well as corporate planning, government relations and corporate quality assurance services as described in the Corporate Services Agreement. Subsequent to the acquisition of the Company by SAIC, the Company's Statements of Operations include revenue and costs directly attributable to the Company, as well as certain allocations from SAIC of indirect costs associated with such services and shared systems. Such allocations include allocations of: (i) costs for administrative functions and services performed on behalf of the Company by centralized staff groups within SAIC; (ii) SAIC's general corporate expenses;
(iii) other benefit costs, including, but not limited to, health insurance, disability and retirement costs; and (iv) cost of capital (through December 31, 1996). Through August 9, 1996, such allocations (excluding cost of capital) were generally based on the proportionate labor costs of the Company to the rest of SAIC and were included in selling, general and administrative expenses and cost of revenue, respectively. Effective August 10, 1996, SAIC stopped allocating costs based upon pro rata labor and began assessing the Company for corporate services provided by SAIC at a fee equal to 2.5% of net revenue, with such percentage to be re-evaluated by both parties on an annual basis. This fee is included in its entirety in selling, general and administrative expenses. With respect to matters covered by the Corporate Services Agreement, the relationship between SAIC and the Company is intended to continue in a manner generally consistent with past practices. Because the Company is currently a wholly-owned subsidiary of SAIC, none of the intercompany agreements will result from arm's-length negotiations. These agreements may include terms and conditions that may be more or less favorable to the Company than terms contained in similar agreements negotiated with third parties. After SAIC's ownership of the Company's Common Stock drops below 50% of the Company's issued and outstanding Common Stock, the Corporate Services Agreement will be terminable by either party upon 180 days' prior written notice. Certain individual services are also terminable by either party upon 180 days' prior written notice, regardless of SAIC's stock holdings. In the event that SAIC elects to terminate the Corporate Services Agreement, there can be no assurance that the Company would be able to secure alternative sources for such services within 180 days or that such services could be obtained for costs comparable to costs to be charged by SAIC. See "Relationship with SAIC and Certain Transactions."

     Control of Tax Matters; Tax and ERISA Liability. By virtue of its controlling ownership and the terms of a tax sharing agreement (the "Tax Sharing Agreement") to be entered into between the Company and SAIC, SAIC will effectively control all of the Company's tax decisions. Under the Tax Sharing Agreement, SAIC will have sole authority to respond to and conduct all tax proceedings (including tax audits) relating to the Company, to file federal, state and local returns on behalf of the Company and to calculate the amount of the Company's liability to SAIC under the Tax Sharing Agreement. Further, pursuant to the terms of the Tax Sharing Agreement, upon deconsolidation, the Company's ability to recognize a benefit for tax losses it incurs is subject to SAIC's approval. SAIC may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to SAIC and detrimental to the Company.

     Each member of a consolidated group for federal income tax purposes is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. In addition, under the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and federal income tax law, each member of the controlled group is jointly and severally liable for funding and termination liabilities of tax qualified defined benefit retirement plans as well as certain plan taxes. Accordingly, during the period in which the Company is included in SAIC's consolidated or controlled group, the Company could be liable if such liability or tax is incurred, and not discharged, by any other member of SAIC's consolidated or controlled group. See "Relationship with SAIC and Certain Transactions -- Tax Sharing Agreement."

     Potential Conflicts of Interest. Various conflicts of interest between the Company and SAIC could arise following the completion of this offering, and persons serving as directors, officers and employees of both the Company and SAIC may have conflicting duties to each. Currently, Michael A. Daniels, the Company's Chairman of the Board, also serves as a Sector Vice President and Sector Manager of SAIC, Donald N. Telage, the Company's Senior Vice President, Internet Relations and Special Programs and one of the Company's directors, also serves as a Group Senior Vice President of SAIC, Robert J. Korzeniewski, the Company's Chief Financial Officer, also serves as a Corporate Vice President for Administration of SAIC, Raymond S. Corson, the Company's Senior Vice President, Business Development, also serves as a Vice President of SAIC, A. Scott Williamson, the Company's Vice President, Engineering, also serves as a Vice President of SAIC and Russell L. Helbert, the Company's Controller, also serves as an Assistant Vice President for Administration of SAIC. Further, J. Robert Beyster, a director of the Company, is also the Chief Executive Officer and Chairman of the Board of SAIC, John E. Glancy, a director of the Company, is also a Corporate Executive Vice President and a director of SAIC and William A. Roper, Jr., a director of the Company, is also Senior Vice President and Chief

Financial Officer of SAIC. It is currently contemplated that, upon completion of the offering, all of the Company's executive officers who currently also hold positions with SAIC (other than Donald N. Telage) will resign from their respective positions with SAIC. Ownership interests of directors or officers of the Company in the common stock of SAIC could also create or appear to create potential conflicts of interest when directors and officers are faced with decisions that could have different implications for the Company and SAIC. In addition, for financial reporting purposes, the Company's financial results will be included in SAIC's consolidated financial statements. The members of the Board of Directors of the Company and executive officers of the Company who are affiliated with SAIC will consider not only the short-term and long-term impact of financial and operating decisions on the Company, but also the impact of such decisions on SAIC's consolidated financial results. In some instances, the impact of such decisions could be disadvantageous to the Company while advantageous to SAIC.

     Certain Charter Provisions and Limitations on Liability. The Company's Certificate of Incorporation includes provisions relating to competition by SAIC with the Company, allocations of corporate opportunities, transactions with interested parties and intercompany agreements and provisions limiting the liability of certain persons. See "Description of Capital Stock -- Certain Certificate of Incorporation and Bylaw Provisions." The enforceability under Delaware corporate law of such provisions which eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included has not been established and thus counsel to the Company is not able to render an opinion regarding the enforceability of such provisions. The Company's Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of capital stock of the Company, including the Underwriters, shall be deemed to have consented to the provisions in the Certificate of Incorporation relating to competition by SAIC with the Company, conflicts of interest, corporate opportunities and intercompany agreements, and such consent may restrict such person's ability to challenge transactions carried out in compliance with such provisions. The Company intends to disclose the existence of such provisions in its Annual Reports on Form 10-K as well as in certain other filings with the Securities and Exchange Commission (the "Commission"). The corporate charter of SAIC does not include comparable provisions and, as a result, persons who are directors and/or officers of the Company and who are also directors and/or officers of SAIC may choose to take action in reliance on such provisions rather than act in a manner that might be favorable to the Company but adverse to SAIC. See "Description of Capital
Stock -- Certain Certificate of Incorporation and Bylaw Provisions."

     Under the Company's Certificate of Incorporation, the personal monetary liability of the directors of the Company for breach of their fiduciary duty of care, including actions involving gross negligence, is eliminated to the fullest extent permitted under Delaware law. See "Description of Capital Stock -- Certain Certificate of Incorporation and Bylaw Provisions."

     International Operations. The Company anticipates that revenue from sources outside the U.S. may increase in the future. As a result, the Company will increasingly be subject to the risks of conducting business internationally, including unexpected changes in regulatory requirements, fluctuations in the U.S. dollar, tariffs and other barriers and restrictions and the burdens of complying with a variety of foreign laws. In addition, the Company will increasingly be subject to general geo-political risks, such as political and economic instability and changes in diplomatic and trade relationships, in connection with its international operations. There can be no assurance that such regulatory, geo-political and other factors will not adversely impact the Company's operations in the future or require the Company to modify its business practice. In addition, the laws of certain foreign countries may not protect the Company's proprietary rights to the same extent as do the laws of the United States.

     Shares Eligible for Future Sale. Sales of substantial amounts of Class A Common Stock in the public market, whether by purchasers in the offering or other stockholders of the Company, or the perception that such sales could occur, may materially and adversely affect the market price of the Class A Common Stock.

     Upon completion of the offering, SAIC will own 100% of the Company's outstanding Class B Common Stock, which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full). A decision by SAIC to sell such shares could materially and adversely affect the market price of the Class A Common Stock. The Company and SAIC have entered into a registration rights agreement (the "Registration Rights Agreement") which requires the Company to effect a registration statement covering some or all of the shares of Class A Common Stock to be owned by SAIC upon conversion of the Class B Common Stock owned by SAIC and any other shares of Class A Common Stock otherwise acquired by SAIC, subject to certain terms and conditions. The Company has agreed to indemnify SAIC in connection with any such registration. The Company intends to register a total of 2,556,250 shares of Class A Common Stock reserved for issuance under its 1996 Stock Incentive Plan as soon as practicable following the date of this Prospectus. See "Relationship with SAIC and Certain Transactions -- Registration Rights Agreement," "Shares Eligible for Future Sale" and "Description of Capital Stock."

     In certain circumstances, including without limitation, a public offering or distribution of Class B Common Stock by SAIC, the Class B Common Stock would trade separately from the Class A Common Stock in the public market. Separate trading of the Class B Common Stock in the public market, or the perception that such trading could occur, may materially and adversely affect the market price of the Class A Common Stock.

     Upon completion of the offering, the shares of Class A Common Stock offered hereby will be freely tradable without restriction or further registration under the Securities Act by persons other than executive officers and directors of SAIC or the Company (the "Restricted Persons"). The shares of Common Stock which are held by SAIC and certain Restricted Persons are subject to a "lock-up" agreement under which SAIC and such Restricted Persons have agreed, subject to certain exceptions, not to offer, sell, contract to sell or otherwise dispose of any shares of Common Stock without the prior written consent of Hambrecht & Quist LLC, for a period of 180 days after the date of this Prospectus. Following such period, SAIC and any such Restricted Person who is an affiliate of the Company may sell such shares only pursuant to the requirements of Rule 144 under the Securities Act of 1933, as amended (the "Securities Act") or pursuant to an effective registration statement under the Securities Act. The Securities and Exchange Commission has recently enacted revisions to Rule 144 which shortened the holding periods under Rule 144 from two years to one year and under Rule 144(k) from three years to two years. See "Shares Eligible for Future Sale" and "Underwriting."

     Lack of Prior Public Market and Possible Volatility of Stock Price. Prior to this offering, there has been no public market for the Company's Class A Common Stock and there can be no assurance that an active trading market will develop or be sustained after this offering. The initial public offering price will be determined through negotiations among the Company and the representatives of the Underwriters based on several factors and may not be indicative of the market price of the Class A Common Stock after this offering. See "Underwriting." The market price of the shares of Class A Common Stock is likely to be highly volatile and may be significantly affected by factors such as actual or anticipated fluctuations in the Company's results of operations, announcements of technological innovations, changes in Internet governance, announcement of additional competing registrars or TLDs, introduction of new products or services by the Company or its competitors, developments with respect to patents, copyrights or proprietary rights, conditions and trends in the networking and other technology industries, changes in or failure by the Company to meet securities analysts' expectations, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the common stocks of technology companies. These broad market fluctuations may adversely affect the market price of the Company's Class A Common Stock. In the past, following periods of volatility in the market price of a particular company's securities, securities class action litigation has often been brought against that company. There can be no assurance that such litigation will not occur in the future with respect to the Company. Such litigation could result in substantial costs and a diversion of management's attention and resources, which could have a material adverse effect upon the Company's business, financial condition and results of operations.

     Dilution. Based upon the assumed initial public offering price per share of $15.00 (and assuming no exercise of the Underwriters' over-allotment option), the Company's net tangible book value per share of Common Stock as of June 30, 1997, after giving effect to the transactions set forth in "Capitalization," would have been $1.47. This represents an immediate increase in net tangible book value of $2.21 per share to the existing stockholder and an immediate dilution of $13.53 per share to purchasers of the Class A Common Stock in the offering. See "Dilution."

     Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation and Delaware Law. The holders of Class A Common Stock are entitled to one vote per share and holders of Class B Common Stock are entitled to ten votes per share. Holders of Class A Common Stock and Class B Common Stock generally vote together as a single class. The Class B Common Stock held by SAIC is convertible into Class A Common Stock under certain conditions set forth in the Company's Amended and Restated Certificate of Incorporation. See "Description of Capital Stock." Upon completion of this offering, the Company's Board of Directors will have the authority to issue up to 10,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights of such shares, without any further vote or action by the Company's stockholders. Such charter provisions could have the effect of delaying or preventing a change of control of the Company. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. Further, certain provisions of the Company's Certificate of Incorporation and of Delaware law could delay or make more difficult a merger, tender offer or proxy contest involving the Company. See "Description of Capital Stock -- Preferred Stock" and "-- Delaware Antitakeover Law and Certain Charter Provisions."

     Discretion as to Use of Proceeds. The Company intends to use the proceeds of this offering for payment of a $10,000,000 dividend to SAIC and for working capital and other general corporate purposes, including business development, marketing and promotional activities, continued development of enhancements or new services complementary to the Company's registration business and other uses as deemed appropriate by the Board of Directors. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by the Company's operations, the progress of the Company's product and services development activities and the market response to the introduction of any new products and services. In addition, the Company may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to the Company's current business, through mergers, acquisitions, joint ventures or otherwise. However, the Company has no specific agreements or commitments and is not currently engaged in any negotiations with respect to such transactions. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. See "Use of Proceeds."

                                USE OF PROCEEDS

     The net proceeds to the Company from the sale of the 2,300,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $15.00 per share are estimated to be $30,985,000 ($35,797,750 if the Underwriters' over-allotment option is exercised in full). The Company intends to use $10,000,000 of the proceeds of this offering to pay a dividend to SAIC and the remainder of the proceeds of this offering for working capital and other general corporate purposes, including business development, marketing and promotional activities, continued development of enhancements or new services complementary to the Company's registration business and other uses as deemed appropriate by the Board of Directors. The amounts and timing of these expenditures will vary significantly depending upon a number of factors, including the amount of cash generated by the Company's operations, the progress of the Company's product and services development activities and the market response to the introduction of any new products and services. In addition, the principal purposes of this offering include increasing the Company's equity capital, creating a public market for the Company's Class A Common Stock, providing liquidity for the Company's stockholders and facilitating future access by the Company to public equity markets.

     In addition, the Company may use a portion of the net proceeds of this offering to acquire or invest in businesses, products, services or technologies complementary to the Company's current business, through mergers, acquisitions, joint ventures or otherwise. However, the Company has no specific agreements or commitments and is not currently engaged in any negotiations with respect to such transactions. Accordingly, the Company's management will retain broad discretion as to the allocation of the net proceeds of this offering. Pending the uses described above, the Company intends to invest the net proceeds of this offering in short-term, interest-bearing investment grade securities.

                                DIVIDEND POLICY

     With the exception of a $10,000,000 dividend to be paid to SAIC upon consummation of the offering, to date, the Company has neither declared nor paid dividends on its Common Stock. Other than the dividend to be paid to SAIC, the Company currently intends to retain its earnings, if any, for future growth and does not anticipate paying any dividends in the foreseeable future. The Company's future dividend policy will be determined by its Board of Directors on the basis of various factors, including the Company's results of operations, financial condition, capital requirements and investment opportunities.

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1997: (i) on an actual basis, (ii) on a pro forma basis to give effect to the dividend to be paid to SAIC from the proceeds of this offering and (iii) as adjusted to give effect to the sale by the Company of the 2,300,000 shares of Class A Common Stock offered hereby at an assumed initial public offering price of $15.00 per share and the application of the remainder of the estimated net proceeds therefrom. This table should be read in conjunction with the Financial Statements of the Company and the Notes thereto included elsewhere in this Prospectus.

                                                                        JUNE 30, 1997
                                                           ---------------------------------------
                                                           ACTUAL     PRO FORMA(2)     AS ADJUSTED
                                                           ------     ------------     -----------
                                                           (IN THOUSANDS)
STOCKHOLDERS' EQUITY:
     Preferred Stock, $0.001 par value, 10,000,000 shares
       authorized; none issued and outstanding...........  $   --       $     --        $      --
     Class A Common Stock, $0.001 par value, 100,000,000
       shares authorized; none issued and outstanding,
       actual and pro forma; 2,300,000 issued and
       outstanding, as adjusted(1).......................      --             --                2
     Class B Common Stock, $0.001 par value, 40,000,000
       shares authorized; 12,500,000 issued and
       outstanding, actual and pro forma; 12,500,000
       issued and outstanding, as adjusted...............      12             12               12
     Additional paid-in capital..........................   4,468          4,468           35,451
     Accumulated deficit.................................  (1,787)       (11,787)         (11,787)
                                                           ------     ------------     -----------
          Total stockholders' equity.....................   2,693         (7,307)          23,678
                                                           ------     ------------     -----------
               Total capitalization......................  $2,693       $ (7,307)       $  23,678
                                                           ======     ===========       =========

------------------------------


(1) Excludes 2,556,250 shares of Class A Common Stock reserved for issuance under the Company's 1996 Stock Incentive Plan, of which 1,669,225 shares were subject to outstanding options as of September 18, 1997 at a weighted average exercise price of $13.24 per share. See "Management -- 1996 Stock Incentive Plan" and Notes 10 and 14 of Notes to Financial Statements.


(2) Adjusted to reflect the dividend to be paid to SAIC. See policy regarding Pro Forma Balance Sheet and Earnings per Share at Note 2 of Notes to Financial Statements.

                                    DILUTION

     As of June 30, 1997, the Company had a pro forma net tangible book value before the offering of approximately $(9,230,000) or $(0.74) per share of Common Stock. Pro forma net tangible book value per share is equal to the amount of total tangible assets (including deferred tax assets of $17,470,000 at June 30, 1997) of the Company less total liabilities after giving effect to the dividend to SAIC, divided by the number of shares of Common Stock outstanding. Without taking into account any other changes in the pro forma net tangible book value after June 30, 1997, other than to give effect to the receipt by the Company of the net proceeds from the sale of the 2,300,000 shares of Class A Common Stock offered by the Company hereby at an assumed initial public offering price of $15.00 per share and the application of the estimated net proceeds therefrom, the pro forma net tangible book value of the Company at June 30, 1997 after the offering would have been approximately $21,755,000 or $1.47 per share. This represents an immediate increase in such net tangible book value of $2.21 per share to the existing stockholder and an immediate dilution of $13.53 per share to new investors purchasing shares of Class A Common Stock in this offering. The following table illustrates this per share dilution:

    Assumed initial public offering price per share.....................             $15.00
                                                                                     ------
         Net tangible book value per share before the offering..........   $ 0.06
         Decrease in net tangible book value attributable to dividend...    (0.80)
                                                                           ------
         Pro forma net tangible book value per share before the
          offering......................................................    (0.74)
         Increase per share attributable to new investors...............     2.21
                                                                           ------
    Pro forma net tangible book value per share after the offering......               1.47
                                                                                     ------
         Dilution per share to new investors............................             $13.53
                                                                                     ======

     The following table summarizes, on a pro forma basis, as of June 30, 1997, the differences between the existing stockholder and purchasers of shares in this offering with respect to the number of shares of Common Stock purchased from the Company, the total consideration paid and the average consideration per share paid:

                                       SHARES PURCHASED        TOTAL CONSIDERATION
                                     ---------------------    ----------------------    AVERAGE PRICE
                                       NUMBER      PERCENT      AMOUNT       PERCENT      PER SHARE
                                     ----------    -------    -----------    -------    -------------
     Existing stockholder.........   12,500,000     84.5%     $ 4,480,000     11.5%        $  0.36
     New investors................    2,300,000     15.5%      34,500,000     88.5%        $ 15.00
                                     ----------    ------     -----------    ------
          Total...................   14,800,000    100.0%     $38,980,000    100.0%
                                     ==========    ======     ===========    ======


     The foregoing table is based on the total consideration paid by SAIC for its shares based on the price of the shares of SAIC Class A Common Stock (as determined by the Board of Directors of SAIC in accordance with established procedures) used to acquire the entire Company, including the government-based business which was later transferred to SAIC, and does not give effect to the $10,000,000 dividend payable to SAIC. The foregoing table also assumes (i) an initial public offering price of $15.00 per share before deduction of estimated underwriting discounts and commissions and offering expenses payable by the Company and (ii) no exercise of the Underwriters' over-allotment option or of any outstanding stock options. As of September 18, 1997, there were outstanding options to purchase 1,669,225 shares of Class A Common Stock, with a weighted average exercise price of $13.24 per share. To the extent that options are granted and exercised, there may be further dilution to new investors. See "Management -- 1996 Stock Incentive Plan" and Notes 10 and 14 of the Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial and operating data of the Company for the periods indicated and should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," the Financial Statements and the Notes related thereto included elsewhere in this Prospectus. The selected financial data for the years ended December 31, 1996 and 1994 and for the periods January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 were derived from the Company's audited financial statements included elsewhere in this Prospectus. The information for fiscal years 1992 and 1993 and the six months ended June 30, 1996 and 1997 is derived from the Company's unaudited financial statements which, in the opinion of management, reflect all adjustments (consisting only of normal recurring items) necessary to present fairly the financial position and results of operations for the periods then ended. The selected financial data for the year ended December 31, 1995 was derived by combining the Company's Results of Operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, both as derived from the Company's audited financial statements included elsewhere in this Prospectus. Comparability of pre-acquisition periods to post-acquisition periods is limited because the financial statements have been prepared on differing bases of accounting as a result of the acquisition by SAIC. See Note 1 of Notes to Financial Statements. The accompanying financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for all periods presented for continuing operations reflect the results of operations of the commercial business of the Company, which includes registration services and Intranet services. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Overview -- The SAIC Acquisition" and "-- Registration Services."

                                                                                                 SIX MONTHS
                                                     FISCAL YEAR ENDED DECEMBER 31,            ENDED JUNE 30,
                                              ---------------------------------------------   -----------------
                                               1992     1993     1994     1995(1)    1996      1996      1997
                                              ------   ------   -------   -------   -------   -------   -------
                                              (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
     Net revenue............................  $1,160   $4,369   $ 5,029   $ 6,486   $18,862   $ 6,829   $18,724
     Cost of revenue........................     695    2,924     3,073     5,704    14,666     6,521    11,435
                                              ------   ------   -------   -------   -------   -------   -------
     Gross profit...........................     465    1,445     1,956       782     4,196       308     7,289
     Research and development expenses......      --       --        --        --       680        58       718
     Selling, general and
       administrative expenses..............     275    1,401     1,544     2,394     6,280     2,370     4,788
     Interest expense (income)..............      42      120       109        61      (496)      (86)     (484)
                                              ------   ------   -------   -------   -------   -------   -------
     Income (loss) from continuing
       operations before income taxes and
          cumulative effect of a change in
          accounting principle..............     148      (76)      303    (1,673)   (2,268)   (2,034)    2,267
     Provision (benefit) for income taxes...      55       34       114      (239)     (643)     (576)    1,011
                                              ------   ------   -------   -------   -------   -------   -------
     Income (loss) from continuing
       operations...........................      93     (110)      189    (1,434)   (1,625)   (1,458)    1,256
     Income (loss) from discontinued
       operations, net of income taxes(2)...     588     (936)   (1,169)   (1,403)       --        --        --
     Cumulative effect of change in
       accounting for income taxes..........      --      660        --        --        --        --        --
                                              ------   ------   -------   -------   -------   -------   -------
     Net income (loss)......................  $  681   $ (386)  $  (980)  $(2,837)  $(1,625)  $(1,458)  $ 1,256
                                              ======   ======   =======   =======   =======   =======   =======
     Unaudited pro forma net income (loss)
       per share............................                                        $ (0.12)  $ (0.11)  $  0.09
                                                                                    =======   =======   =======
     Unaudited pro forma shares used in
       computing net income (loss) per
       share(3).............................                                         13,349    13,349    13,349
                                                                                    =======   =======   =======
OTHER OPERATING DATA(4):
     Net new registrations..................      --       13        24       141       489       180       429
     Less: registrations not renewed........      --       --        --         1        39        17        16
     Net registrations at period end........      --       13        37       177       627       340     1,040

                                                                                                  SIX MONTHS
                                           FISCAL YEAR ENDED DECEMBER 31,                       ENDED JUNE 30,
                              ---------------------------------------------------------      --------------------
                               1992        1993        1994         1995         1996         1996         1997
                              ------      ------      -------      -------      -------      -------     --------
                              (IN THOUSANDS)
BALANCE SHEET DATA:
     Cash and cash
       equivalents.........   $   --      $   --      $   136      $     5      $15,540      $    27      $25,967
     Working capital(5)....     (307)       (179)      (1,340)        (559)       1,362       (6,423)       6,280
     Total assets(6).......    1,272       3,124        2,448       11,748       66,118       30,220       92,250
     Deferred revenue,
       net.................       32          73          137        3,346       29,352       14,356       45,628
     Long-term obligations,
       excluding current
       portion.............      479         344           81        1,353        9,440        5,183       15,193
     Total stockholders'
       equity..............       56       1,221          252        3,062        1,437        1,604        2,693

------------------------------

(1) The Selected Financial Data for the year ended December 31, 1995 was derived by combining the Company's Results of Operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995, which, respectively, are periods before and after the date of the SAIC acquisition. The data for these two periods were prepared on differing bases of accounting and, accordingly, the comparability of such data with other periods is limited, primarily as a result of goodwill amortization, new corporate services agreements and the repayment of outstanding debt balances. See Note 1 of Notes to Financial Statements for a discussion of the presentation for each of these periods.

(2) See Note 11 of Notes to Financial Statements for a discussion of discontinued operations.

(3) See Note 2 of Notes to Financial Statements for an explanation of the determination of shares used in computing the unaudited pro forma net income
    (loss) per share.

(4) Net new registrations for each period include gross new registrations less an estimate of registrations that are uncollectible. Net registrations includes net new registrations less an estimate of registrations not renewed. Prior to September 14, 1995, net registrations equaled gross registration because the Company was reimbursed by the NSF for all registrations under a cost plus fixed-fee contract.

(5) Working capital calculation includes $32, $73, $137, $1,993, $19,912, $9,173, and $31,990 of current deferred revenue as of December 31, 1992, 1993, 1994, 1995 and 1996 and June 30, 1996 and 1997, respectively.

(6) Total assets include $0, $0, $0, $1,408, $17,453, $7,453 and $31,056 of restricted assets as of December 31, 1992, 1993, 1994, 1995 and 1996 and June 30, 1996 and 1997, respectively. See Notes 2 and 3 of Notes to Financial Statements.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's Financial Statements and Notes thereto included elsewhere in this Prospectus. Except for the historical information contained herein, the discussion in this Prospectus contains certain forward-looking statements that involve risks and uncertainties, such as statements of the Company's plans, objectives, expectations and intentions. The cautionary statements made in this Prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this Prospectus. The Company's actual results may differ materially from the results discussed in the forward-looking statements as a result of certain factors, including, but not limited to, those discussed in "Risk Factors" and elsewhere in this Prospectus. Unless otherwise indicated, the accompanying financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" for all periods presented for continuing operations reflect the financial position and results of operations of the Company's commercial business, which includes registration services and Intranet services.

OVERVIEW

     The SAIC Acquisition. The Company was incorporated in the District of Columbia in 1979 and was reincorporated in Delaware in 1996. The Company was acquired by SAIC on March 10, 1995 in a stock-for-stock transaction accounted for as a purchase and is currently a wholly-owned subsidiary of SAIC. Prior to the acquisition of the Company by SAIC, the Company's principal lines of business consisted of providing integration, engineering for computer and telecommunications networks for government and commercial customers and domain name registration services. The Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company based partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based in part on the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and Intranet services. This transfer was effective as of February 1996. The operating results of both the minority-based government contracts business and the remaining government-based business are reflected as discontinued operations in the Company's financial statements for all periods presented.

     The Company. The Company currently acts as the registrar for second level domain names within the .com, .org, .net, .edu and .gov TLDs pursuant to the Cooperative Agreement with the NSF. Net registrations (gross registrations less management's estimates of uncollectible registrations and of non-renewals) within the TLDs maintained by the Company increased by 206% from approximately 340,000 domain names registered at June 30, 1996 to approximately 1,040,000 domain names registered at June 30, 1997. Net registrations in the .com TLD represented 87% of the Company's total net registrations as of June 30, 1997. Net revenue from Internet domain name registration subscriptions accounted for 59.1% and 81.0% of the Company's net revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

     The Company also provides Intranet consulting services to large companies that desire to establish or enhance their Internet presence or "re-engineer" legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's Intranet services presently include: (i) Intranet development and re-engineering; (ii) network and systems security; and (iii) Intranet-enabled business solutions. Net revenue from Intranet services accounted for 40.9% and 19.0% of the Company's net revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively.

     Registration Services. In January 1993, the Company entered into the Cooperative Agreement with the NSF under which the Company provides Internet registration services for five TLDs: .com, .org, .net, .edu and .gov. With the commercialization of the Internet, the role, if any, that the NSF will play in the Internet and the legal authority underlying its role are at present unclear. The Cooperative Agreement is subject to review by the NSF and may be terminated by the NSF at any time at its discretion or by mutual agreement. The Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement through September 1998. The NSF has stated that the Cooperative Agreement will not be re-awarded to the Company or awarded to any other entity. When the Cooperative Agreement is terminated or if there is a change in the terms of the Cooperative Agreement or the Company's status as the exclusive registrar for domain names in the .com TLD, the Company's business, financial condition and results of operations could be materially and adversely affected. Although the impact of the termination of the Cooperative Agreement is uncertain, such termination could have a material adverse effect on the Company's revenue, particularly as the Company's revenue growth in recent periods has been primarily attributable to increases in registrations in the .com TLD. See "Risk Factors -- Limited Operating History," "-- Uncertain Status of the Cooperative Agreement," and "-- Recommendations and Proposals to Increase Competition in Registration Services."

     Originally, the Cooperative Agreement was structured as a cost reimbursement plus fixed-fee contract. Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to authorize the Company to begin charging customers a subscription fee of $50 per year for each second level domain name in the .com, .org, .net, .edu and .gov TLDs. The Company's registration services customers in the .com, .org and .net TLDs are invoiced for a two-year subscription fee of $100 for initial registrations and $50 per year for renewals of initial registrations. The NSF has agreed to pay the registration and renewal fees for registrations within the .edu and .gov TLDs through March 31, 1997. The Company has recently agreed with the NSF to provide registrations in the .gov and .edu TLDs free of charge from April 1, 1997 through March 31, 1998. The cost of providing these registration services is not expected to have a material adverse effect on the Company's business, financial condition or results of operations. At September 14, 1995, the Company had approximately 131,000 registered domain names that were subject to annual renewal. From September 14, 1995 through June 30, 1997, the Company had approximately 965,000 net new registrations. At June 30, 1997, of the approximate 1,040,000 net registrations, 75,000 were subject to annual renewal. The remaining 965,000 represent the net new registrations since September 14, 1995 and, therefore, will begin annual renewals commencing September 1997 based upon their respective two-year anniversaries of initial registration. There can be no assurance that the Company will continue to obtain new registrations at current rates or renew the registration of a significant portion of its customers.

     Under the terms of the amendment to the Cooperative Agreement, 30% of the new registration and renewal fees collected is required to be set aside to be reinvested for the enhancement of the intellectual infrastructure of the Internet and, as such, is not recognized as revenue by the Company. The Company reflects these funds along with the appropriate percentage of net accounts receivable as restricted assets and has recorded an equivalent, related current liability. The Company maintains the cash received relating to the set aside funds in a separate interest bearing account. These funds, plus any interest earned, will be disbursed in a manner approved by the NSF. At June 30, 1997, the restricted assets totaled $31.1 million. None of the restricted set aside funds have been disbursed. Future disbursements of these funds will not have an effect on the Company's business, financial condition or results of operations.

     The Company was reimbursed by the NSF for providing domain name registration services prior to September 14, 1995, at which time the Company began charging its customers fees for new domain name registrations pursuant to the amendment to the Cooperative Agreement. The Company began charging its customers fees for renewals of existing domain name registrations in December 1995. Currently, the Company invoices customers and permits them to pay the subscription fee after the customer's domain name is registered. The Company's experience has been that, for the period from September 1995 to June 1997, approximately 30% of registrations have ultimately been deactivated for non-payment. As a consequence, the Company has recorded a comparable provision for uncollectible accounts in determining net registration revenue. This 30% provision has been consistently applied for the period September 1995 to June 1997 and is considered adequate by the Company. The growth in the allowance for uncollectible accounts receivable is primarily driven by the growth of the Company's registration services business during this period. Write-offs of accounts receivable are charged to the allowance for uncollectible accounts as registrations are deactivated. Due to the growth of the registration business in 1995 and 1996, deactivations due to non-payment of fees were not current as of December 31, 1996. The Company is now current in this function. However, the delay in deactivation did not have an impact on the adequacy of the allowance and the current provision rate of 30% is still considered adequate by the Company. See Note 3 of Notes to Financial Statements.

     The Company believes that it has experienced a high level of uncollectible receivables due to, among other factors, the large number of individuals and corporations that have registered multiple domain names with the apparent intention of reselling such names at a profit. The Company's experience has been that such resellers have a greater tendency than other customers to default on their subscription fees. The Company believes that the new procedures implemented in 1997 regarding invoicing and prompt deactivation of delinquent customers has significantly improved timeliness of customer payments. See "Risk Factors -- Limited Operating History," "-- Uncertain Status of the Cooperative Agreement," "-- Uncollectible Receivables; Modifications to Billing
Practices," "-- Management of Growth; Dependence on Key Personnel" and
"Business -- Operations."

     Prior to September 14, 1995, the Company recognized revenue under the Cooperative Agreement on the basis of direct cost plus allowable indirect costs and the earned portion of the fee. Since September 14, 1995, fees for services provided by the Company pursuant to new registrations have been recognized as revenue evenly over the initial 24-month subscription period. Fees from renewals are recognized as revenue evenly over the 12-month subscription period. The Company records revenue net of an estimated provision for uncollectible accounts. At June 30, 1997, the Company had net deferred revenue of $45.6 million, of which $32.0 million will be recognized over the next twelve months. See Notes 2 and 3 of Notes to Financial Statements.

     Expenses for the Company increased each quarter during 1995, 1996 and the first two quarters of 1997 as a result of increased business activities, primarily attributable to subscriber growth for the Company's registration services business. The Company believes continued investments in its back office infrastructure as well as significant expansion of its sales and marketing and product development activities are critical to the achievement of its goals and anticipates that costs and expenses will continue to increase in each quarter for the forseeable future.

     Intranet Services. Substantially all of the Company's Intranet services revenue is derived from professional services which are generally provided to clients on a "time and expense" basis. Professional services revenue is recognized as services are performed. The Company also performs a limited number of fixed-price projects under which revenue is recognized using the percentage-of-completion method. The Company also derives revenue from remote monitoring and hosting services; however, such revenue has not been significant to date. Remote monitoring and hosting revenue is recognized ratably over the term of the contract.

     Since professional services revenue for Intranet services is recognized by the Company only when network systems engineers are engaged on client projects, the relative utilization of network systems engineers directly affects the Company's operating results. In addition, a majority of the Company's Intranet services operating expenses, particularly personnel and related costs, depreciation and rent, are substantially fixed in advance of any particular quarter. As a result, any underutilization of network systems engineers may cause significant variations in operating results in any particular quarter and could result in losses for such quarter. Termination or completion of contracts in the Company's Intranet services business or failure to obtain additional contracts in its Intranet services business could have a material adverse effect on the Company's business, financial condition and results of operation. See "Risk Factors -- Potential Fluctuations in Quarterly Results."

     NationsBanc is the Company's largest Intranet services customer and accounted for 47.6% and 41.3% of the Company's Intranet services net revenue and 19.5% and 7.8% of the Company's total net revenue for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. NationsBanc originally contracted with the Company in 1993 to provide ongoing analysis, design, implementation and support engineering for its enterprise network. The Company currently provides network design and engineering services as well as a variety of project specific services for NationsBanc. The Company's current contract with NationsBanc is a three-year contract which commenced January 1, 1997 and is a requirements contract under which the Company's services are ordered by task orders issued by NationsBanc. The NationsBanc contract may be terminated by NationsBanc at any time upon 30-days' prior written notice to the Company. During the first quarter of 1997, task orders for a number of services the Company had historically performed for NationsBanc were not renewed. The Company believes this reflects NationsBanc's focus on increasing its internal information technology staff as well as its continued efforts to integrate information technology staff from recent acquisitions. There can be no assurance that the Company will obtain any additional task orders under the NationsBanc contract or maintain or be able to expand its Intranet services business. Failure to do so would materially and adversely affect the Company's business, financial condition and results of operations. See "Risk Factors -- Limited Service Offerings to Date; Reliance on Domain Name Registration Services and Intranet Services for Substantially All Revenue."

     Financial Presentation. The accompanying historical financial statements for all periods presented reflect the results of continuing operations related to the commercial activities of the Company only. The operating results of both the minority-based government contracts business, which was transferred into a separate entity prior to the acquisition of the Company by SAIC, and the remaining government-based business, which was transferred to SAIC effective February 1996, are reflected as discontinued operations in the Company's financial statements.

     Subsequent to the acquisition of the Company by SAIC, SAIC has provided to the Company from time to time, upon request of the Company certain routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. SAIC has also provided corporate planning, government relations and corporate quality assurance services. The Company has also shared certain SAIC systems, including its management information system, accounting system and human resource system. Therefore, the Company's Statements of Operations include revenue and costs directly attributable to the Company, as well as certain allocations from SAIC of indirect costs associated with such services and shared systems. Such allocations include allocations of: (i) costs for administrative functions and services performed on behalf of the Company by centralized staff groups within SAIC; (ii) SAIC's general corporate expenses; (iii) other benefit costs, including, but not limited to, health insurance, disability and retirement costs; and (iv) cost of capital (through December 31, 1996). Through August 9, 1996, such allocations (excluding cost of capital) were generally based on the proportionate labor costs of the Company to the rest of SAIC and were included in selling, general and administrative expenses and cost of revenue, respectively. Effective August 10, 1996, SAIC stopped allocating costs based generally upon pro rata labor and began assessing the Company for corporate services provided by SAIC at a fee equal to 2.5% of net revenue. This fee is included in its entirety in selling, general and administrative expenses with such percentage to be re-evaluated by both parties on an annual basis. The arrangement will continue indefinitely until terminated by either party upon 180 days' prior written notice. Current and deferred income taxes and related tax expense have been recorded by the Company as if it were a separate taxpayer. The allocations and estimates in the financial statements are based on assumptions that the Company's management believes are reasonable under the circumstances.

RESULTS OF OPERATIONS

     The following table sets forth, for the periods indicated, the percentage relationship to net revenue of certain items in the Company's Statement of Operations. The percentage relationships for the year ended December 31, 1995 were derived by combining the Company's results of operations for the period January 1, 1995 through March 10, 1995 and the period March 11, 1995 through December 31, 1995 which, respectively, are periods before and after the date of the SAIC acquisition. Accordingly, the data for these two periods and the periods preceding and following the acquisition were prepared on differing bases of accounting and, as a result, the comparability of such percentage relationships with other periods is limited, primarily as a result of the goodwill amortization, new corporate services agreements and interest expense related to outstanding debt balances.

                                                               PERCENTAGE OF NET REVENUE
                                                     ---------------------------------------------
                                                                                     SIX MONTHS
                                                            FISCAL YEAR                 ENDED
                                                        ENDED DECEMBER 31,             JUNE 30
                                                     -------------------------     ---------------
                                                     1994      1995      1996      1996      1997
                                                     -----     -----     -----     -----     -----
Net revenue.......................................   100.0%    100.0%    100.0%    100.0%    100.0%
Cost of revenue...................................    61.1      87.9      77.8      95.5      61.1
                                                     -----     -----     -----     -----     -----
Gross profit......................................    38.9      12.1      22.2       4.5      38.9
Research and development expenses.................      --        --       3.6       0.8       3.8
Selling, general and administrative expenses......    30.7      36.9      33.3      34.7      25.6
Interest expense (income).........................     2.2       0.9      (2.7)     (1.2)     (2.6)
                                                     -----     -----     -----     -----     -----
Income (loss) from continuing operations before
  income taxes....................................     6.0     (25.7)    (12.0)    (29.8)     12.1
Provision (benefit) for income taxes..............     2.2      (3.6)     (3.4)     (8.5)      5.4
                                                     -----     -----     -----     -----     -----
Income (loss) from continuing operations, net of
  income taxes....................................     3.8%    (22.1)%    (8.6)%   (21.3)%     6.7%
                                                     =====     =====     =====     =====     =====

     In September 1995, the Cooperative Agreement between the Company and the NSF was amended from a cost reimbursement plus fixed-fee contract to a fee-based registration contract. The Company believes that the change to a subscription-based pricing model, combined with the Company's recent growth, make period to period comparisons of its operating results less meaningful and that the results for any period should not be relied upon as an indication of future performance. The limited operating history of the Company in its current business model makes the prediction of future results of operations difficult and, therefore, the recent revenue growth experienced by the Company should not be taken as being indicative of the rate of revenue growth, if any, that can be expected in the future. See "Risk Factors -- Limited Operating History" and
"-- Potential Fluctuations in Quarterly Results."

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1996 AND 1997

     Net Revenue. Net revenue increased 174% from $6.8 million for the six months ended June 30, 1996 to $18.7 million for the six months ended June 30, 1997. This increase in net revenue was primarily attributable to the increase in the number of domain name subscriptions, principally in the .com TLD. Subscription growth has been driven by the widespread use and adoption of the Internet and Intranets by businesses and individuals. Net revenue from registration services increased 424% from $2.9 million for the six months ended June 30, 1996 to $15.2 million for the six months ended June 30, 1997. There can be no assurance that net revenue will continue to increase at such rates, or at all, or not decrease, when the Cooperative Agreement is terminated or if there is a change in the Company's status as the exclusive registrar for domain names in the .com TLD, particularly as a significant portion of the Company's net revenue is attributable to registrations in the .com TLD. Net registrations increased 206% from approximately 340,000 at June 30, 1996 to approximately 1,040,000 at June 30, 1997. Notwithstanding the $45.6 million of deferred revenue at June 30, 1997, of which $32.0 million will be recognized over the next twelve months, the Company's revenue is dependent in large part on the continued growth of the Internet and the Company's ability to maintain its position as the leading Internet domain name registration service provider worldwide.

     Net revenue from Intranet services decreased 10% from $4.0 million for the six months ended June 30, 1996 to $3.6 million for the six months ended June 30, 1997. This decrease was primarily attributable to a decrease in business from NationsBanc.

     NationsBanc, the Company's largest Intranet services client, accounted for $1.5 million or 7.8% of the Company's total net revenue for the six months ended June 30, 1997 and $1.8 million or 26.7% of the Company's total net revenue for the six months ended June 30, 1996. During the first quarter of

1997, task orders for a number of services the Company had historically performed for NationsBanc were not renewed. The Company believes this reflects NationsBanc's focus on increasing its internal information technology staff as well as its continued efforts to integrate information technology staff from recent acquisitions. Though these actions will have a negative financial impact on the Company's Intranet services revenue for the balance of 1997, the Company believes NationsBanc will continue to be a significant customer of its Intranet services business, but to a lesser extent than in previous years, both in terms of dollars and as a percentage of the Company's total net revenue. See "Risk Factors -- Uncertain Status of the Cooperative Agreement," "-- Competition in Domain Name Registration Business," "-- Recommendations and Proposals to Increase Competition in Registration Services" "-- Limited Services to Date; Reliance on Domain Name Registration Services and Intranet Services for Substantially All Revenue," and "-- Dependence on Future Growth of the Internet and Internet Infrastructure."

     Cost of Revenue. Cost of revenue consists primarily of salaries and employee benefits, fees paid to subcontractors for work performed in connection with projects, depreciation, lease costs of the operations infrastructure and the associated operating overhead. Cost of revenue increased 75% from $6.5 million for the six months ended June 30, 1996 to $11.4 million for the six months ended June 30, 1997. This increase was primarily associated with additional labor costs of $3.5 million required to support the Company's registration services business. The Company continues to invest in improvements to the back office component of its domain name registration business and has made investments in additional hardware, software, staffing and facilities and currently anticipates that it will continue to make significant investments in its back office for the foreseeable future. On June 16, 1997, the Company opened a 31,000 square foot facility to support its Internet business operations. This leased facility is designed to meet current registration services customer support needs as well as to provide expansion capability for future business. See "Business -- Operations."

     As a percentage of net revenue, cost of revenue decreased from 95.5% for the six months ended June 30, 1996 to 61.1% for the six months ended June 30, 1997. This decrease primarily reflects economies of scale that the Company has begun to achieve due to the growth of its subscription-based domain name registration business. In the near term, the continued need for back-office investments is expected to significantly offset any overall margin improvements arising from economies of scale.

     Research and Development Expenses. Research and development expenses consist primarily of compensation expenses to support the development and enhancement of the Company's technologies. Research and development expenses for the six months ended June 30, 1996 were $58,000 and for the six months ended June 30, 1997 were $718,000, or 3.8% of net revenue. To date, all of the Company's development costs have been expensed as incurred. The Company expects that the level of research and development expenses will increase significantly in the near future in absolute dollars and as a percentage of net revenue as the Company invests in new product and service offerings.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses consist primarily of salaries of business development, general management, administrative and financial personnel, outside professional fees and amortization of goodwill associated with the Company's acquisition by SAIC. Selling, general and administrative expenses increased 102% from $2.4 million for the six months ended June 30, 1996 to $4.8 million for the six months ended June 30, 1997. The increase was primarily attributable to increased management and administrative labor of $1.2 million and an increase in legal costs of $542,000 associated with the administration of the Company's domain name dispute policy. During the first quarter of 1997, the Company was notified that one of its Intranet services customers had filed for bankruptcy, resulting in a $194,000 bad debt write-off. These expenses include $325,000 of expenses allocated from SAIC during the six months ended June 30, 1996 in accordance with the then current intercompany agreement and $468,000 of expenses which were charged by SAIC during the six months ended June 30, 1997 based on the fee of 2.5% of net revenue. If the expenses for the six months ended June 30, 1996 were based on the fee of 2.5% of net revenue under the current intercompany agreement, such expenses would have been $171,000.

     As a percentage of net revenue, selling, general and administrative expenses decreased from 34.7% for the six months ended June 30, 1996 to 25.6% for the six months ended June 30, 1997. The decrease in percentage of net revenue reflects economies the Company has begun to achieve due primarily to the growth of its domain name registration business. The Company expects that the level of selling, general and administrative expenses will increase significantly in the near future in absolute dollars as operations expand.

     Interest Expense (Income). The Company had interest income of $86,000 for the six months ended June 30, 1996 as compared to $484,000 for the six months ended June 30, 1997. The change is attributable to increased cash flow associated with the Company's registration services business.

     Income Taxes (Benefit). The income tax benefit was $576,000 for the six months ended June 30, 1996 as compared to an income tax expense of $1,011,000 for the six months ended June 30, 1997. The effective tax rate changed from 28.3% for the six months ended June 30, 1996 to 44.6% for the six months ended June 30, 1997. The difference between the effective rates was attributed to the relative impact that non-deductible goodwill had on pre-tax operating income or loss for the quarter. The goodwill amount is being amortized by the Company over five years and is associated with the acquisition of the Company by SAIC.

     Although the Company has a history of net losses, it has not established a valuation allowance for its deferred tax assets since, in the opinion of management, it is more likely than not that all of the deferred tax assets will be realized. The deferred tax assets relate primarily to registration fee revenues which are taxable upon registration but are recognized in the financial statements over the next 12 to 24 months -- the subscription period.

COMPARISON OF YEARS ENDED DECEMBER 31, 1995 AND 1996

     Net Revenue. Net revenue increased 191% from $6.5 million in 1995 to $18.9 million in 1996. This increase in net revenue was primarily attributable to the increase in the number of domain name subscriptions, principally in the .com TLD, as well as the Company's shift to a subscription-based pricing model. Net revenue from registration services increased 594% from $1.6 million in 1995 to $11.1 million in 1996. Net revenue in 1995 primarily reflects the cost reimbursement plus fixed-fee contract with the NSF whereas net revenue for 1996 reflects the Company's subscription-based pricing model. Net registrations to the Company's domain name registration service increased 254% from 177,000 at December 31, 1995 to approximately 627,000 at December 31, 1996.

     Net revenue from Intranet services increased 57% from $4.9 million in 1995 to $7.7 million in 1996, including an increase in net revenue from NationsBanc, the Company's largest Intranet services customer, which increased 42% from $2.6 million in 1995 to $3.7 million in 1996. The growth was primarily attributable to increased funding within NationsBanc to support internal network integration and expansion. The Company also experienced growth from a number of new Intranet services customers, many of which were obtained through subcontracting with and utilizing leads from SAIC.

     NationsBanc accounted for 19.5% of total net revenue in 1996. NationsBanc accounted for 40.8% of total net revenue and the NSF (under the cost reimbursement plus fixed-fee contract) accounted for 20.8% of total net revenue in 1995. No other source of revenue accounted for more than 7.1% of total net revenue in either year.

     Cost of Revenue. Cost of revenue increased 157% from $5.7 million in 1995 to $14.7 million in 1996. The increase in cost was related primarily to an increase in the cost of labor of $3.7 million as a result of the Company's rapid growth. Effective with the September 14, 1995 amendment to the Cooperative Agreement which implemented the subscription-based pricing model, the Company has established and continues to develop its back office capability. This required the Company to make significant investments in hardware and software as well as to utilize a number of third-party vendors in support of back office requirements. In particular, the Company began to outsource portions of its back office operations during the fourth quarter of 1996. The principal benefit of outsourcing was to increase the capacity and efficiency of its back office operations; however, such action alone has not significantly impacted operating margins.

     As a percentage of net revenue, cost of revenue decreased from 87.9% in 1995 to 77.8% in 1996. This decrease reflects economies of scale that the Company has begun to achieve due to the growth of its subscription-based registration business.

     Research and Development Expenses. There were no research and development expenses in 1995, in large part because registration system enhancements were reimbursable under the Cooperative Agreement. In 1996, research and development expenses were $680,000 or 3.6% of net revenue. To date, all of the Company's development costs have been expensed as incurred.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 162% from $2.4 million in 1995 to $6.3 million in 1996. This increase was primarily attributable to increases in management, administrative and business development staff, as well as increased legal costs associated with the administration of the Company's domain name dispute policy. Selling, general and administrative expenses include $237,000 in 1995 and $822,000 in 1996 of expenses allocated from SAIC in accordance with the then current intercompany agreement. If the expenses were based on the fee of 2.5% of net revenue under the current intercompany agreement, such expenses would have been $133,000 and $472,000, respectively.

     As a percentage of net revenue, selling, general and administrative expenses decreased from 36.9% in 1995 to 33.3% in 1996, reflecting the generally fixed nature of certain general and administrative expenses as well as management's control of such costs.

     Interest Expense (Income). The Company had net interest expense of $61,000 in 1995 as compared to interest income of $496,000 in 1996. The change is primarily attributable to positive cash flow in 1996 associated with the Company's subscription-based registration business.

     Income Taxes (Benefit). The income tax benefit was $239,000 in 1995 as compared to $643,000 in 1996. The effective tax rate increased from 14.3% in 1995 to 28.4% in 1996. The difference between the effective tax rates was primarily attributable to non-deductible goodwill comprising a higher percentage of the Company's net loss in 1995.

     Although the Company has a history of net losses, it has not established a valuation allowance for its deferred tax assets since, in the opinion of management, it is more likely than not that all of the deferred tax assets will be realized. The deferred tax assets relate primarily to registration fee revenues which are taxable upon registration but are recognized in the financial statements over the next 12 to 24 months -- the subscription period.

     Discontinued Operations. Immediately prior to the acquisition of the Company by SAIC, the portion of the Company's business relating to the minority-based government business had been transferred into a separately-owned entity. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and Intranet services. This transfer was effective as of February 1996. November 1995 was the measurement date for discontinued operations for accounting purposes. The activities of both the minority-based government business and the remaining government-based business are reflected as discontinued operations. Net income (loss) from discontinued operations excludes general corporate overhead of the Company. No gain or loss was incurred as a consequence of the transfer of these businesses.

     In 1995, discontinued operations incurred a net loss of $1.4 million. The loss was primarily attributable to the Company's remaining government business, which increased the Company's provision for uncollectable accounts associated with the bankruptcy of a prime contractor, high interest costs associated with payment issues from other prime contractors and over-runs of fixed-price and fixed-rate contracts. As mentioned above, this business was transferred to SAIC effective as of February 1996.

COMPARISON OF YEARS ENDED DECEMBER 31, 1994 AND 1995

     Net Revenue. Net revenue increased 29% from $5.0 million in 1994 to $6.5 million in 1995. The increase in net revenue was primarily attributable to the Company's Intranet services business which increased its revenue 26% from $3.9 million in 1994 to $4.9 million in 1995. The Company developed a number of new customers mainly in the banking industry, as well as subcontracting with and utilizing leads from SAIC. NationsBanc and the NSF (under the cost reimbursement plus fixed-fee contract) together accounted for 85.2% and 61.6% of net revenue in 1994 and 1995, respectively. No other source of revenue accounted for more than 7.1% of net revenue in either year.

     Cost of Revenue. Cost of revenue increased 86% from $3.1 million or 61.1% of net revenue in 1994 to $5.7 million or 87.9% of net revenue in 1995. The 1995 increase in absolute dollars and as a percentage of net revenue was attributable to increased costs in the Company's Intranet services business as the Company invested in technical support and additional infrastructure in order to attract and maintain clients in 1995. In addition, the Company began to significantly expand its back office capability in support of the September 14, 1995 amendment to its Cooperative Agreement with the NSF, which introduced a subscription-based pricing model for its domain name registration services.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses increased 55% from $1.5 million or 30.7% of net revenue in 1994 to $2.4 million or 36.9% of net revenue in 1995. This increase was primarily attributable to additional costs necessary to support the growth in the Company's business and professional staff during 1995.

     Interest Expense (Income). Net interest expense decreased 44% from $109,000 or 2.2% of net revenue in 1994 to $61,000 or 0.9% of net revenue in 1995. The decrease was primarily attributable to cash flow improvements from the Company's Intranet services business.

     Income Taxes (Benefit). The income tax provision was $114,000 in 1994 compared with a $239,000 benefit for income taxes in 1995. The 1994 effective tax rate was 37.6% as compared to the 1995 effective tax rate of 14.3%. The difference between the effective rates was attributed to the relative impact which non-deductible goodwill had on pre-tax operating income or loss for the year.

     Discontinued Operations. Discontinued operations incurred a net loss of $1.2 million in 1994 as compared to a net loss of $1.4 million in 1995. The 1994 loss was primarily attributable to the minority-based government business which experienced several large over-runs related to fixed-price and fixed-rate contracts. This business was transferred into a separately-owned entity immediately prior to the acquisition of the Company by SAIC on March 10, 1995. The loss in 1995 was primarily attributable to the Company's remaining government business, which increased the Company's provision for uncollectable accounts associated with the bankruptcy of a prime contractor, high interest costs associated with payment issues from other prime contractors and over-runs of fixed-price and fixed-rate contracts. As mentioned above, this business was transferred to SAIC effective as of February 1996.

FACTORS AFFECTING OPERATING RESULTS

     As a result of the Company's limited operating history, especially with regard to its subscription-based registration service business, the Company does not have significant historical financial data on which to base planned operating expenses. Accordingly, the Company's expense levels are based in part on its expectations as to future revenue and to a large extent are fixed. As a result, quarterly sales and operating results generally depend on the volume of and ability to fulfill registration requests, which are difficult to forecast. The Company may be unable to adjust spending in a timely manner to compensate for any unexpected revenue shortfall. Accordingly, any significant shortfall of demand for the Company's services in relation to the Company's expectations would have an immediate adverse impact on the Company's business, operating results and financial condition. In addition, the Company expects a significant increase in its operating expenses as it funds greater levels of product and services development, increases its sales and marketing operations, updates systems and infrastructure, expands its facilities, develops new distribution channels and broadens its customer support capabilities. The Company has not finalized its plans nor its budget with respect to the foregoing anticipated expenditures and thus cannot reasonably estimate the amount of such expenditures at this time. While no individual expenditure is anticipated to have a material impact on the Company's operating results, the combined effect could be significant and cannot be reasonably estimated at this time. To the extent that such expenses precede or are not subsequently followed by an increase in revenue, the Company's business, operating results and financial condition will be materially and adversely affected.

     The Company believes that future operating results will be subject to quarterly fluctuations due to a variety of factors, many of which are beyond the Company's control. Such factors may include, but are not limited to, the introduction of competing TLDs, variations in the number of requests for domain name registrations, demand for the Company's services, introduction or enhancements of services by the Company or its competitors, market acceptance of new service offerings, increased competition, costs associated with providing domain name registration services, litigation costs, termination or completion of contracts in the Company's Intranet service business or failure to obtain additional contracts in its Intranet services business, patterns of growth in the use of and interest in the Internet and general economic conditions. Operating results would be adversely affected by a downturn, or increased competition, in the market for domain name registrations or a failure to maintain existing or obtain anticipated contracts in its Intranet services business. Because the Company expects an increase in its operating expenses for personnel and new services development, the Company would be materially and adversely affected if its revenues did not correspondingly increase. The Company's operations are dependent upon its ability to maintain its computer and telecommunications equipment in effective working order and to reasonably protect its systems against damage from fire, natural disaster, sabotage, power loss, telecommunication failure, human error or similar events. In addition, growth of the Company's customer base may put strain on the capacity of its computers and telecommunications systems and the Company's inability to sufficiently maintain or upgrade its systems could lead to degradation in performance or system failure. Any damage, failure or delay that causes significant interruptions in the Company's systems would have a material adverse effect on the Company's business, financial condition and results of operations. In addition, when the Cooperative Agreement is terminated or if there is a change in the Company's status as the exclusive registrar for domain names in the .com TLD the Company's business, financial condition and results of operations could be materially and adversely affected. Although the impact of the termination of the Cooperative Agreement is uncertain, such termination could have a material adverse effect on the Company's revenue, particularly as the Company's revenue growth in recent periods has been primarily attributable to increases in registrations in the .com TLD. See "Risk Factors -- Uncertain Status of the Cooperative Agreement," "-- Competition in Domain Name Registration Business," "-- Recommendations and Proposals to Introduce Competition in Registration Services," "-- Competition in Intranet Services and Internet-Enabling Businesses," "-- Uncollectible Receivables; Modifications to Billing Practices," "-- Technological Change and Additional Technology, Products and Services," and "-- Potential Fluctuations in Quarterly Results."

SELECTED QUARTERLY RESULTS OF OPERATIONS

     The following tables set forth certain unaudited quarterly financial information for each of the seven quarters in the period ended June 30, 1997. In the opinion of management, this information has been presented on the same basis as the audited financial statements appearing elsewhere in this Prospectus, and all necessary adjustments (consisting only of normal recurring adjustments) have been included in the amounts stated below to present fairly the unaudited quarterly results when read in conjunction with the audited financial statements of the Company and notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                    QUARTER ENDED
                                  ---------------------------------------------------------------------------------
                                  DEC. 31,    MAR. 31,    JUNE 30,    SEPT. 30,    DEC. 31,    MAR. 31,    JUNE 30,
                                    1995        1996        1996        1996         1996        1997        1997
                                  --------    --------    --------    ---------    --------    --------    --------
                                                                   (IN THOUSANDS)
Net revenue....................   $ 1,533     $ 2,333      $4,496      $ 5,180      $6,853      $8,655     $10,069
Cost of revenue................     1,911       2,950       3,571        3,719       4,426       5,294       6,141
                                  --------    --------    --------    ---------    --------    --------    --------
Gross profit (loss)............      (378)       (617)        925        1,461       2,427       3,361       3,928
Research and development
  expenses.....................        --          --          58          226         396         311         407
Selling, general and
  administrative expenses......       607         921       1,449        1,932       1,978       2,301       2,487
Interest expense (income)......        34          --         (86)        (288)       (122)       (149)       (335)
                                  --------    --------    --------    ---------    --------    --------    --------
Income (loss) from continuing
  operations before income
  taxes........................    (1,019)     (1,538)       (496)        (409)        175         898       1,369
Provision (benefit) for income
  taxes........................      (175)       (436)       (140)        (116)         49         382         629
                                  --------    --------    --------    ---------    --------    --------    --------
Income (loss) from continuing
  operations...................   $  (844)    $(1,102)     $ (356)     $  (293)     $  126      $  516     $   740
                                  ========    ========    ========    ========     ========    ========    ========

                                                           PERCENTAGE OF TOTAL NET REVENUE
                                  ---------------------------------------------------------------------------------
Net revenue....................     100.0%      100.0%      100.0%       100.0%      100.0%      100.0%      100.0%
Cost of revenue................     124.7       126.4        79.4         71.8        64.6        61.2        61.0
                                  --------    --------    --------    ---------    --------    --------    --------
Gross profit (loss)............     (24.7)      (26.4)       20.6         28.2        35.4        38.8        39.0
Research and development
  expenses.....................        --          --         1.3          4.4         5.8         3.5         4.0
Selling, general and
  administrative expenses......      39.6        39.5        32.2         37.3        28.9        26.6        24.7
Interest expense (income)......       2.2          --        (1.9)        (5.6)       (1.8)       (1.7)       (3.2)
                                  --------    --------    --------    ---------    --------    --------    --------
Income (loss) from continuing
  operations before income
  taxes........................     (66.5)      (65.9)      (11.0)        (7.9)        2.5        10.4        13.5
Provision (benefit) for income
  taxes........................     (11.4)      (18.7)       (3.1)        (2.2)        0.7         4.4         6.2
                                  --------    --------    --------    ---------    --------    --------    --------
Income (loss) from continuing
  operations...................     (55.1)%     (47.2)%      (7.9)%       (5.7)%       1.8%        6.0%        7.3%
                                  ========    ========    ========    ========     ========    ========    ========

LIQUIDITY AND CAPITAL RESOURCES

     From its acquisition by SAIC in March 1995 until December 1996, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized cash accounts. Accordingly, cash requirements for operating purposes and for capital expenditures were met from this source. Beginning in 1997, the Company implemented its own cash management system.

     At June 30, 1997, the Company's cumulative net obligations to SAIC of $6.6 million were classified under current liabilities on the balance sheet as due to parent. The intercompany activity primarily comprises corporate tax payments made by SAIC on behalf of the Company in accordance with the tax sharing arrangement between the Company and SAIC and salaries and benefits paid by SAIC on behalf of the Company. Effective in the second quarter of 1997, corporate taxes are paid to SAIC on a quarterly basis, with all other intercompany balances between SAIC and the Company paid on a monthly basis.

     At June 30, 1997, the Company had unrestricted cash and cash equivalents totaling $26.0 million, as well as $3.6 million of short-term investments. Pursuant to the terms of the September 14, 1995 amendment to the Cooperative Agreement, the Company is required to set aside 30% of collected registration and renewal fees. The Company reflects NSF's set aside funds along with the appropriate percentage of net accounts receivable as restricted assets and has recorded an equivalent, related current liability. At June 30, 1997, the restricted assets totaled $31.1 million. See Notes 2 and 3 to the Financial Statements.

     Revenue from the Company's two-year initial registration fee is effectively taxable in full in the year of registration, while for financial reporting purposes, the revenue is deferred and recognized ratably over the 24-month period. Thus, the provision (benefit) for income taxes based on book income
(loss) from operations is significantly different from the required tax payments based on taxable income. Due to this accelerated revenue recognition for tax purposes, the Company's resultant tax liability is funded in advance of the corresponding financial reporting revenue. At June 30, 1997, the Company had $17.5 million of deferred tax assets primarily due to this revenue timing difference. See "Relationship with SAIC -- Corporate Services Agreement."

     The rapid growth of the Company's registration business in 1995 and 1996 significantly exceeded the Company's back office capabilities. As a result, the Company was unable to keep current in the processing, billing, collection, reconciliation and other administrative and financial functions related to the registration services business. Although the delay did not have a material impact on the Company's financial performance, it did have a significant impact on the Company's 1996 cash flows. During 1997, the Company became current in these functions. Accordingly, the Company's cash flows for 1997 were higher than normal and may not be indicative of future cash flows.

     In addition, the Company believes that the historical and anticipated costs associated with its legal proceedings are part of the Company's normal operating costs. There can be no assurance that the Company will not be involved in additional litigation, investigations or other proceedings in the future. Certain current and future proceedings, with or without merit, could be costly and time-consuming to defend and could have a material adverse effect on the Company's liquidity. See "Business -- Litigation; Antitrust Investigation."

     Capital expenditures for continuing operations were $1.9 million and $2.9 million for the year ended December 31, 1996 and the six months ended June 30, 1997, respectively. These expenditures were primarily for computer equipment. Commencing in August 1996, the Company adopted a program of leasing most of its computer equipment under noncancellable 24- and 36-month leases to allow the Company to maintain the latest technology within its operating infrastructure. The Company is currently reviewing its 1997 capital expenditure plans and anticipates expenditures of approximately $5 million to $7 million for the balance of 1997. The Company expects that a majority of these expenditures will be financed under lease agreements ranging from 24 to 36 months.

     The Company believes that the net proceeds from the sale of Class A Common Stock offered hereby, together with its current cash balances, will be sufficient to meet its working capital and capital expenditure requirements for at least the next 12 months. Although operating activities may provide cash in certain periods, to the extent that the Company experiences growth in the future, the Company anticipates that its operating and investing activities may use cash. Consequently, any such growth may require the Company to obtain additional equity or debt financing. There can be no assurance that such additional financing will be available to the Company. The sale of additional equity or convertible debt securities will result in additional dilution to the Company's stockholders. In addition, although there are no present understandings, commitments or agreements with respect to any acquisitions of other businesses, products or technologies, the Company from time to time evaluates potential acquisitions of other businesses, products and technologies and may in the future require additional equity or debt financings to consummate such potential acquisitions.

                                    BUSINESS

     The following discussion contains forward-looking statements which involve risks and uncertainties. The Company's actual results may differ significantly from the results discussed in the forward-looking statements as a result of certain factors including, but not limited to, those discussed in "Risk Factors" and elsewhere in the Prospectus.

     Network Solutions is the leading Internet domain name registration service provider worldwide. The Company currently acts as the exclusive registrar for second level domain names within the .com, .org, .net, .edu and .gov TLDs. By registering Internet domain names, the Company enables businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. Net registrations within the TLDs maintained by the Company increased by 206% from approximately 340,000 domain names registered at June 30, 1996 to approximately 1,040,000 domain names registered at June 30, 1997. The Company believes that commercial enterprises and individual Internet users worldwide are increasingly recognizing the .com TLD as a desirable address for commercial presence on the Internet. Net registrations in the .com TLD increased from approximately 304,000 at June 30, 1996 to approximately 908,000 at June 30, 1997, representing 87% of the Company's total net registrations at June 30, 1997. With over 10 million businesses and over 750,000 active trademarks and service marks in the United States alone, the Company believes that the potential for continued growth of domain name registrations by commercial entities and services related to those registrations is substantial. Net revenue from Internet domain name registration subscriptions accounted for 81.0% of the Company's net revenue for the six months ended June 30, 1997.

     The Company also provides Intranet consulting services to large companies that desire to establish or enhance their Internet presence, or "re-engineer" legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's Intranet services include: (i) Intranet development and re-engineering; (ii) network and systems security; and (iii) Intranet-enabled business solutions. According to Zona Research, Inc., the market for Intranet services in the year 1999 will exceed $14 billion, up from approximately $3 billion in 1996. There can be no assurance that such market forecast will be achieved. Net revenue from Intranet services accounted for 19.0% of the Company's net revenue for the six months ended June 30, 1997.

     The Company also intends to develop a portfolio of Internet-enabling products and services, which may include directory and distribution services, that allows the Company to build upon its position in the registration process and makes proper use of the customer data that it collects.

INDUSTRY BACKGROUND

     The Internet is a global network of millions of interconnected computers and computer networks that allow businesses, other organizations and individuals to communicate. Historically, the Internet had been used by a limited number of academic institutions, defense contractors and government agencies to facilitate remote access to host computers and transmit electronic mail. Recently, however, use of the Internet has increasingly become dominated by a broad range of commercial organizations and individuals who utilize the Internet to communicate electronically, to distribute and retrieve information and to conduct commerce. Advances in technology, low-cost Internet access and an increasing corporate reliance on distributed information environments have fueled the rapid growth of the Internet. According to estimates published by the International Data Corporation, the number of World Wide Web users will be approximately 163 million by the end of 2000, compared to approximately 35 million at the end of 1996.

     The Internet has been and continues to be loosely administered by a number of government agencies that were involved in the creation of its infrastructure (initially ARPA and, more recently, the NSF) and a number of nonprofit groups formed to address specific Internet governance issues. As no single organization has formal authority over all aspects of the Internet, it continues to operate under a system of mutual collaboration and cooperation. With the commercialization of the Internet, the role of many of these entities in future Internet administration has become less clear and private parties have begun to assume a larger role in the enhancement and maintenance of the Internet's infrastructure. The NSF, for example, has completed a two-year phased withdrawal of its funding for the Internet "backbone" and has transferred this responsibility to a group of private telecommunications carriers that are commercially funded.

     The Company believes that in order to support the demands placed on this evolving and rapidly growing medium of commerce and information exchange, a wide range of products and services will need to be developed and enhanced, including: (i) domain name registration services; (ii) Intranet services; and
(iii) Internet-enabling products and services.

     Domain Name Registration Services. All communication on the Internet requires an electronic address. Currently, the Internet functions through the establishment of a unique Internet identity (a "domain name") for an electronic address and the proliferation of such domain name in the global Internet root servers. Currently, there are 13 root servers, ten of which are located in the United States, two of which are located in Europe and one of which is located in Asia. When communication with a particular host within a domain name is required and the IP address of that host is not known locally, the root servers make that information available or "point" to a direct or indirect source of the information. See "Risk Factors -- Reliance on Third Parties."

     An Internet domain name is made up of a top-level domain ("TLD"), such as .com or .net, and additional domain levels consisting of at least one additional domain level, referred to as a second level domain name. For example, in the domain name "companyX.com," "companyX" is the second level domain name. With the increased commercialization of the Internet, second level domain names are being utilized not only by large corporations but also increasingly by other users, including small businesses, organizations and individuals. Particularly within the .com TLD, users are also registering domain names to establish Internet identities for other purposes such as trademarks, products and events. The most common TLDs include .com, used primarily by commercial entities, .org for nonprofit organizations, .net for network service providers, .edu for universities and .gov for United States governmental entities, as well as country code TLDs represented by "." followed by two letter country codes (e.g.,
 .us for the United States, .uk for the United Kingdom and .de for Germany).

     Because the Internet is not bound by geography or lines of business, coordination and administrative services are required for the registration, allocation and use of TLDs and for the effective operation of the Internet. Initially, in the United States, registration of domain names was primarily performed by government or nonprofit agencies. In 1993, the NSF entered into the Cooperative Agreement with the Company for the performance of these functions for the .com, .org, .net, .edu and .gov TLDs. The Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement to September 1998. The Cooperative Agreement is subject to review by the NSF and may be terminated at any time by the NSF at its discretion or by mutual agreement. See "Risk Factors -- Uncertain Status of the Cooperative Agreement," "-- Recommendations and Proposals to Increase Competition in Registration Services" and "-- Relationship with the NSF; Recent Developments in the Internet Community."

     Intranet Services. Many enterprises are adopting "Intranets" that employ Internet data formats and communications protocols. Intranets enhance user productivity and connectivity allowing users controlled access to internal information while also accessing and exchanging information on the Internet. As more businesses, organizations and individuals establish an Internet presence and begin to deploy Intranets, there will be an increasing demand for Intranet development and re-engineering services, network and systems security services and Intranet-enabled business solutions. In addition, the Company believes that Intranets are becoming increasingly sophisticated and are allowing users increased capabilities and improved access to information. As a result, corporations are increasingly seeking experienced networking firms to enable all of these services. According to Zona Research, Inc., the market for Intranet services in the year 1999 will exceed $14 billion, up from approximately $3 billion in 1996.

     Internet-Enabling Products and Services. The proliferation of Internet users provides businesses, other organizations and individuals with new means by which to conduct business. To facilitate business-to-business and business-to-consumer transactions, Internet users are seeking important enabling products and services, such as transaction security services, electronic payment mechanisms and directory and information services. The Company believes there will be opportunities for entities which can facilitate, develop and distribute such products and services and make them more readily accessible and easy to use.

THE NSI SOLUTION

     Network Solutions is the leading Internet domain name registration service provider worldwide. The Company currently acts as the exclusive registrar of second level domain names within the .com, .org, .net, .edu and .gov TLDs. In this capacity, the Company enables the efficient operation of the Internet by supplying each of the Internet root servers located around the world with an identical copy of the file for all second level domain names in these TLDs. By registering Internet domain names, the Company enables businesses, other organizations and individuals to establish a unique Internet presence from which to communicate and conduct commerce. The Company believes that it has been at the forefront of the development, administration and coordination of standards, policies and functions needed to facilitate the registration process, including dissemination of domain name database information to root servers throughout the world and administration of a domain name dispute policy.

     The Company is working to expand its domain name registration business and to continue to improve the registration process by: (i) increasing the use of the .com TLD worldwide; (ii) expanding its relationships with Internet access providers by offering enhanced registration services to their customers; (iii) stimulating demand for domain name registrations in targeted customer segments;
(iv) working with major platform providers to embed the registration function into server software applications; (v) facilitating ease of use of and access to its registration service; and (vi) establishing international alliances and developing multilingual capability. The Company intends to develop a portfolio of Internet-enabling products and services, which may include directory and distribution services, that allows the Company to build upon its position in the registration process and makes proper use of the customer data that it collects.

     The Company also provides Intranet consulting and network design and implementation services to large companies that desire to establish or enhance their Internet presence or "re-engineer" legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base. The Company's Intranet services have evolved from the Company's Internet pioneering efforts that date back to 1979 and presently include: (i) Intranet development and re-engineering;
(ii) network and systems security; and (iii) Intranet-enabled business solutions.

THE NSI STRATEGY

     The Company's goal is to maintain its position as the leader in Internet domain name registration services and to build on this position to be a leading provider of Intranet services and Internet enabling products and services. The Company's strategy includes the following key elements:

     Maintain Position as a Leading Provider of Registration Services. The Company intends to maintain and enhance its position as a leader in domain name registration by promoting the .com TLD as the accepted and preferred Internet address for commercial presence on the Internet worldwide. The Company also intends to develop and implement standards, policies and functions designed to enhance the ease, speed and security of the registration process by adding new capabilities to facilitate the registration process and providing quality customer service and support.

     Establish and Expand Marketing Relationships. The Company intends to establish and expand relationships with companies worldwide to promote its services, penetrate new customer bases and integrate third party products and services. The Company has established, and is seeking to further pursue relationships with, Internet access providers to enhance its ability to offer second level domain names and pursue its Intranet services opportunities.

     Maintain Active Role in Establishment of Future Internet Standards and Policies. The Internet currently operates under a system of mutual collaboration and cooperation and has historically been administered by governmental and nonprofit organizations. The Company intends to continue to cooperate with these organizations and maintain an active role in the global Internet community to ensure that the Internet continues to flourish and that the Company remains at the forefront of continuing change in the Internet. The Company believes that its expertise in the Internet and its participation in the Internet community should enable it to facilitate the proliferation of Internet usage worldwide and provide it with a competitive advantage in the development of its service offerings.

     Build and Strengthen Intranet Services Business. The Company intends to further develop its existing in-depth knowledge of and experience in Internet technologies to develop a leading Intranet services business. The Company believes that delivering dependable, high-quality Intranet solutions is critical to strengthening its relationships with existing clients, gaining repeat business and generating new business from referrals. Further, the Company intends to utilize its relationship with SAIC in this area by continuing to work with SAIC on a subcontract basis and seeking referrals to SAIC's customers and strategic partners.

     Provide Complementary Enabling Products and Services. The Company intends to develop a portfolio of Internet-enabling products and services that build on its registration activities and the customer data that the Company collects. These enabling products and services could include directory and other services to be developed by the Company and distribution of third party product and service offerings through on-line enrollment for such products and services embedded within the Company's domain name registration home page.

     Leverage Technology Leadership. The Company has assembled management and engineering teams with extensive experience in the information technology industry and specifically the Internet and intends to leverage this experience in the development of enabling technologies to support the continued enhancement of infrastructure flexibility and scalability, customer ease of use and embeddedness in access sources. The Company is committed to integrating state-of-the-art technology in its service offerings and believes that service quality and reliability should be a significant differentiating factor in its market.

     Pursue Strategic Acquisitions. The Company intends to identify and, where appropriate, pursue acquisition opportunities which would provide businesses, products, services or technologies complementary to the Company's current business, although it is not currently contemplating any such acquisitions.

     The Company's strategy involves substantial risk. There can be no assurance that the Company will be successful in implementing its strategy or that its strategy, even if implemented, will lead to successful achievement of the Company's objectives. If the Company is unable to implement its strategy effectively, the Company's business, financial condition and results of operations would be materially and adversely affected.

NSI SERVICES

     Registration Services. Registration services is the Company's core business. The Company registers second level domain names in the .com, .org,
 .net, .edu and .gov TLDs, enabling registrants to establish a unique identity on the Internet. The Company's largest source of customers are Internet access providers, which request domain names on behalf of their subscribers.

     Prior to September 14, 1995, the Company was reimbursed by the NSF for providing registration services under a cost reimbursement plus fixed-fee contract. On September 14, 1995, the NSF and the Company amended the Cooperative Agreement to authorize the Company to begin charging customers a subscription fee of $50 per year for each second level domain name registered. The Company's registration services customers in the .com, .org and .net TLDs are invoiced for a two-year subscription fee of $100 for initial registrations and $50 per year for renewals of initial registrations. Under the terms of the amendment to the Cooperative Agreement, 30% of the subscription fees collected are required to be set aside to be disbursed in a manner approved by the NSF for the enhancement of the intellectual infrastructure of the Internet. See "-- Relationship with the NSF; Recent Developments in the Internet Community."

     The Company believes that high quality customer support is vital to client satisfaction. The registration subscription fee provides the customer with access to a registry help desk and an on-line processing facility and account information updates. The Company's help desk and on-line processing facility are factors in the success of the Company's registration business because they are the front line to the customer and provide initial and ongoing customer service and support. This facility currently processes over 40,000 telephone calls and over 300,000 electronic transactions monthly. At the end of 1996, the Company entered into arrangements to outsource certain back office operations, which the Company believes has improved customer service and account handling and expanded the Company's capacity to service larger volumes of registrants. See
"-- Operations."

     The Company has been registering domain names pursuant to the Cooperative Agreement since 1993 and has made significant investments in its registration services business. The Company believes that it currently possesses the following competitive advantages in the domain name registration business:

- Large, Established Customer Base. The Company currently maintains in excess of one million unique domain name registrations. As a result, the Company believes it has the infrastructure required to realize significant scale efficiencies throughout the registration process and believes that it has established credibility in the Internet community. In addition, this large customer base allows the Company to benefit from its policy which requires that customers prepay for two years for rights to a unique domain name registration. As customers invest in their web sites for advertising, branding and other business-critical activities, the Company believes they will be increasingly inclined to renew at the end of the initial two-year subscription period.

- Recognition of the .com TLD. The Company believes that the .com TLD, of which the Company is currently the exclusive registrar, has perceived value to commercial users on the Internet. Further, the Company believes that there is an emerging trend among commercial entities outside of the United States to establish an Internet presence within the .com TLD, rather than within or in addition to a country code TLD.


- Strategic Agreements with Internet Access Providers. The Company has entered into agreements to provide specialized services to certain Internet access providers who register a significant number of second-level domain names with the Company on behalf of such providers' customers. This program provides such Internet access providers with customized registration services and provides the Company with a multi-year registration stream from such providers. As of September 15, 1997, the Company has entered into agreements with 38 Internet access providers, including: MCI, Inc., America Online, Incorporated (PrimeHost Division), TABNet and Rapidsite, Inc.


- Established Technical Infrastructure. The Company believes that the technical requirements to build and to operate a competitive domain name registry are significant. Substantial portions of the Company's software is custom-developed and proprietary. The Company's internal software includes an automated registration capability which currently processes in excess of 90% of all new registration requests without human intervention. See
    "-- Operations."

- Experience in the Administration of Domain Name Dispute Policy. The Company's staff is experienced in the establishment and administration of the Company's domain name dispute policy, which is an integral part of the maintenance and administration of the Company's domain name registration business. As of July 31, 1997, the Company had received over 2,700 written objections to the registration and use of certain domain names. Of these, approximately 1,400 were disputes in which the Company's domain name dispute policy was involved. Although 36 of these objections have resulted in litigation involving the Company, as of July 31, 1997, no damages have been awarded against the Company to any plaintiff. The Company expends considerable management and legal resources in the development, refinement and administration of its domain name dispute policy.

- Skilled Technical Personnel. The Company believes that significant engineering talent is required to create a registration services capability and that knowledge of DNS structures, Internet security, data routing and routing protocols is critical to creating and enhancing registration service capabilities. The Company developed RWhois, a standard open protocol, that is used for the registration services business. The Company's engineering staff has significant expertise in the RWhois protocol. The Company believes that engineers skilled in protocol development are difficult to identify, hire and retain and thus its staff of engineers represents a valuable resource.

The Company believes that these competitive advantages are significant and that existing and additional competing registries will need similar capabilities.

     In addition, the Company is working to expand its domain name registration business and to continue to improve the registration process by:

- Increasing the Use of the .com TLD Worldwide. The Company believes that it can continue to grow its Internet registration business by promoting global recognition of the .com TLD. The Company has begun and intends to continue to promote the use of the .com TLD and to establish .com as the most recognized domain for individuals and organizations conducting business on the Internet.

- Expanding Relationships With Internet Access Providers. The Company intends to build upon its current relationships with certain Internet access providers that have agreed to participate in its Premier Domain Registration Service program and intends to pursue relationships with additional Internet access providers. Through these relationships, the Company believes it will be able to deliver enhanced registration services and identify additional opportunities to expand its registration services business.

- Stimulating Demand for Domain Name Registrations in Targeted Customer Segments. The Company is seeking to expand the number of registrations in targeted customer segments both domestically and internationally. The Company believes that customer segments such as small business users, individuals, holders of trademarks, service marks and product marks and event sponsors could offer significant potential for growth if the Company actively markets a portfolio of registration services to these segments.

-   Working with Major Platform Providers to Embed the Registration
    Function. The Company is seeking to expand its domain name registration business through agreements with major platform providers (i.e., operating system manufacturers or hardware vendors who provide bundled operating system software) to embed an automated registration function through a "point-and-click" interface directly into the installation procedures. For example, in December 1996, the Company entered into an agreement with Microsoft Corporation ("Microsoft") to provide a "point-and-click" interface intended to allow users to automatically register a domain name with the Company upon initialization of the server.

- Facilitating Ease of Use and Access to Registration Services. The Company has undertaken a number of initiatives that are intended to make the registration process easier, more streamlined and more accessible. The Company believes that ease of use is becoming increasingly important as the Internet is being more widely adopted by users who are less technically sophisticated. The Company is currently in the process of simplifying the registration template accessed by customers to effect registration of a domain name. To facilitate payment of registration renewal fees, the Company intends to implement electronic payment mechanisms that will allow the user to pay for the domain name directly from the user's host machine.

- Establishing International Alliances and Developing Multilingual Capability. The Company intends to establish strategic alliances with international registries to build a foundation for its international operations. As these entities add Internet service to their offerings for their customers, the Company intends to offer "ease of use" solutions for entities worldwide for registration in the .com, .org and .net TLDs. The Company also intends to establish a multilingual call center capability to further assist with international registrations.

     Intranet Services. The Company provides consulting and network systems integration services for clients utilizing Internet technologies for internal networks (i.e., Intranets). The Company's network systems engineers have extensive knowledge of and experience in such areas as local area network ("LAN")/wide area network ("WAN") Internet protocols, router technology, switching technology, remote access technology, virtual private network technology, network security technology, network management technology, network components, IP addressing strategy, domain name architecture, efficient IP address space usage, Web applications development, UNIX systems (highly modular and flexible computer systems) and network operating systems. By leveraging this knowledge and experience, the Company is able to provide solutions to clients' complex network needs.

     As part of its Intranet services offering, the Company provides Intranet development and re-engineering; network and systems security; and Intranet-enabled business solutions.

- Intranet Development and Re-engineering. The Company offers a full line of services to help develop, optimize, and integrate Intranet solutions in a manner tailored to individual clients. Some of the more significant services include Intranet business workflow and service level analysis; IP address space engineering; domain name system ("DNS") and dynamic host configuration protocol ("DHCP") architecture engineering; routing and switching architecture engineering; Extranet (IP networks through which companies run Web applications for external use by their customers) architecture engineering; virtual private network architecture engineering; electronic messaging architecture engineering; network capacity and performance management; and new technology integration. The Company also provides planning and analysis to implement disaster recovery and contingencies for network system failures.

- Network and Systems Security. The Company provides a full range of security consulting services, including security architecture assessment, planning and implementation. The security architecture establishes the access and protection controls that will permit internal and remote users to access computer systems, databases and applications on the network, while protecting against unauthorized or inadvertent access to information or misuse of systems services. The Company's methods to secure the backbone, LAN-to-WAN access, remote access and facilities can supplement or replace existing systems security measures. The Company maintains resident expertise in emerging network protocols, encryption and key technologies, firewalls, packet filters, proxy services, secure remote access strategies and secure Intranet servers.

- Intranet-Enabled Business Solutions. The Company offers Intranet- and Extranet-enabled solutions for client business applications and services. In this regard, the Company leverages Internet technologies to deliver enterprise-wide solutions and develop business automation systems that can be accessed by any client system, are quickly adaptable, and are easily maintained. Such solutions may include: implementation of Extranets to support clients' electronic commerce applications; planning and implementation of clients' Internet presence and commerce capabilities; re-engineering of legacy applications for Intranet-based delivery; and hosting of private and public Intranet servers.

     The Company also maintains an Intranet Solutions Center which provides outsourcing services for remote network and security systems monitoring, network performance management and management of the development and hosting of clients' total Web presence.

     NationsBanc is currently the Company's largest Intranet services client, accounting for 41.3% of the Company's Intranet services business net revenue and 7.8% of the Company's total net revenue in the six months ended June 30, 1997. NationsBanc originally contracted with the Company in 1993 and the Company currently provides network design and engineering services as well as a variety of project specific services for NationsBanc. The Company's current contract with NationsBanc is a three-year contract commencing January 1, 1997 and is a requirements contract under which the Company's services are ordered by task orders issued by NationsBanc.

     The Company sells and markets its Intranet services business primarily to large companies that desire to establish or enhance their Internet presence. The Company's Intranet services are generally provided to customers on a time and expense basis. The Company also performs a limited number of engagements on a fixed-price basis. Many of the Company's recent Intranet services clients have been developed through direct contact or referrals from its parent company, SAIC. The Company intends to continue to leverage its relationship with SAIC to access SAIC's major customers and strategic partners. The Company has recently begun to provide Intranet services on a limited basis in the Latin American market through Informatica, Negocios y Tecnologia S.A. ("INTESA"), SAIC's joint venture with Petroleos de Venezuela, S.A., the Venezuela National Oil Company. As part of this joint venture, the Company is currently subject to a noncompetition arrangement pursuant to which the Company has agreed to provide, with certain limited exceptions, Intranet services in the Latin American market solely through INTESA. See "Risk
Factors -- Limited Service Offerings to Date; Reliance on Domain Name Registration Services and Intranet Services for Substantially All Revenue."

MARKETING AND DISTRIBUTION RELATIONSHIPS

     The Company intends to establish and expand relationships with companies worldwide to promote its services, penetrate new customer bases and integrate third party products and services.


     Strategic Agreements with Internet Access Providers. The Company has developed a service offering which provides specialized services to Internet access providers who register a significant number of second-level domain names per month on behalf of their customers. The Company's Premier Domain Registration Service offering provides an Internet access provider with personalized account management, customized billing and financial reports, priority registration with 24-hour customer support, private e-mail boxes and other customized features. As of September 15, 1997, the Company has entered into agreements with 38 Internet access providers, including: MCI, Inc., America Online, Incorporated (PrimeHost Division), TABNet and Rapidsite, Inc.


     Server Software Applications. The Company has entered into an agreement with Microsoft to provide a "point-and-click" interface for an automated registration function. This interface is designed to facilitate the ease of the registration process for users of the server software and to allow for the Company to have a preferred provider position on the registration wizard screen that appears during the server initialization process. The Company is currently in discussions with certain other server platform providers pursuant to which such a "point-and-click" interface will be embedded in their server software.

     Internet-Enabling Products and Services. The Company has entered into several agreements designed to allow the Company to build upon its strategy of becoming an Internet-enabling business center where a business or individual can have access to companies which provide the enabling products and services to conduct business on the Internet.

     The Company has entered into an agreement with VeriSign, Inc. ("VeriSign") pursuant to which the Company provides its customers with direct access to VeriSign's server security certificates through the Company's domain name registration process. The Company will receive a portion of VeriSign's subscription fees for providing such access to VeriSign subscribers. The Company has also entered into an agreement with First Virtual Holdings Corporation ("First Virtual") pursuant to which the Company implemented First Virtual's VirtualPIN as a form of payment for the Company's customers. Under the agreement, users may register for First Virtual VirtualPINs through the registration process for which the Company receives a portion of the fee, assuming certain targets are met. Several other initiatives are being pursued, all focusing on utilizing the registration process to provide access to Internet enabling products and services.

OPERATIONS

     To register a domain name within the .com, .org, .net, .edu and .gov TLDs, the Company's customer or the customer's Internet access provider completes a registration template which is submitted to the Company via e-mail. Once the customer is registered, the Company loads the domain name into the root servers located around the United States and in Europe. The Company believes that the technical requirements to build and to operate a competitive domain name registry are significant. Substantial portions of the Company's in-house registration software have been custom-developed and are proprietary. The Company's in-house registration software includes an automated registration capability which currently processes in excess of 90% of all new registration requests without human intervention. The Company maintains a help desk and on-line processing facility which provides initial and ongoing customer service and support. This facility currently processes over 40,000 telephone calls and over 300,000 electronic transactions monthly.

     The Company's registration services are supported by seven T1 and one T3 (high speed data communications line) links connected to five ISPs. The aggregate capacity of the Company's T1 links is 10.5 megabits per second. In addition, the Company recently added the T3 link with a capacity of 45 megabits per second, thus the aggregate capacity of the T1 and T3 links is 55.5 megabits per second. By connecting to five different providers, the Company seeks redundancy to ensure constant access to the Internet should any given ISP or link develop complications. The Company believes its current network is adequate and that any additional capacity will be available in the future as needed.

     The Company leases its computer equipment which allows the Company to maintain the latest technology within its operating infrastructure. The Company has approximately 100 UNIX workstations running a variety of applications to evenly distribute operations. Additionally, the Company utilizes several large network file servers to support its directory and registration services. These servers provide a mirrored file system for enhanced reliability and back-up coverage.

     On June 16, 1997, the Company opened a 31,000 square foot facility to support its Internet business operations. This leased facility is designed to meet current registration services customer support needs as well as to provide expansion capability for future business. It includes: (i) a call center; (ii) a training center equipped for both computer and telephone training, including a simulated operations environment; and (iii) a new computer room with expanded systems and telecommunications services. The Company believes that this new facility with the accompanying system enhancements should provide the environment and tools that are essential for quality customer support.

     Since November 1996, the Company has been outsourcing certain back office functions, including invoicing, check processing and credit card payment processing. The Company is not outsourcing its core proprietary automated registration process and associated security system. These outsourcing efforts, in conjunction with new invoicing procedures implemented in 1997, have improved customer service and account handling and expanded the Company's capacity to service larger volumes of registrants.

OTHER PRODUCTS AND SERVICES DEVELOPMENT

     The Company's products and services development activities in areas other than registration services and Intranet services are focused primarily on the development of Internet-enabling products and services, including a possible directory service based on the RWhois protocol (an enhanced server version of the Whois protocol) developed by the Company. The Company's current directory service technology, which is made available free of charge, employs a look-up method called "Whois," a widely accepted Internet protocol and the interface to the Company's global registry database. Whois allows a user to perform simple queries for second level domain names and to retrieve additional information about a customer, including the customer's name, location and points of contact. The Company's Whois server currently receives more than 15 million queries per month. The Company intends to develop a portfolio of Internet-enabling products and services that allows the Company to build upon its position in the registration process and makes proper use of the customer data that it collects.

     There were no research and development expenses in 1995, in large part because any such expenditures were generally reimbursable under the NSF contract. In 1996, research and development expenses were $680,000 or 3.6% of net revenue. For the six months ended June 30, 1997, research and development expenses were $718,000 or 3.8% of net revenues. The Company believes that significant and continuing investments in products and services development will be required to maintain its position as the leader in the domain name registration business and to achieve its strategy of leveraging its registration services business to offer and distribute other enabling services. The Company's future financial performance will be dependent upon its ability to develop and commercialize in a timely manner new services that can be offered in conjunction with the Company's current domain name registration services and that meet the changing requirements of its customers.

     The successful development and commercialization of new technology, products and services involves many risks, including the identification of new Intranet and Internet-related product and service opportunities, the successful completion of the development process, and the identification, retention and hiring of appropriate research, development and technical personnel. There can be no assurance that the Company can successfully identify new products and service opportunities and develop and bring to market in a timely manner new technologies, products or services, or that technologies, products or services developed by others will not render those of the Company noncompetitive or obsolete. Failure by the Company to develop new technologies, products or services and bring them to market in a timely manner could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Technological Change and Additional Technology, Products and Services."

RELATIONSHIP WITH THE NSF; RECENT DEVELOPMENTS IN THE INTERNET COMMUNITY

     In 1993, the Company entered into the Cooperative Agreement with the NSF, which had been funding the Defense Information Systems Agency, to act as the registrar for second level domain names within the .com, .org, .net, .edu and
 .gov TLDs. Under the Cooperative Agreement, the Company was given the responsibility for ensuring the quality, timeliness and effective management of registration services to non-military Internet users and networks. The registration services to be provided by the Company under the Cooperative Agreement included domain name registration, domain name server registration, network number assignment and autonomous system number assignment and IP address mapping and allocation worldwide. During the term of the Cooperative Agreement, the Company is required to file periodic reports regarding its status and proposed budget and goals. At the conclusion of the Cooperative Agreement, the Company will be required to submit a final report describing all work performed and problems encountered.

     Originally, the Cooperative Agreement was a cost reimbursement plus fixed-fee contract but expressly contemplated that possible future changes under the Cooperative Agreement could include the imposition of a user-based fee structure. In 1995, in response to the rapidly growing volume of registrations from commercial entities (primarily in the .com TLD), the NSF and the Company mutually agreed to move from a cost reimbursement plus fixed-fee contract to a subscription fee based contract. Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to authorize the Company to begin charging customers a subscription fee of $50 per year for each second level domain name registered. The Company's registration services customers in the
 .com, .org and .net TLDs are invoiced for a two-year subscription fee of $100 for initial registrations and $50 per year payable for renewals of initial registrations. Under the terms of the amendment to the Cooperative Agreement, 70% of the subscription fees collected is retained by the Company and 30% is required to be set aside to be disbursed in a manner approved by the NSF for the enhancement of the intellectual infrastructure of the Internet.

     With the commercialization of the Internet, the role, if any, that the NSF will play in the Internet and the legal authority underlying its role are at present unclear. Withdrawal of or challenges to the NSF's sponsorship or authorization of the Company's activities could create a public perception or result in a finding that the Company lacks authority to continue in its role as registrar or to charge fees for its domain name registration services. The impact, if any, of any such public perception or finding is unknown but could materially and adversely affect the Company's business, financial condition and results of operations. Further, the Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement through September 1998. The terms of the Cooperative Agreement are subject to review and adjustment by the NSF on an annual basis. In addition, the Cooperative Agreement may be terminated by the NSF at any time at its discretion or by mutual agreement. When the Cooperative Agreement is terminated or if there is a change in the terms of the Cooperative Agreement or the Company's status as the exclusive registrar for domain names in the .com TLD, the Company's business, financial condition and results of operations could be materially and adversely affected. Although the impact of the termination of the Cooperative Agreement is uncertain, such termination could have a material adverse effect on the Company's revenue, particularly as the Company's revenue growth in recent periods has been primarily attributable to increases in registrations in the
 .com TLD. The NSF has stated that the Cooperative Agreement will not be re-awarded to the Company or awarded to any other entity. However, there can be no assurance that the NSF will not award the Cooperative Agreement to another entity and, if the Cooperative Agreement is awarded to another entity, the Company's business, financial condition and results of operations would be materially and adversely affected.

     The Cooperative Agreement does not prohibit the establishment of competing registries. No single organization or entity (including the NSF) currently has formal authority over all aspects of the Internet and the Internet currently operates under a system of mutual cooperation. As a result, it is unclear which organization or entity, if any, will govern the authorization for the registration of domain names. Various governmental, technical and Internet groups are currently discussing how the award and administration of future contracts for registration services in the .com TLD, other existing TLDs and new TLDs may take place, and are considering whether and how to enable other parties to enter the domain name registration business. The Company is also an active participant in this process. A consensus regarding such issues could be reached and implemented in the near future and prior to the expiration of the Cooperative Agreement. For example, some members of the Internet community have discussed various concepts such as adding new TLDs, which could result in significant competition for domain name registrations, including competition on the price charged by the Company for domain name registrations. In February 1997, the IAHC issued its recommendation designed to increase competition in domain name registrations in which it proposed the creation of additional registries, additional TLDs and the possible sharing of new and existing TLDs. In April 1997, the IAHC issued an MOU seeking support for its recommendations. This MOU has been signed by a number of organizations in the Internet community. In April 1997, the Company issued its own recommendations to increase competition in domain name registration. The Company's recommendations focus on creating additional TLDs as well as on the future administration and technical operation of the Internet. Other groups or entities may also make other proposals concerning these and other issues. Implementation of competing registries, additional TLDs, the sharing of the Company's TLDs or other recommendations or proposals of these groups could have a material adverse effect on the Company's business, financial condition and results of operations. See "-- Uncertainty of Internet Governance and Regulation" and "Risk
Factors -- Uncertain Status of the Cooperative Agreement" and
"-- Recommendations and Proposals to Increase Competition in Registration Services."

     The description of the Cooperative Agreement set forth above and elsewhere herein is intended to be a summary, and, while, material terms of the Cooperative Agreement are set forth herein, the description is qualified by reference to the Cooperative Agreement and the amendments thereto filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The Company has recently received authorization from the NSF to shift the allocation and administration of IP addresses to a not-for-profit organization. In support of this initiative, the Company has incorporated a not-for-profit organization named the American Registry for Internet Numbers (the "ARIN") to administer IP addresses for North and South America and parts of Africa. The Company anticipates that the responsibility for the allocation and administration of IP addresses will be transferred to ARIN by the fourth quarter of 1997. The Company has agreed with the NSF to provide financial support to ARIN through the end of the first quarter of 1998. The Company believes that the amount of such support will not differ materially from the amount which the Company currently pays in support of such activities.

COMPETITION

     The Company currently is the exclusive registrar for second level domain names within the .com, .org, .net, .edu and .gov TLDs. Multiple registries do not currently register names in the same TLD, but this may change in the future. The Company currently faces competition in the domain name registration business from registries for country codes, third level domain name providers such as Internet access providers and registries of TLDs other than those TLDs currently being registered by the Company. A number of entities have already begun to offer competing registration services using other TLDs. Future competition in the Company's domain name registration business could come from many different companies, including, but not limited to, major telecommunications firms, cable companies and Internet access providers. Such entities have core capabilities to deliver registration services, such as help desks, billing services and network management, along with strong name recognition and Internet industry experience. Other companies with some or all of these capabilities may also enter the registration business. Also emerging is a growing contingent of domain name resellers. The Company's position as the leading registrar of domain names could be materially and adversely affected by the emergence of any of the foregoing competitors and potential competitors, many of which have longer operating histories and significantly greater name recognition and greater financial, technical, marketing, distribution and other resources than the Company. In addition, the Company's revenue and subscription fees could be reduced due to increasing competition. For example, other entities may bundle domain name registrations with other products or services, effectively providing such registration services for free. If operational and administrative arrangements or technology permitting multiple competitors to register domain names in the same or other TLDs are developed or if competition occurs in the domain name registration business, the Company's business, financial condition and results of operations could be materially and adversely affected. See "Risk
Factors -- Competition in Domain Name Registration Business."

     Companies with Internet expertise are current or potential competitors to the Company's Intranet consulting services. Such companies include systems integrators and consulting firms, such as Andersen Consulting, IBM Global Services and International Network Services. The Company also competes with certain companies that have developed products that automate the management of IP addresses and name maps throughout enterprise-wide Intranets, and with companies with internally-developed systems integration efforts. A number of these competitors and potential competitors have longer operating histories and greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the Company. There can be no assurance that the Company will be able to successfully compete in the Intranet services area. Failure by the Company to successfully compete in the Intranet services area could have a material adverse effect on the Company's business, financial condition and results of operations.

     In developing and distributing future products and services for the Internet-enabling services markets, the Company faces intense competition and expects to have multiple competitors for each of the products or services, if any, which it develops or sells. Many of the Company's potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing, distribution and other resources than the Company. Furthermore, the industry in which the Company intends to compete is characterized by rapid changes and frequent product and service introductions. To the extent a competitor introduces a competitive product or service prior to introduction of the same or similar product or service by the Company, market acceptance of the competitor's product or service may adversely affect the Company's competitive position. See "Risk Factors -- Competition in Intranet Services and Internet-Enabling Businesses."

UNCERTAINTY OF INTERNET GOVERNANCE AND REGULATION

     The Internet historically has been loosely administered by a number of government agencies which were involved in the creation of its infrastructure, initially ARPA and, more recently, the NSF. No single organization or entity (including the NSF) currently has formal authority over all aspects of the Internet and it currently operates under a system of mutual cooperation. Since the original role of the Internet was to link computers at governmental and academic institutions to facilitate communica-tion and research, the Internet was historically administered by entities which were involved in sponsoring research rather than by any of the traditional federal or state regulatory agencies. With the commercialization and internationalization of the Internet, the role of these entities in Internet administration has become less clear and private parties have begun to assume a larger role in the enhancement and maintenance of the Internet's infrastructure. The NSF, for example, has completed a two-year phased withdrawal of its funding for the Internet "backbone" and has transferred this responsibility to a group of private telecommunications carriers which are commercially funded. This lack of regulation and the legal uncertainties arising from it poses risks to the Company and to the commercial Internet industry in general. As described above, it is unclear which organization or entity, if any, will govern the authorization for the registration of domain names in the future. The lack of an appropriate organization or entity to govern the authorization for the registration of domain names could have a material adverse effect on the Company's business, financial condition and results of operations.

     The effective operation of the Internet is dependent on the continued mutual cooperation and consensus among an increasing number of entities, many of which have widely divergent interests. For example, the IP addresses allocated by ISPs to their customers are originally allocated by the IANA. Thus, the effective operation of the Internet is dependent on such continued allocation of IP addresses by IANA. Continuing to achieve consensus may become difficult or impossible and may become extremely time-consuming and costly. Achieving consensus may be made more difficult because of the lack of leadership by any one entity. This lack of regulation also creates great uncertainty as to the legality of any action, making business planning and operations difficult. Conversely, the lack of regulation could theoretically result in individuals and entities taking harmful or disruptive actions with respect to the Internet with impunity. There is a risk that a failure to achieve consensus among the various groups which are now informally administering the Internet could result in the disruption of Internet operations, the inability of any user to communicate with another user or the delay of infrastructure improvements necessary to the maintenance and expansion of the Internet. Any disruption to the administration, effective operation or maintenance and expansion of the Internet, in general, or the domain name registration system in particular, would have a material adverse effect on the Company's business, financial condition and results of operation. See "-- Relationship with the NSF; Recent Developments in the Internet Community" and "Risk Factors -- Uncertain Status of the Cooperative Agreement" and "-- Recommendations and Proposals to Increase Competition in Registration Services."

     The current lack of any centralized Internet management could also cause the U.S. federal or other governments to intervene with uncertain results. The U.S. government formed the ITF to study the issues surrounding domain name registration and governance of the Internet. The ITF is expected to solicit broad public input to these and other issues. This process is expected to be completed in early 1998. On July 1, 1997, the NTIA published a request for comments on the registration and administration of Internet domain names. This request appeared in the form of the NOI in the U.S. Federal Register with August 18, 1997 as the closing date for receipt of comments. The NOI requested specific input in five broad areas: general principles, general/organizational framework issues, creation of new TLDs, policy issues for new registrars and trademark dispute issues. The Company has submitted a response to the NOI request which includes a recommendation, among others, that an international public advisory group with U.S. government sponsorship be established to manage the Internet, including the domain name system, and that the U.S. government sponsorship of this international public advisory group continue through a transition period until a suitable international sponsor is selected. NTIA is expected to issue a report on the results of this NOI and to recommend a future course of action prior to June 1998 for the role of the U.S. government in Internet domain name registration. The ITF or NTIA processes or any other government-sponsored process could result in policies which may not be favorable to the Company or consistent with the Company's current or future plans. The outcome of these activities, therefore, could have a material adverse effect on the Company's business, financial condition and results of operations.

     In the United States, apart from its obligations under the Cooperative Agreement, the Company is not currently subject to direct regulation other than federal and state regulation applicable to businesses generally. However, changes in the regulatory environment could result in the Company being subject to direct regulation by the FCC or other U.S. regulatory agencies. For example, the Company is aware of certain industry requests to the FCC to review the impact of Internet usage on the U.S. telecommunications service providers, in particular, the generally lower cost structure for data transmission versus voice. In addition, as the Internet becomes more widespread internationally, there is an increased likelihood of international regulation. The Company cannot predict whether or to what extent any such new regulation will occur; however, such regulation could have a material adverse effect on the Company's business, financial condition and results of operations.

     Additionally, the applicability to the Company of existing laws governing issues such as intellectual property ownership is uncertain. Courts have indicated that, under certain circumstances, ISPs could be held responsible for the failure to prevent the distribution of material that infringes on others' copyrights and other intellectual property. The future interpretation by the courts of the obligation of domain name registration providers to prevent trademark infringement and other legal issues is uncertain. See "-- Litigation; Antitrust Investigation" and "Risk Factors -- Litigation; Antitrust Investigation."

     Costs incurred or decisions rendered as a result of government actions, including enactment of new laws or adoption of new regulations, investigations or lawsuits relating to any of the foregoing, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Uncertainty of Internet Governance and Regulation."

LITIGATION; ANTITRUST INVESTIGATION

     As of July 31, 1997, the Company had received approximately 2,700 written objections to the registration and use of certain domain names. Of these, approximately 1,400 were disputes in which the Company's domain name dispute policy was involved. As of July 31, 1997, the Company had been named as a defendant in 36 lawsuits. As of such date, the Company has been dismissed as a party from 25 of the 36 lawsuits and no damages have been awarded against the Company to any plaintiff. The lawsuits have generally involved domain name disputes between trademark owners and domain name holders. The Company's domain name dispute policy seeks to take a neutral position regarding these competing claims and is designed to address claims that a domain name registered by the Company infringes a third party's federal trademark. The Company is drawn into such disputes, in part, as a result of claims by trademark owners that the Company is legally required, upon request by a trademark owner, to terminate the right it granted to an alleged trademark infringer to register the domain name in question. Further, trademark owners have also alleged that the Company should be required to monitor future domain name registrations and reject registrations of domain names which are identical or similar to their federally registered trademark. The holders of the domain name registrations in dispute, have, in turn, questioned the Company's right, absent a court order, to take any action which suspends their registration or use of the domain names in question. Such litigation has resulted in, and any future litigation can be expected to result in, substantial legal and other expenses to the Company and a diversion of the efforts of the Company's personnel.

     Currently, domain name registration requests are allocated by the Company on a first-come, first-serve basis. The Company's domain name dispute policy is triggered when the Company is presented with a certified copy of a federal trademark certificate, proof that the trademark owner gave prior notice to the domain name registrant and an allegation of legal harm to the trademark owner. This policy provides for a detailed set of procedures designed to facilitate the resolution of such disputes between the parties. The policy also provides for the Company to be indemnified for any damages arising in connection with any litigation arising out of a dispute between claimants regarding the registration of a domain name. The Company bears its own costs and expenses associated with any litigation.

     On June 27, 1997, SAIC received a CID from the DOJ issued in connection with an investigation to determine whether there is, has been, or may be a violation of antitrust laws under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and the Company relating to their Internet registration business. Neither SAIC nor the Company is aware of the scope or nature of the investigation. The Company cannot reasonably estimate the potential impact of such investigation, nor can it predict whether a civil action will ultimately be filed by the DOJ or by private litigants as a result of the DOJ investigation or, if filed, what such action would entail. The Company is unable to predict the form of relief that might be sought in such an action or that might be awarded by a court or imposed as a result of any settlement between the Company and the DOJ or private litigants. Any such relief could have a material adverse effect on the Company's business, financial condition and results of operations.

     On March 20, 1997, PG Media filed a lawsuit against the Company in the United States District Court, Southern District of New York alleging that the Company had restricted access to the Internet by not adding TLDs in violation of the Sherman Act. In its complaint, PG Media has, in addition to requesting damages, asked that the Company be ordered to amend the root zone configuration file so that the file includes reference to PG Media's TLDs and nameservers. The Company has answered the complaint, but no motions are pending. In addition, the Company recently received written direction from the NSF not to take any action to create additional TLDs or to add any new TLDs to the Internet root servers until further guidance is provided by the NSF. The Company believes that it has meritorious defenses and intends to vigorously defend itself against the claims made by PG Media. While the Company cannot reasonably estimate the potential impact of such claims, a successful claim under the plaintiff's theory could have a material adverse effect on the Company's business, financial condition and results of operations.

     There can be no assurance that the Company will not be involved in additional litigation, investigations or other proceedings in the future, including proceedings challenging the Company's authority to continue in its role as a registrar or to charge fees for its domain name registration services. Any such proceedings, with or without merit, could be costly and time-consuming to defend, could divert management's attention and resources and could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Litigation; Antitrust Investigation."

INTELLECTUAL PROPERTY RIGHTS

     The Company's principal intellectual property consists of, and its success is dependent upon, the Company's proprietary software utilized in its registration services business and certain methodologies and technical expertise it utilizes in both the design and planned implementation of its current and future registration service and proposed Internet-enabling services businesses. Some of the software and protocols used by the Company in its registration service and, proposed Internet-enabling businesses are in the public domain or are otherwise available to the Company's competitors. In addition, in-depth technical knowledge and unique processes are critical to the Company's Intranet services business, in which a full range of consulting and systems integration services are offered in order to transition organizations from private, legacy networks to more scalable and efficient Intranets. The Company has no patents or registered copyrights but has several trademarks and service marks, including the Company's logo.

     The Company has compiled a database of information relating to customers in its registration business. While a portion of this database is available to the public, the Company believes that it has certain ownership rights in this database and is seeking to protect such rights. If it were determined that the Company does not have ownership rights in this database or if the Company is unable to protect such rights in this database or is required to share the database with its potential competitors, there could be a material adverse effect on the Company's business, financial condition and results of operations.

     The Company relies upon a combination of nondisclosure and other contractual arrangements with its employees and third parties and trade secret laws to protect its proprietary rights and limit the distribution of its proprietary information. There can be no assurance that the steps taken by the Company in this regard will be adequate to deter misappropriation of proprietary information or that the Company will be able to detect unauthorized use of its proprietary information and take appropriate steps to enforce its intellectual property rights. Furthermore, even if these steps are successful, there can be no assurance that others will not develop technologies that are similar or superior to the Company's proprietary technology. Although the Company believes that its services do not infringe on the intellectual property rights of others and that it has all rights necessary to utilize the intellectual property employed in its business, the Company is subject to the risk of claims alleging infringement of third party intellectual property rights. Any such claims could require the Company to spend significant sums in litigation, pay damages and develop non-infringing intellectual property or acquire licenses to the intellectual property which is the subject of asserted infringement. Failure by the Company to adequately protect its proprietary rights, or litigation relating to intellectual property rights, could have a material adverse effect on the Company's business, financial condition and results of operations. See "Risk Factors -- Intellectual Property Rights."

EMPLOYEES

     As of June 30, 1997, the Company had approximately 220 full-time employees. None of the Company's employees are covered by collective bargaining agreements. The Company believes that its relations with its employees are good.

FACILITIES

     The Company's principal executive office is located in Herndon, Virginia, in a 45,000 square foot facility subleased from SAIC under a sublease expiring in November 2002. The Company also leases an additional 31,000 square feet in a facility in Herndon, Virginia under a lease expiring in July 2002 and subleases a 10,000 square foot facility, also in Herndon, from SAIC under a sublease expiring in October 1999. Additionally, the Company subleases approximately 10,000 square feet in a facility in Charlotte, North Carolina, with portions of the sublease expiring in August 1998 and July 2002. The Company believes that its current facilities will be adequate for the next 12 months and that any additional facilities will be available in the future as needed on commercially reasonable terms.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Executive officers and directors of the Company and their ages as of July 31, 1997 are as follows:

                NAME                   AGE                       POSITION
-------------------------------------  ---   -------------------------------------------------
Gabriel A. Battista..................  52    Chief Executive Officer and Director
Michael A. Daniels(1)................  51    Chairman of the Board
Donald N. Telage.....................  52    Senior Vice President, Internet Relations and
                                             Special Programs and Director
Robert J. Korzeniewski...............  40    Chief Financial Officer
Raymond S. Corson....................  51    Senior Vice President, Business Development
David H. Holtzman....................  40    Senior Vice President, Engineering
A. Scott Williamson..................  39    Vice President, Engineering
Michael G. Voslow....................  37    Treasurer
Russell L. Helbert...................  40    Controller
J. Robert Beyster(1).................  72    Director
Craig I. Fields(2)...................  51    Director
John E. Glancy(2)....................  51    Director
William A. Roper, Jr.(2).............  51    Director
Stratton D. Sclavos(1)...............  35    Director

------------------------------

(1) Member of Compensation Committee.

(2) Member of Audit Committee.

     Gabriel A. Battista has served as Chief Executive Officer of the Company since October 1996 and as a director of the Company since November 1996. From September 1995 to October 1996, Mr. Battista served as President and Chief Executive Officer of Cable & Wireless, Inc., a telecommunications company and U.S. subsidiary of Cable & Wireless, P.L.C. From 1991 to 1995, Mr. Battista served as President and Chief Operating Officer of Cable & Wireless, Inc. and from 1987 to 1991, he served as the Chief Operating Officer of National Telephone Services, a long distance operator service company. Mr. Battista also serves as a director of Axent Technologies, Inc. and Systems & Computer Technology Corporation. Mr. Battista received a BSEE from Villanova University, an MSEE from Drexel University and an MBA from Temple University.

     Michael A. Daniels has served as Chairman of the Board of the Company since May 1995. Since 1986, Mr. Daniels has served in various positions with SAIC and has served as a Sector Vice President and Sector Manager for the Technology Applications Sector of SAIC since 1993. Prior thereto, Mr. Daniels served as a Group Senior Vice President of SAIC from 1991 to 1993. Mr. Daniels received a B.S. and an M.A. from Northwestern University and received a J.D. from the University of Missouri School of Law.

     Donald N. Telage has served as Senior Vice President of Internet Relations and Special Programs since February 1997 and as a director since May 1995. Dr. Telage also served as President and Chief Operating Officer of the Company from May 1995 to February 1997. Since 1986, Dr. Telage has served in various positions with SAIC and has served as a Group Senior Vice President of SAIC since 1993. Prior thereto, Dr. Telage served as a Corporate Vice President of SAIC from 1992 to 1993. Based on Dr. Telage's seniority, it was deemed appropriate for Dr. Telage to retain his titles with both SAIC and the Company. It is currently contemplated, however, that Dr. Telage will be devoting substantially all of his working time to the affairs of the Company. Dr. Telage received his B.A. in Psychology from the University of Connecticut and received an M.A. and a Ph.D. in Mathematics from Clark University.

     Robert J. Korzeniewski has served as Chief Financial Officer of the Company since March 1996. Since 1987, Mr. Korzeniewski has held a variety of senior financial positions with SAIC and has served as a Corporate Vice President for Administration of SAIC since 1989. Prior to SAIC, Mr. Korzeniewski was the Corporate Controller of Halifax Corporation, a publicly traded technology services company. Mr. Korzeniewski is a Certified Public Accountant and received a B.S. in Business Administration from Salem State College.

     Raymond S. Corson has served as Senior Vice President, Business Development, of the Company since July 1996. Mr. Corson has also served as a Vice President of SAIC since 1995. Since 1987, Mr. Corson served in various positions with the Company, including serving as Vice President of Marketing from March 1995 to July 1996, Vice President of Operations from January 1994 to March 1995 and Vice President of Network Support Services from July 1989 to January 1994. Prior to joining the Company, Mr. Corson served as Department Manager of Command, Control, and Intelligence in Unisys' Defense Systems. Mr. Corson attended Virginia Polytechnic Institute and State University from 1963 through 1966, majoring in Economics.

     David H. Holtzman has served as Senior Vice President for Product Development and Technology of the Company since February 1997. From September 1995 until January 1997, he served as Chief Scientist, IBM Internet Information Technology (InfoMarket) group. Prior to this, he served as a Senior Associate at Booz-Allen & Hamilton. Mr. Holtzman has a B.A. in Philosophy from the University of Pittsburgh and a B.S. in Computer Science from the University of Maryland.

     A. Scott Williamson rejoined the Company as Vice President, Directory Services, in March 1996 and has served as Vice President, Engineering, of the Company since November 1996. Mr. Williamson has also served as a Vice President of SAIC since 1996. Prior to rejoining the Company, Mr. Williamson served as Thomson Technology Internet Lab's Principal Researcher for the Thomson Corporation, a publishing company, from January 1995 to March 1996. Mr. Williamson originally joined the Company in 1985 and served in a variety of positions, including serving as a program manager from January 1992 to December 1994. Mr. Williamson received an A.A. from Northern Virginia Community College.

     Michael G. Voslow has served as Treasurer of the Company since January 1997. From January 1995 to January 1997, Mr. Voslow was Vice President and Corporate Controller for MAXM Systems Corporation ("MAXM"), a worldwide provider of computer software and professional services. Prior to joining MAXM, Mr. Voslow was a Senior Manager at Price Waterhouse where he served from August 1983 to January 1995. Mr. Voslow is a Certified Public Accountant and received a B.S. in Business Administration from Miami University (Ohio) and an M.B.A. in Finance from Duke University.

     Russell L. Helbert has served as Controller of the Company since December 1990 and as Manager of Finance for the Company since August 1985. Mr. Helbert has also served as an Assistant Vice President for Administration of SAIC since 1995. Prior to joining the Company, Mr. Helbert was a Division Controller with Browning-Ferris, Industries, a waste management services company. Mr. Helbert received his B.A. in Business Administration from the University of Buffalo.

     J. Robert Beyster has served as a director of the Company since November 1996. Dr. Beyster is the Chief Executive Officer and Chairman of the Board of SAIC, a company he founded in 1969. Dr. Beyster is a Fellow of the American Nuclear Society and a Fellow of the American Physical Society. Dr. Beyster is also the founder, President and a member of the Board of Trustees of the Foundation for Enterprise Development, a non-profit organization that promotes employee ownership. Dr. Beyster received his B.S.E. in Engineering and Physics and an M.S. and Ph.D. in Nuclear Physics from the University of Michigan.

     Craig I. Fields has served as a director of the Company since January 1997. Dr. Fields has served as a consultant to SAIC since 1994. Prior thereto, Dr. Fields served as Vice Chairman of Alliance Gaming Corporation, a diversified entertainment company, from 1994 to 1997. From 1990 until 1994, Dr. Fields served as Chairman and Chief Executive Officer of the Microelectronics and Computer Technology Corporation, a research and development consortium. In addition, Dr. Fields serves as a director of

ENSCO International Incorporated, Projectavision, Inc., Perot Systems Corporation, Muzak Incorporated, Intertech and Firearms Training Systems, Inc. Dr. Fields received a B.S. from the Massachusetts Institute of Technology and a Ph.D. from the Rockefeller University.

     John E. Glancy has served as a director of the Company since July 1996. Dr. Glancy has held a number of senior positions with SAIC since February 1980. Dr. Glancy has served as a Corporate Executive Vice President of SAIC since January 1994 and as a director of SAIC since July 1994. From April 1991 until January 1994, Dr. Glancy served as a Sector Vice President of SAIC. Dr. Glancy received a B.S. in Physics from the University of Pittsburgh, an M.S. degree in Nuclear Engineering from Cornell University and a Ph.D. in Applied Physics from Cornell University.

     William A. Roper, Jr. has served as a director of the Company since July 1996. Since April 1990, Mr. Roper has served as Senior Vice President and Chief Financial Officer of SAIC. Mr. Roper received a B.A. in Mathematics from the University of Mississippi.

     Stratton D. Sclavos has served as a director of the Company since January 1997. Mr. Sclavos has served as the President and Chief Executive Officer of VeriSign, Inc. since July 1995. From 1994 until July 1995, Mr. Sclavos served as Vice President of Worldwide Marketing and Sales for Taligent, Inc., a joint venture of Apple Computer, Inc., IBM Corporation and The Hewlett-Packard Company, Inc. From 1992 until 1993, Mr. Sclavos served as Vice President of Worldwide Sales and Business Development for GO Corporation, a mobile computing company. From 1988 until 1993, Mr. Sclavos served in various executive positions with MIPS Computers Systems. Mr. Sclavos received a B.S. in Electrical and Computer Engineering from the University of California, Davis.

     The Company currently has authorized eight (8) directors. All directors are elected to hold office until the next annual meeting of stockholders of the Company and until their successors have been elected. Officers are elected at the first board of directors meeting following the stockholders' meeting at which the directors are elected and serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

COMPENSATION OF DIRECTORS

     The Company's non-employee directors ("Outside Directors") currently receive no cash fees or annual retainer payments as part of their compensation. All directors are reimbursed for expenses incurred in connection with attending Board and committee meetings. The Company's 1996 Stock Incentive Plan provides that the Board of Directors may determine to allow an Outside Director to elect to receive his or her annual retainer payments, if any, and meeting fees from the Company in the form of cash, NSOs, Stock Units or a combination thereof. The number of NSOs to be granted to Outside Directors in lieu of annual retainers and meeting fees that would otherwise be paid in cash will be calculated in a manner determined by the Board of Directors. The number of Stock Units to be granted to Outside Directors will be calculated by dividing the amount of the annual retainer or the meeting fee that would otherwise be paid in cash by the arithmetic mean of the fair market values of one share of Common Stock on the 10 consecutive trading days ending with the date such retainer or fee is payable. In January 1997, Craig I. Fields and Stratton D. Sclavos each received NSOs to purchase 30,750 shares of the Company's Class A Common Stock with exercise prices of $14.00 per share (which was equal to 100% of the fair market value as determined in the good faith judgment of the Board of Directors on the date of grant). All such stock options vest as to 30%, 30%, 20% and 20% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

EXECUTIVE COMPENSATION

     The following table summarizes all compensation earned by or paid to the Company's current and former Chief Executive Officer and to each of the Company's four most highly compensated executive officers other than the Chief Executive Officer whose total annual salary and bonus exceeded $100,000 for services rendered in all capacities to the Company and SAIC during the fiscal year ended December 31, 1996 (the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                              LONG-TERM COMPENSATION
                                                         --------------------------------
                                 ANNUAL COMPENSATION      RESTRICTED          SECURITY
                                ----------------------       STOCK           UNDERLYING        ALL OTHER
 NAME AND PRINCIPAL POSITION    SALARY ($)   BONUS ($)   AWARDS ($)(1)     OPTIONS (#)(2)   COMPENSATION ($)
------------------------------  ----------   ---------   -------------     --------------   ----------------
Gabriel A. Battista(3)........     60,577      37,500            --            461,250                --
Chief Executive Officer
Donald N. Telage..............    165,719      35,010(4)     29,984(5)         153,750            13,209(6)
Senior Vice President,
Internet Relations and Special
Programs
Robert J. Korzeniewski........    120,731      20,011        19,989(7)         115,300             9,954(6)
Chief Financial Officer
Raymond S. Corson.............    118,519       7,524         7,476(8)          30,750             9,815(6)
Senior Vice President,
Business Development
Emmit J. McHenry(9)...........     17,523          --            --                 --           875,011(10)

------------------------------

 (1) Represents restricted shares of SAIC Class A Common Stock. The amount reported represents the market value on the date of grant (calculated by multiplying the Formula Price of SAIC's Class A Common Stock on the date of grant by the number of shares awarded), without giving effect to the diminution in value attributable to the restriction on such stock. As of December 31, 1996, the aggregate restricted stock holding of SAIC Class A Common Stock for the Named Executive Officers were as follows: Gabriel A. Battista -- none; Donald N. Telage -- 1,930 shares, with a market value as of such date of $44,062; Robert J. Korzeniewski -- 261 shares, with a market value as of such date of $5,959; Raymond S. Corson -- 220 shares, with a market value as of such date of $5,023; Emmit J. McHenry -- none; and all other employees -- 571,260 shares, with a market value as of such date of $13,041,866. Dividends are payable on such restricted stock if and when declared. However, SAIC has never declared or paid a cash dividend on its capital stock and no cash dividends on its capital stock are contemplated in the foreseeable future.

 (2) Represents options to acquire shares of the Company's Class A Common Stock.

 (3) Gabriel A. Battista joined the Company in October 1996. Mr. Battista's annual salary for 1996 would have been $350,000.

 (4) Includes the award of 193 shares of SAIC Class A Common Stock which had a market value on the date of grant (calculated by multiplying the Formula Price of the SAIC Class A Common Stock on the date of grant by the number of shares awarded) of $5,010.

 (5) Represents 1,155 shares of SAIC Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

 (6) Represents amounts contributed by SAIC for the Named Executive Officers under SAIC's Cash or Deferred Arrangement, SAIC's Profit Sharing Plan and SAIC's Employee Stock Ownership Plan.

 (7) Represents 770 shares of SAIC Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

 (8) Represents 288 shares of SAIC Class A Common Stock which vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively.

 (9) Emmit J. McHenry served as Chief Executive Officer of the Company until January 1996.

(10) Represents amounts paid to Emmit J. McHenry in connection with the settlement of an earnout, covenant not to compete and other agreements.

STOCK OPTION GRANTS

     The following table summarizes options to acquire shares of the Company's Class A Common Stock granted during the Company's fiscal year ended December 31, 1996 to the Company's Named Executive Officers. The amounts shown as potential realizable values on the options identified in the table are based on assumed annualized rates of appreciation in the price of the Company's Class A Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of the Company's Class A Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved. No stock appreciation rights were granted during the Company's 1996 fiscal year.

                     NSI OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                            NUMBER OF                                                     VALUE AT ASSUMED
                            SECURITIES   PERCENTAGE OF                                  ANNUAL RATES OF STOCK
                            UNDERLYING   TOTAL OPTIONS                                 PRICE APPRECIATION FOR
                             OPTIONS      GRANTED TO      EXERCISE OR                     OPTION TERM($)(5)
                             GRANTED     EMPLOYEES IN     BASE PRICE     EXPIRATION   -------------------------
          NAME                (#)(1)        1996(2)      ($/SHARE)(3)     DATE(4)         5%            10%
-------------------------   ----------   -------------   -------------   ----------   ----------     ----------
Gabriel A. Battista......     461,250         37.6            11.25        10/14/01    1,433,642      3,167,975
Chief Executive Officer
Donald N. Telage.........     153,750         12.6            14.00        11/24/01      594,696      1,314,123
Senior Vice President,
Internet Relations and
Special Programs
Robert J. Korzeniewski...     115,300          9.4            14.00        11/24/01      445,974        985,485
Chief Financial Officer
Raymond S. Corson........      30,750          2.5            14.00        11/24/01      118,939        262,825
Senior Vice President,
Business Development
Emmit J. McHenry(6)......          --           --               --              --           --             --

------------------------------
(1) The stock options vest as to 30%, 30%, 20% and 20% on the first, second, third and fourth year anniversaries of the date of grant, respectively. Under the terms of the Company's 1996 Stock Incentive Plan (the "Stock Plan"), the committee designated by the Board of Directors to administer the Stock Plan retains the discretion, subject to certain limitations within the Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) Based on options to purchase an aggregate of 1,225,725 shares of Class A Common Stock granted to NSI employees in 1996, including the Named Executive Officers.

(3) The exercise price on the date of grant was equal to 100% of the fair market value on the date of grant as determined in the good faith judgment of the Board of Directors. The exercise price may be paid in cash, check, by delivery of already-owned shares of the Company's Class A Common Stock subject to certain conditions, or pursuant to a cashless exercise procedure under which the optionee provides irrevocable instructions to a brokerage firm to sell the purchased shares and to remit to the Company, out of the sale proceeds, an amount equal to the aggregate exercise price plus all applicable withholding taxes.

(4) The options have a term of 5 years, subject to earlier termination in certain events related to termination of employment.

(5) Based on a base price per share equal to the exercise price. The exercise price was equal to 100% of the fair market value on the date of grant as determined in the good faith judgment of the Board of Directors. The fair market value of Mr. Battista's options was determined by the Board of Directors prior to the fair market valuation date of the options granted to the other Named Executive Officers and was based on several factors, including, but not limited to, the status of the Company's back office operations, strategic agreements and market conditions. The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future Class A Common Stock price. There can be no assurance that any of the values reflected in the table will be achieved.

(6) Emmit J. McHenry served as Chief Executive Officer of the Company until January 1996.

     The following table summarizes options to acquire shares of SAIC Class A Common Stock granted during the Company's fiscal year ended December 31, 1996 to the Company's Named Executive Officers. The amounts shown as potential realizable values on the options identified in the table are based on assumed annualized rates of appreciation in the price of SAIC Class A Common Stock of five percent and ten percent over the term of the options, as set forth in the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises are dependent upon the future performance of SAIC Class A Common Stock. There can be no assurance that the potential realizable values reflected in this table will be achieved. No SAIC stock appreciation rights were granted during the Company's 1996 fiscal year.

                     SAIC OPTION GRANTS IN LAST FISCAL YEAR

                                                                                        POTENTIAL REALIZABLE
                                                                                          VALUE AT ASSUMED
                                                                                        ANNUAL RATES OF STOCK
                            NUMBER OF      PERCENTAGE OF                                 PRICE APPRECIATION
                            SECURITIES     TOTAL OPTIONS                                         FOR
                            UNDERLYING       GRANTED TO     EXERCISE OR                   OPTION TERM($)(5)
                             OPTIONS        EMPLOYEES IN     BASE PRICE    EXPIRATION   ---------------------
         NAME             GRANTED (#)(1)   FISCAL YEAR(2)   ($/SHARE)(3)    DATE(4)       5%            10%
-----------------------   --------------   --------------   ------------   ----------   ------         ------
Gabriel A. Battista....           --             --                --             --        --             --
Chief Executive Officer
Donald N. Telage.......        7,000             *              19.33        3/28/01    37,384         82,608
Senior Vice President,
Internet Relations and
Special Programs
Robert J.
Korzeniewski...........        5,100             *              19.33        3/28/01    27,237         60,186
Chief Financial Officer
Raymond S. Corson......          810             *              19.33        2/08/01     4,326          9,559
Senior Vice President,         1,000             *              19.33        3/28/01     5,341         11,801
Business Development
Emmit J. McHenry(6)....           --             --                --             --        --             --

------------------------------
 *  Less than 1% of the total options granted to employees in 1996.

(1) Although the following grants of options were made during 1996, such grants relate to the individual's service during 1995. These non-qualified stock options vest as to 20%, 20%, 20% and 40% on the first, second, third and fourth year anniversaries of the date of grant, respectively. Under the terms of SAIC's 1995 Stock Option Plan (the "Stock Plan"), the committee designated by the Board of Directors to administer the Stock Plan retains the discretion, subject to certain limitations within the Stock Plan, to modify, extend or renew outstanding options and to reprice outstanding options. Options may be repriced by canceling outstanding options and reissuing new options with an exercise price equal to the fair market value on the date of reissue, which may be lower than the original exercise price of such canceled options.

(2) Based on options to purchase an aggregate of 3,581,132 shares granted to employees, consultants and directors of SAIC and its subsidiaries in 1996, including the Company's Named Executive Officers.

(3) The exercise price on the date of grant was equal to the Formula Price of the SAIC Class A Common Stock on the date of grant.

(4) The options have a term of 5 years, subject to earlier termination in certain events related to termination of employment.

(5) The 5% and 10% assumed rates of appreciation are mandated by the rules of the Securities and Exchange Commission and do not represent the Company's estimate or projection of the future price of the SAIC Class A Common Stock. There can be no assurance that any of the values reflected in the table will be achieved.

(6) Emmit J. McHenry served as Chief Executive Officer of the Company until January 1996.

     The following table summarizes the value realized on the exercise of options to acquire SAIC Class A Common Stock during the fiscal year ended December 31, 1996. No options to acquire shares of the Company's Common Stock were exercised during the Company's 1996 fiscal year. The following table also presents the number and value of unexercised options to acquire SAIC Class A Common Stock and unexercised options to acquire the Company's Common Stock as of December 31, 1996 for the Company's Named Executive Officers.

                AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                       AND FISCAL YEAR-END OPTION VALUES

                                                           NUMBER OF SECURITIES
                                                          UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                                                OPTIONS AT                IN-THE-MONEY OPTIONS AT
                                                           DECEMBER 31, 1996 (#)           DECEMBER 31, 1996 ($)
                       SHARES ACQUIRED       VALUE      ---------------------------   -------------------------------
         NAME          ON EXERCISE (#)   REALIZED ($)   EXERCISABLE   UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
---------------------- ---------------   -------------  -----------   -------------   -------------  ----------------
Gabriel A. Battista              --(N)           --(N)        --(N)      461,250(N)           --(N)   1,268,438(N)(2)
Chief Executive                  --(S)           --(S)        --(S)           --(S)           --(S)          --(S)
  Officer
Donald N. Telage                 --(N)           --(N)        --(N)      153,750(N)           --(N)          --(N)(2)
Senior Vice President,        6,100(S)    60,771(S)(1)     4,580(S)       14,970(S)    40,887(S)(3)      89,138(S)(3)
Internet Relations and
Special Programs
Robert J. Korzeniewski           --(N)           --(N)        --(N)      115,300(N)           --(N)          --(N)(2)
Chief Financial                  --(S)           --(S)     9,000(S)       14,100(S)       91,310(S)(3)   90,530(S)(3)
Officer
Raymond S. Corson                --(N)           --(N)        --(N)       30,750(N)           --(N)          --(N)(2)
Senior Vice President,           --(S)           --(S)       200(S)        2,610(S)        1,284(S)(3)   11,471(S)(3)
Business Development
Emmit J. McHenry(4)              --(N)           --(N)        --(N)           --(N)           --(N)          --(N)(2)
                                 --(S)             (S)     2,000(S)        8,000(S)       12,840(S)(3)   51,360(S)(3)

------------------------------
(N) Options to acquire the Company's Class A Common Stock.

(S)  Options to acquire SAIC's Class A Common Stock.

(1) Calculated by multiplying the difference between the Formula Price of SAIC's Class A Common Stock underlying the option as of the date of exercise and the exercise price of the option by the number of shares of SAIC's Class A Common Stock acquired on exercise of the option.

(2) Based on the fair market value of the Company's Class A Common Stock as of such date as determined by the Board of Directors less the exercise price of such options. The fair market value of Mr. Battista's options was determined by the Board of Directors prior to the fair market valuation date of the options granted to the other Named Executive Officers and was based on several factors, including, but not limited to, the status of the Company's back office operations, strategic agreements and market conditions.

(3) Based on the Formula Price of SAIC's Class A Common Stock as of such date less the exercise price of such options.

(4) Emmit J. McHenry served as Chief Executive Officer of the Company until January 1996.

1996 STOCK INCENTIVE PLAN

     The 1996 Stock Incentive Plan (the "Incentive Plan") of the Company was adopted by the Board of Directors and approved by the Company's stockholder on September 18, 1996. The Incentive Plan provides for awards in the form of restricted shares, stock units, options (including incentive stock options ("ISOs") and nonstatutory stock options ("NSOs")) or stock appreciation rights ("SARs"). Employees, Outside Directors, consultants and advisors of the Company are eligible for the grant of restricted shares, stock units, SARs and NSOs. Only employees are eligible for the grant of ISOs. The Outside Directors may elect to receive any director fees in NSOs, stock units or a combination thereof. As of June 30, 1997, a total of 2,556,250 shares of Common Stock has been reserved for issuance under the Incentive Plan. The Incentive Plan will be amended to reflect two classes of Common Stock.

     The Incentive Plan will be administered by a Compensation Committee and a Non-Insider Option Committee. The Compensation Committee will consist of at least two directors who are "non-employee directors," as defined in Rule 16b-3. The Board of Directors may amend the Incentive Plan as desired without further action by the Company's stockholders except as required by applicable law.

The Incentive Plan will continue in effect until terminated by the Board or, with respect to ISOs, for a term of 10 years from its original adoption date, whichever is earlier.

     The consideration for each award under the Incentive Plan will be established by the Compensation Committee, but in no event will the option price for ISOs be less than 100% of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. However, each ISO must expire within a period of not more than ten (10) years from the date of grant.

     The Incentive Plan provides that, in the event of a merger or reorganization of the Company, outstanding options, SARs, restricted shares and stock units shall be subject to the terms of the agreement of merger or reorganization.


     As of September 18, 1997, a total of 100,900 ISOs and 1,568,325 NSOs have been granted under the Incentive Plan. Such options have exercise prices ranging from $11.25 to $14.00 per share and a weighted average per share exercise price of $13.24 and were held by 87 persons. None of such options has been exercised.


EMPLOYMENT CONTRACTS AND TERMINATION OF EMPLOYMENT AND CHANGE-IN-CONTROL ARRANGEMENTS

     The Company does not currently have any employment contracts in effect with any of the Named Executive Officers other than Gabriel A. Battista, the Company's Chief Executive Officer.

     The Company and Mr. Battista are parties to a letter agreement dated September 24, 1996 governing his employment with the Company. The agreement sets forth Mr. Battista's compensation level and eligibility for bonuses, benefits and option grants under the 1996 Stock Incentive Plan. Pursuant to the agreement, if Mr. Battista's employment is terminated for other than cause or non-performance, Mr. Battista will be eligible to receive, if terminated during his first year of employment, his first year base salary and an additional $150,000 in bonus, and, if terminated during his second year of employment, his first year base salary and an amount equal to the bonus awarded to him for his first year of employment. If Mr. Battista resigns during this initial two-year period, he will not receive any separation compensation. Mr. Battista's employment under the letter agreement is voluntary and may be terminated by the Company or Mr. Battista at any time with or without cause or notice.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company has adopted provisions in its Certificate of Incorporation that limit the liability of its directors for monetary damages for breach of their fiduciary duty as directors, except for liability that cannot be eliminated under the Delaware General Corporation Law (the "Delaware Law"). The Delaware Law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duty as directors, except for liability (i) for any breach of their duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payment of dividend or unlawful stock repurchase or redemption, as provided in section 174 of the Delaware Law, or (iv) for any transaction from which the director derived an improper personal benefit. Any amendment or repeal of these provisions requires the approval of the holders of shares representing at least 66-2/3% of the shares of the Company entitled to vote in the election of directors, voting as one class. The effect of these provisions will be to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above.

     The Company's Certificate of Incorporation and Bylaws also provide that the Company shall indemnify its directors and officers to the fullest extent permitted by the Delaware Law. The Company intends to enter into separate indemnification agreements with its directors that could require the Company, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors and to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified. The Company believes that the limitation of liability provision in its Certificate of Incorporation and the indemnification agreements will facilitate the Company's ability to continue to attract and retain qualified individuals to serve as directors and officers of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER INFORMATION

     Compensation information with respect to the Named Executive Officers for 1996 reflects compensation earned while the Company was a wholly-owned subsidiary of SAIC. During 1996, the Company had no Compensation Committee. Executive compensation levels during 1996 were established by SAIC. The Company has established a Compensation Committee for fiscal 1997, the members of which are Michael A. Daniels, J. Robert Beyster and Stratton D. Sclavos. Dr. Beyster and Mr. Sclavos are independent directors of the Company. See
"Management -- Executive Officers and Directors."

                RELATIONSHIP WITH SAIC AND CERTAIN TRANSACTIONS

     The Company was acquired by SAIC, an employee-owned, diversified professional and technical services company, on March 10, 1995. The Company is currently a wholly-owned subsidiary of SAIC. Upon completion of the offering, SAIC will own 100% of the Company's outstanding Class B Common Stock (12,500,000 shares), which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full) and approximately 98.2% of the combined voting power of the Company's outstanding Common Stock (approximately 97.9% if the Underwriters' over-allotment option is exercised in full) and thus will continue to have the ability to elect all of the directors of the Company and otherwise exercise a controlling influence over the business and affairs of the Company.

     Prior to the acquisition of the Company by SAIC, the Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company based partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based partially upon the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC. In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and Intranet services. Such transfer was effective as of February 1996. In connection with such transfer, the Company assigned to SAIC all of its rights and title to certain contracts, accounts and assets, all of which were part of the Company's remaining government-based business. In addition, the Company assigned to SAIC certain liabilities associated with such government-based business. No gain or loss was incurred as a consequence of the transfer of this business. SAIC agreed to indemnify the Company and any director, officer, employee, agent or representative of the Company from any loss or liability associated with such government-based business or the transferred assets. Finally, SAIC agreed to indemnify the same entities against any loss or liability associated with certain other government contracts whose award was based partially upon the Company's then minority-owned status which had been transferred to a separately-owned entity prior to the acquisition of the Company by SAIC. The operating results of both the minority-based government contracts business, and the remaining government-based business are reflected as discontinued operations in the Company's financial statements for all periods presented.

     For as long as SAIC continues to own shares of Common Stock representing more than 50% of the voting power of the Common Stock of the Company, SAIC will be able, among other things, to determine the outcome of any corporate action requiring approval of holders of Common Stock representing a majority of the voting power of the Common Stock, including the election of the entire Board of Directors of the Company, without the consent of the other stockholders of the Company. In addition, through its control of the Board of Directors and ownership of Common Stock, SAIC will be able to control certain decisions, including decisions with respect to the Company's dividend policy, the Company's access to capital (including borrowing from third party lenders and the issuance of additional equity securities), mergers or other business combinations involving the Company, the acquisition or disposition of assets by the Company and any change in control of the Company.

     SAIC has advised the Company that its current intent is to continue to hold all of its outstanding shares of Class B Common Stock. Further, pursuant to the Underwriting Agreement, SAIC has agreed, subject to certain exceptions, not to sell or otherwise dispose of any shares of Common Stock (or any security convertible into or exchangeable or exercisable for Common Stock) owned by it for a period of 180 days following the date of this Prospectus without the prior written consent of Hambrecht & Quist LLC. However, after such 180 day period, there can be no assurance concerning the period of time during which time SAIC will maintain its ownership of Class B Common Stock. Beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock is required in order for SAIC to continue to include the Company in its consolidated group for federal income tax purposes, and ownership of at least 80% of the total voting power and 80% of each class of nonvoting capital stock is required in order for SAIC to be able to effect a tax-free spin-off of the Company under the Code. See "Description of Capital Stock -- Common Stock -- Conversion Rights."

     The Company's Certificate of Incorporation contains provisions relating to competition by SAIC with the Company, potential conflicts of interest that may arise between the Company and SAIC, the allocation of business opportunities that may be suitable for either SAIC or the Company and the approval of transactions between the Company and SAIC. The Company's Certificate of Incorporation also limits the liability of its directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporations Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has also entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     The Company's relationship with SAIC will also be governed by the following agreements to be entered into prior to completion of the offering: the Corporate Services Agreement, a noncompetition agreement, a registration rights agreement and the Tax Sharing Agreement, the material terms of which are summarized below. Because the Company is a wholly-owned subsidiary of SAIC, none of these arrangements will result from arm's length negotiations and, therefore, the prices charged to the Company for services provided thereunder may be higher or lower than prices that may be charged by third parties.

     The descriptions of agreements set forth below are intended to be summaries and, while material terms of the agreements are set forth herein, the descriptions are qualified by reference to the relevant agreements filed as exhibits to the Registration Statement of which this Prospectus forms a part.

     The Company believes that the transactions contemplated by the following agreements are in its best interests. It is the Company's current policy that all transactions by the Company with its officers, directors, five percent stockholders and their affiliates will be entered into (or amended) only if such transactions are approved by a majority of the disinterested independent directors, are on terms no less favorable to the Company than could be obtained from unaffiliated parties and are reasonably expected to benefit the Company.

CORPORATE SERVICES AGREEMENT

     Subsequent to the acquisition of the Company by SAIC, SAIC has provided to the Company from time to time, upon request of the Company certain routine and ordinary corporate services, including financial, insurance, accounting, employee benefits, payroll, tax and legal services. SAIC has also provided corporate planning, government relations and corporate quality assurance services. The Company has also shared certain SAIC systems, including its management information system, accounting system and human resource system. Prior to the completion of the offering, the Company and SAIC will enter into the Corporate Services Agreement pursuant to which SAIC will continue to provide such services to the Company and the Company will continue to share such systems in a manner generally consistent with past practices. The Company's Statements of Operations include revenue and costs directly attributable to the Company, as well as certain allocations from SAIC of indirect costs associated with such services and shared systems. Such allocations include allocations of: (i) costs for administrative functions and services performed on behalf of the Company by centralized staff groups within SAIC; (ii) SAIC's general corporate expenses;
(iii) other benefit costs, including, but not limited to, health insurance, disability and retirement costs; and (iv) cost of capital (through

December 31, 1996). Through August 9, 1996, such allocations (excluding cost of capital) were generally based on the proportionate labor costs of the Company to the rest of SAIC and were included in selling, general and administrative expenses and cost of revenue, respectively. Effective August 10, 1996, SAIC stopped allocating costs based generally upon pro rata labor and began assessing the Company for corporate services provided by SAIC at a fee equal to 2.5% of net revenue with such percentage to be re-evaluated by both parties on an annual basis. This fee is included in its entirety in selling, general and administrative expenses. The Company believes that the charges under the Corporate Services Agreement are reasonable. The initial term of this agreement will be one year. Thereafter, the Corporate Services Agreement will be automatically renewed for successive one-year terms until terminated. After SAIC's ownership of the Company's Common Stock drops below 50% of the Company's issued and outstanding Common Stock, the agreement may be terminated by either party upon 180 days' prior written notice. Certain individual services are also terminable by either party upon 180 days' prior written notice, regardless of SAIC's stock ownership. See Note 9 of Notes to Financial Statements.

NONCOMPETITION AGREEMENT

     Prior to the completion of the offering, the Company and SAIC will enter into a noncompetition agreement (the "Noncompetition Agreement") pursuant to which SAIC agrees that it will not compete with the Company in the domain name registration business within the .com, .org, .net, .edu and .gov TLDs for a period of five years. The Noncompetition Agreement does not restrict SAIC from competing with the Company in the domain name registration business in other TLDs or other lines of business. The initial term of this agreement will be five years but either party will have the right to terminate the agreement if SAIC ceases to beneficially own 20% of the Company's Common Stock.

REGISTRATION RIGHTS AGREEMENT

     Prior to the completion of the offering, the Company and SAIC will execute the Registration Rights Agreement pursuant to which SAIC may, on not more than two occasions, demand registration under the Securities Act of some or all of the shares of Class A Common Stock to be owned by SAIC upon conversion of the Class B Common Stock owned by SAIC or any other shares of Class A Common Stock acquired by SAIC, subject to its agreement not to sell any shares prior to the expiration of 180 days from the date of this Prospectus. The first such registration will be at the Company's expense and the second such registration will be at SAIC's expense. The Company may postpone such a demand under certain circumstances. In addition, SAIC may request the Company to include shares of the Class A Common Stock held by SAIC in any registration proposed by the Company of such Class A Common Stock under the Securities Act. See "Description of Capital Stock -- Registration Rights."

TAX SHARING AGREEMENT

     The taxable income and losses of the Company will be included in the consolidated federal income tax returns filed by SAIC's consolidated group for so long as SAIC maintains beneficial ownership of at least 80% of the total voting power and value of the outstanding Common Stock of the Company. Prior to the completion of the offering, the Company and SAIC plan to enter into the Tax Sharing Agreement which will require the Company to pay SAIC an amount in respect of federal income taxes generally equal to the amount of the federal income taxes that the Company generally would be required to pay if the Company were to file its own federal income tax return and was never part of SAIC's consolidated group. Effectively, this will result in the Company's annual income tax payable/receivable being computed as if the Company filed a separate tax return.

     Further, pursuant to the terms of the Tax Sharing Agreement, upon deconsolidation, the Company's ability to recognize a benefit for tax losses it incurs is subject to SAIC's approval. SAIC may choose to contest, compromise or settle any adjustment or deficiency proposed by the relevant taxing authority in a manner that may be beneficial to SAIC and detrimental to the Company.

     In general, the Company will be included in SAIC's consolidated group for federal income tax purposes for so long as SAIC beneficially owns at least 80% of the total voting power and value of the outstanding Common Stock. Each member of a consolidated group is jointly and severally liable for the federal income tax liability of each other member of the consolidated group. Accordingly, although the Tax Sharing Agreement allocates tax liabilities between the Company and SAIC, during the period in which the Company is included in SAIC's consolidated group, the Company could be liable in the event that any federal tax liability is incurred, but not discharged, by any other member of SAIC's consolidated group. See "Risk Factors -- Control by SAIC," "-- Control of Tax Matters; Tax and ERISA Liability" and "-- Potential Conflicts of Interest."

OTHER TRANSACTIONS WITH SAIC

     In fiscal 1996, the Company provided the following services under subcontracts to SAIC: (i) telecommunications design and support services to Kaiser Permanente for which the Company received $155,000; (ii) engineering and network services to Banco de Credito for which the Company received $864,000;
(iii) engineering support to KUB/Malaysia for which the Company received $107,000; (iv) engineering services to the Center for Information Protection for which the Company received $103,000 and (v) other subcontracts for which the Company received $276,000.

     In addition, in fiscal 1996, SAIC provided database, applications and installation services to UUNET Technologies, Inc. under a subcontract to the Company for which SAIC received $133,000 and on other subcontracts to the Company for which SAIC received $95,000.

     The Company currently subleases from SAIC facilities in Herndon, Virginia and Charlotte, North Carolina. In fiscal 1996, the Company made lease payments of $737,000 to SAIC.

     For information concerning indemnification of directors and officers, see "Management -- Limitation of Liability and Indemnification Matters."

DUE TO PARENT LIABILITY

     The cumulative result of the transactions and relationship with SAIC outlined above at December 31, 1996 was a liability due SAIC of $15,295,000. The most significant component of this balance was the income taxes payable by the Company that SAIC will report on its consolidated tax return. This balance has subsequently been paid to SAIC.

                             PRINCIPAL STOCKHOLDERS

OWNERSHIP OF THE COMPANY'S COMMON STOCK

     As of the date of this Prospectus, no shares of Class A Common Stock are outstanding. Upon completion of this offering, the only shares of Class A Common Stock that will be outstanding are those that will be issued in the offering (including any shares issued if the Underwriters' over-allotment option is exercised) and those issued under the Company's stock incentive plans. See "Management -- Executive Compensation." The only stockholder of the Company is SAIC. The address of SAIC is 10260 Campus Point Drive, San Diego, California 92121. Upon completion of the offering, SAIC will own 100% of the Company's outstanding Class B Common Stock (12,500,000 shares), which will represent approximately 84.5% of the outstanding Common Stock of the Company (approximately 82.5% if the Underwriters' over-allotment option is exercised in full). Under Delaware law, SAIC is able, acting alone, to elect the entire Board of Directors of the Company and to control the vote on all matters submitted to a vote of the Company's stockholders, including extraordinary corporate transactions. Currently, five of the Company's eight directors are also directors and/or officers of SAIC.

OWNERSHIP OF SAIC CLASS A COMMON STOCK

     The following table sets forth, at July 31, 1997, the beneficial ownership of SAIC Class A Common Stock held by the Company's directors, the Named Executive Officers, and all directors and executive officers as a group.

                                                NUMBER OF SHARES OF SAIC     PERCENTAGE OF SHARES
              BENEFICIAL OWNER                 CLASS A COMMON STOCK(1)(2)       OUTSTANDING(3)
--------------------------------------------   --------------------------    ---------------------
Gabriel A. Battista.........................                   --                       --
J. Robert Beyster...........................              779,252                      1.6%(4)
Raymond S. Corson...........................                6,329                        *
Michael A. Daniels..........................               52,330                        *
Craig I. Fields.............................                3,000                        *
John E. Glancy..............................              137,546                        *
Robert J. Korzeniewski......................               29,820                        *
Emmit J. McHenry............................               30,428                        *
William A. Roper, Jr........................               43,610                        *
Stratton D. Sclavos.........................                   --                       --
Donald N. Telage............................               38,237                        *
State Street Bank and Trust Company.........           24,204,594(5)                  48.8%(6)
  One Enterprise Drive
  North Quincy, MA 02171
All directors and executive officers
  as a group (14 persons)...................            1,092,579                      2.2%(7)

---------------

* Less than 1% of the outstanding shares of SAIC's Class A Common Stock and less than 1% of the voting power of SAIC's Class A Common Stock and Class B Common Stock on a combined basis.

(1) Beneficial ownership is determined in accordance with the rules of the Commission and generally includes voting or investment power with respect to securities. Except as indicated by footnote, and subject to community property laws where applicable, to the best of the Company's knowledge, the persons named in the table above have sole voting and investment power with respect to all shares of SAIC Class A Common Stock shown as beneficially-owned by them. Options to purchase shares of SAIC Class A Common Stock that are exercisable within 60 days of July 31, 1997 are deemed to be beneficially-owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not treated as outstanding for the purpose of computing the percentage ownership of any other person.

(2) The beneficial ownership depicted in the table includes: (i) shares held for the account of the individual by the Trustee of SAIC's Employee Stock Ownership Plan, Profit Sharing Plan and Cash or Deferred Arrangement, as follows: J.R. Beyster (1,005 shares), Raymond S. Corson (2,901 shares), Michael A. Daniels (5,124 shares), John E. Glancy (26,757 shares), Robert J. Korzeniewski (5,675 shares), Emmit J. McHenry (97 shares), William A. Roper, Jr. (4,145 shares), Donald N. Telage (4,461 shares), and all executive officers and directors as a group (50,259 shares); (ii) shares subject to options which are exercisable within 60 days of July 31, 1997, as follows:
    Raymond S. Corson (762 shares), Michael A. Daniels (12,800 shares), Craig I. Fields (3,000 shares), John E. Glancy (13,800 shares), Robert J. Korzeniewski (12,120 shares), Emmit J. McHenry (4,000 shares), William A. Roper, Jr. (6,200 shares), Donald N. Telage (8,850 shares), and all executive officers and directors as a group (58,032 shares); (iii) shares held by spouses, minor children or other relatives sharing a household with the individuals, as follows: John E. Glancy (2,870 shares) and all executive officers and directors as a group (2,870 shares); and (iv) shares held by certain trusts established by the individual, as follows: J.R. Beyster (778,247 shares) and all executive officers and directors as a group (778,247 shares).

(3) Applicable percentage of beneficial ownership is based on 49,568,419 shares of SAIC Class A Common Stock outstanding as of July 31, 1997.

(4) Represents 1.5% of the voting power of SAIC's Class A Common Stock and Class B Common Stock on a combined basis.

(5) As Trustee of certain retirement and stock benefit plans of SAIC and its subsidiaries.

(6) Represents 47.3% of the voting power of SAIC's Class A Common Stock and Class B Common Stock on a combined basis.

(7) Represents 2.1% of the voting power of SAIC's Class A Common Stock and Class B Common Stock on a combined basis.

                          DESCRIPTION OF CAPITAL STOCK

AUTHORIZED CAPITAL STOCK

     The authorized capital stock of the Company consists of 100,000,000 shares of Class A Common Stock, par value $0.001 per share, 40,000,000 shares of Class B Common Stock, par value $0.001 per share, and 10,000,000 shares of Preferred Stock, par value $0.001 per share. None of the Class A Common Stock and Preferred Stock are outstanding as of the date hereof. Of the 100,000,000 shares of Class A Common Stock authorized, 2,300,000 are being offered hereby (2,645,000 shares if the Underwriters' over-allotment option is exercised in full), 12,500,000 shares will be reserved for issuance upon conversion of Class B Common Stock into Class A Common Stock and 2,556,250 shares have been reserved for issuance pursuant to certain employee benefits plans. See "Management -- Executive Compensation." Of the 40,000,000 shares of Class B Common Stock authorized, 12,500,000 shares, or 100% of the outstanding shares of Class B Common Stock, are held by SAIC. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the form of Certificate of Incorporation of the Company and the Bylaws of the Company, a copy of each of which is filed as an exhibit to the Registration Statement of which this Prospectus forms a part.

COMMON STOCK

     Voting Rights. The holders of Class A Common Stock and Class B Common Stock generally have identical rights except that holders of Class A Common Stock are entitled to one vote per share while holders of Class B Common Stock are entitled to ten votes per share on all matters to be voted on by stockholders. The holders of Common Stock are not entitled to cumulative voting rights. Generally, all matters to be voted on by stockholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shares of Class A Common Stock and Class B Common Stock present in person or represented by proxy, voting together as a single class, subject to any voting rights granted to holders of any Preferred Stock. In the event of a voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of shares of Common Stock would be entitled to share ratably in all assets remaining after payment of liabilities subject to prior distribution rights and payment of any distributions owing to holders of shares of Preferred Stock then outstanding, if any. Holders of the shares of Common Stock have no preemptive rights, and the shares of Common Stock are not subject to further calls or assessment by the Company. There are no redemption or sinking fund provisions applicable to the shares of Common Stock.

     Holders of Class A Common Stock and Class B Common Stock will share in an equal amount per share in any dividend declared by the Board of Directors, subject to any preferential rights of any outstanding Preferred Stock. Dividends consisting of shares of Class A Common Stock and Class B Common Stock may be paid only as follows: (i) shares of Class A Common Stock may be paid only to holders of Class A Common Stock and shares of Class B Common Stock may be paid only to holders of Class B Common Stock and (ii) shares shall be paid proportionally with respect to each outstanding share of Class A Common Stock and Class B Common Stock.

     Conversion Rights. While SAIC does not have a current intention of effecting a Tax-Free Spin-Off (as hereinafter defined), SAIC will continually evaluate its ownership of the Company and there can be no assurances whether SAIC will effect a Tax-Free Spin-Off in the future. Each outstanding share of Class B Common Stock is convertible at the holder's option into one share of Class A Common Stock at any time prior to a Tax-Free Spin-Off. Additionally, each share of Class B Common Stock shall automatically convert into one share of Class A Common Stock if at any time prior to a Tax-Free Spin-Off the number of outstanding shares of Class B Common Stock owned by SAIC or any of its subsidiaries (or a Class B Transferee or any of its subsidiaries) represents less than 30% of the economic ownership represented by the aggregate number of shares of Common Stock then outstanding. If a Tax-Free Spin-Off occurs, shares of Class B Common Stock shall not be convertible into shares of Class A Common Stock at the option of the holder thereof.

     Except as provided below, any shares of Class B Common Stock transferred to a person other than SAIC or any of its subsidiaries shall automatically convert to shares of Class A Common Stock upon such disposition. Prior to a Tax-Free Spin-Off, shares of Class B Common Stock representing more than a 50% economic interest in the Company transferred in a single transaction to one unrelated person (a "Class B Transferee") or among such Class B Transferee and its subsidiaries shall not automatically convert to shares of Class A Common Stock upon such disposition. Any shares of Class B Common Stock retained by SAIC following any such transfer of shares of Class B Common Stock to a Class B Transferee shall automatically convert into shares of Class A Common Stock upon such transfer. Shares of Class B Common Stock transferred to stockholders of SAIC or of a Class B Transferee in a transaction intended to be on a tax-free basis (a "Tax-Free Spin-Off") under the Code shall not convert to shares of Class A Common Stock upon the occurrence of such Tax-Free Spin-Off.

     Following a Tax-Free Spin-Off, shares of Class B Common Stock shall be transferred as Class B Common Stock; provided, however, that shares of Class B Common Stock shall automatically convert into shares of Class A Common Stock on the fifth anniversary of the Tax-Free Spin-Off, unless prior to such Tax-Free Spin-Off, SAIC, or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company to the effect that (i) such conversion could adversely affect the ability of SAIC or the Class B Transferee, as the case may be, to obtain a favorable ruling from the Internal Revenue Service that the distribution would be a Tax-Free Spin-Off or (ii) the Internal Revenue Service has adopted a general non-ruling policy on tax-free spinoffs and that such conversion could adversely affect the status of the transaction as a Tax-Free Spin-Off. If such written advice is received, approval of such conversion shall be submitted to a vote of the holders of the Common Stock as soon as practicable after the fifth anniversary of the Tax-Free Spin-Off, unless SAIC or the Class B Transferee, as the case may be, delivers to the Company written advice of counsel reasonably satisfactory to the Company prior to such anniversary that such vote could adversely affect the status of the distribution as a Tax-Free Spin-Off, including the ability to obtain a favorable ruling from the Internal Revenue Service. If such written advice is delivered, such vote shall not be held. Approval of such conversion will require the affirmative vote of the holders of a majority of the shares of both Class A Common Stock and Class B Common Stock present and voting, voting together as a single class, with each share entitled to one vote for such purpose. No assurance can be given that such conversion would be consummated. The foregoing requirements are intended to ensure that tax-free treatment of a Tax-Free Spin-Off is preserved should the Internal Revenue Service challenge such automatic conversion as violating the 80% vote requirement currently required by the Code for a Tax-Free Spin-Off.

PREFERRED STOCK

     There are currently no shares of Preferred Stock outstanding. Under the Company's Certificate of Incorporation, the Board of Directors has the authority, without further action by the stockholders, to issue from time to time up to 10,000,000 shares of the Preferred Stock in one or more series and to fix the number of shares, designations, preferences, powers, and relative, participating, optional or other special rights and the qualifications or restrictions thereof. The preferences, powers, rights and restrictions of different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and purchase funds and other matters. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could decrease the amount of earnings and assets available for distribution to holders of Common Stock or affect adversely the rights and powers, including voting rights, of the holders of Common Stock, and may have the effect of delaying, deferring or preventing a change in control of the Company. The Company has no present plan to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

     Pursuant to the Registration Rights Agreement between the Company and SAIC, which holds 12,500,000 shares of Class B Common Stock, SAIC is entitled to certain rights with respect to the registration under the Securities Act of the shares of Class A Common Stock issuable upon conversion of the Class B Common Stock owned by SAIC. If the Company proposes to register any of its securities under the Securities Act, either for its own account or for the account of other securityholders, SAIC is entitled to notice of the registration and is entitled to include, at the Company's expense, such shares therein, provided, among other conditions, that the underwriters have the right to limit the number of such shares included in the registration. In addition, SAIC may require the Company on not more than two occasions, to file a registration statement under the Securities Act with respect to its shares of Class A Common Stock, and the Company is required to use its best efforts to effect the registration, subject to certain conditions and limitations. The first such registration will be at the Company's expense and the second such registration will be at SAIC's expense. Further, SAIC may require the Company at its expense to register their shares of Class A Common Stock on Form S-3 when such form becomes available to the Company, subject to certain conditions and limitations. The Company has agreed to indemnify SAIC in connection with any such registration. See "Relationship with SAIC and Certain Transactions -- Registration Rights Agreement."

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS


     Certificate of Incorporation/Bylaws. The Company's Bylaws may be repealed or amended only by a two-thirds vote of the Board of Directors or a two-thirds stockholder vote. Consequently, those provisions of the Company's Bylaws may only be amended or repealed by the holders of at least two-thirds of the voting power of all the then-outstanding shares of stock entitled to vote generally for the election of directors voting together as a single class. The provisions described above, together with the ability of the Board of Directors to issue Preferred Stock as described under "Description of Capital Stock -- Preferred Stock," may have the effect of deterring a hostile takeover or delaying a change in control or management of the Company. See "Risk Factors -- Effect of Certain Charter Provisions; Anti-takeover Effects of Certificate of Incorporation and Delaware Law."


     Delaware Takeover Statute. Section 203 of the Delaware General Corporation Law ("Section 203"), subject to certain exceptions, prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that such stockholder became an interested stockholder, unless: (i) prior to such date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder;
(ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned (x) by persons who are directors and also officers and (y) by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

     Section 203 defines business combination to include: (i) any merger or consolidation involving the corporation and the interested stockholder; (ii) any sale, transfer, pledge or other disposition of 10% or more of the assets of the corporation involving the interested stockholder; (iii) subject to certain exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation that has the effect of increasing the proportionate share of the stock of any class or series of the corporation beneficially-owned by the interested stockholder; or (v) the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation. In general, Section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by such entity or person. As permitted by Section 203, the Company has elected not to be governed by the provisions of Section 203.

CERTAIN CERTIFICATE OF INCORPORATION AND BYLAW PROVISIONS

     The Company's Certificate of Incorporation provides that any person purchasing or acquiring an interest in shares of capital stock of the Company is deemed to have consented to the following provisions relating to intercompany agreements and to transactions with interested parties and corporate opportunities. The corporate charter of SAIC does not include comparable provisions relating to intercompany agreements, transactions with interested parties or corporate opportunities.

     Transactions with Interested Parties. The Company's Certificate of Incorporation provides that no contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof) between the Company and SAIC or any Related Entity (as such terms are defined below) or between the Company and any director or officer of the Company, SAIC or any Related Entity shall be void or voidable solely for the reason that SAIC, a Related Entity or any one or more of the officers or directors of the Company, SAIC or any Related Entity are parties thereto, or solely because any such directors or officers are present at, participate in or vote with respect to the authorization of such contract, agreement, arrangement or transaction (or any amendment, modification or termination thereof). Further, the Company's Certificate of Incorporation provides that neither SAIC nor any officer or director thereof or of any Related Entity shall be presumed liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that SAIC or an officer or director thereof or of such Related Entity in good faith takes any action or exercises any rights or gives or withholds any consent in connection with any agreement or contract between SAIC or such Related Entity and the Company. No vote cast or other action taken by any person who is an officer, director or other representative of SAIC or such Related Entity, which vote is cast or action is taken by such person in his capacity as a director of the Company, shall constitute an action of or the exercise of a right by or a consent of SAIC, such subsidiary or Related Entity for the purpose of any such agreement or contract. For purposes of the foregoing, the "Company" and "SAIC" include all corporations and other entities in which the Company or SAIC, as the case may be, owns fifty percent or more of the outstanding voting stock, and "Related Entity" means one or more corporations or other entities in which one or more of the directors of the Company have a direct or indirect financial interest.

     Competition by SAIC with the Company; Corporate Opportunities. The Company's Certificate of Incorporation provides that except as SAIC may otherwise agree in writing: (i) neither SAIC nor any subsidiary of SAIC (other than the Company) shall have a duty to refrain from engaging directly or indirectly in the same or similar business activities or lines of business as the Company; and (ii) neither SAIC nor any subsidiary (other than the Company), officer or director thereof will be presumed liable to the Company or to its stockholders for breach of any fiduciary duty by reason of any such activities or of such person's participation therein.

     The Company's Certificate of Incorporation also provides that if SAIC or any subsidiary of SAIC (other than the Company) acquires knowledge of a potential transaction or matter which may be a corporate opportunity both for SAIC or such subsidiary and for the Company, SAIC shall be entitled to offer such corporate opportunity to the Company or SAIC as SAIC deems appropriate under the circumstances in its sole discretion and shall not be presumed liable to the Company or its stockholders for breach of fiduciary duty as a stockholder of the Company or controlling person of a stockholder by reason of the fact that SAIC or such subsidiary pursues or acquires such opportunity for itself, directs such corporate opportunity to another person, or does not communicate information regarding such corporate opportunity to the Company.

     Further, the Company's Certificate of Incorporation provides that in the event that a director, officer or employee of the Company who is also a director, officer or employee of SAIC acquires knowledge of a potential transaction or matter that may be a corporate opportunity both for the Company and SAIC (whether such potential transaction or matter is proposed by a third party or is conceived by such director, officer or employee of the Company), such director, officer or employee shall be entitled to offer such corporate opportunity to the Company or SAIC as such director, officer or employee deems appropriate under the circumstances in his or her sole discretion, and no such director, officer or employee shall be presumed liable to the Company or its stockholders for breach of any fiduciary duty or duty of loyalty or failure to act in (or not opposed to) the best interests of the Company or the derivation of any improper personal benefit by reason of the fact that (i) such director, officer or employee offered such corporate opportunity to SAIC (rather than the Company) or did not communicate information regarding such corporate opportunity to the Company or (ii) SAIC pursues or acquires such corporate opportunity for itself or directs such corporate opportunity to another person or does not communicate information regarding such corporate opportunity to the Company.

     The enforceability of the provisions discussed above under Delaware corporate law has not been established and, due to the absence of relevant judicial authority, counsel to the Company is not able to deliver an opinion as to the enforceability of such provisions. These provisions of the Company's Certificate of Incorporation eliminate certain rights that might have been available to stockholders under Delaware law had such provisions not been included in the Certificate of Incorporation, although the enforceability of such provisions has not been established.

     At the time of the consummation of the offering, certain of the directors of the Company will also be directors and/or officers of SAIC.

     The foregoing provisions of the Company's Certificate of Incorporation shall expire on the date that SAIC ceases to own beneficially Common Stock representing at least 20% of the number of outstanding shares of Common Stock and no person who is a director or officer of the Company is also a director or officer of SAIC or its subsidiaries.

     Actions Under Intercompany Agreements. The Company's Certificate of Incorporation will also limit the liability of SAIC and its subsidiaries for certain breaches of their fiduciary duties in connection with action that may be taken or not taken in good faith under the intercompany agreements. See "Relationship with SAIC and Certain Transactions."

     Advance Notice Provision. The Company's Amended and Restated Bylaws provide for an advance notice procedure for the nomination, other than by or at the direction of the Board of Directors, of candidates for election as directors as well as for other stockholder proposals to be considered at annual meetings of stockholders. In general, notice of intent to nominate a director or raise matters at such meetings will have to be received by the Company not less than 120 days prior to any meeting of the stockholders called for the election of directors, and must contain certain information concerning the person to be nominated or the matters to be brought before the meeting and concerning the stockholder submitting the proposal.

NASDAQ NATIONAL MARKET LISTING

     Prior to the date of this Prospectus, there has been no established public trading market for the Class A Common Stock. The Company has applied to have the Class A Common Stock approved for quotation on the Nasdaq National Market under the symbol NSOL.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the Class A Common Stock is ChaseMellon Shareholder Services, LLC.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering there has been no public market for the Common Stock of the Company, and no predictions can be made regarding the effect, if any, that market sales of shares or the availability of shares for sale will have on the market price prevailing from time to time. As described below, only a limited number of shares will be available for sale shortly after this offering due to certain contractual and legal restrictions on resale. Nevertheless, sales of substantial amounts of Common Stock of the Company in the public market after the restrictions lapse could adversely affect the prevailing market price.


     Upon completion of this offering, the Company will have 2,300,000 shares of Class A Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). In addition, as of September 18, 1997, the Company had granted stock options to certain employees and directors for the purchase of an aggregate of 1,669,225 shares of Class A Common Stock. The 2,300,000 shares of Class A Common Stock being sold hereby will be freely tradable (other than by an "affiliate" of the Company as such term is defined in Rule 144 of the Securities
Act) without restriction or registration under the Securities Act. All remaining shares were issued and sold by the Company in a private transaction ("Restricted Shares") and are eligible for public sale if registered under the Securities Act or sold in accordance with Rule 701 thereunder.


     SAIC, which owns 12,500,000 shares of Class B Common Stock and certain Restricted Persons have agreed they will not sell any shares of Common Stock owned by them without the prior written consent of the Representatives of the Underwriters for a period of 180 days from the effective date of the Registration Statement of which this Prospectus is a part (the "Lockup Period"). Following the expiration of the Lockup Period, SAIC and such Restricted Persons may sell such shares only pursuant to the requirements of Rule 144 or pursuant to an effective registration statement under the Securities Act. Furthermore, the shares held by SAIC and such Restricted Persons are "restricted securities" within the meaning of Rule 144. Following the expiration of the Lockup Period, the 12,500,000 shares of Class B Common Stock held by SAIC will be eligible for sale in the public market subject to compliance with Rule 144. See "Underwriting."

     Subject to certain limitations on the aggregate offering price of a transaction and other conditions, Rule 701 may be relied upon with respect to the resale of securities originally purchased from the Company by its employees, directors, officers, consultants or advisers prior to the closing of this offering, pursuant to written compensatory benefit plans or written contracts relating to the compensation of such persons. In addition, the Commission has indicated that Rule 701 will apply to stock options granted by the Company before this offering, along with the shares acquired upon exercise of such options. Securities issued in reliance on Rule 701 are deemed to be Restricted Shares and, beginning 90 days after the date of this Prospectus (unless subject to the contractual restrictions described above), may be sold by persons other than affiliates subject only to the manner of sale provisions of Rule 144 and by affiliates under Rule 144 without compliance with its one-year minimum holding period requirements.

     In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, an affiliate of the Company, or a holder of Restricted Shares who owns beneficially shares that were not acquired from the Company or an affiliate of the Company within the previous year, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of Common Stock (approximately 125,000 shares immediately after this offering, assuming no exercise of the Underwriters' over-allotment option) or the average weekly trading volume of Class A Common Stock during the four calendar weeks preceding the date on which notice of the sale is filed with the Commission. Sales under Rule 144 are subject to certain requirements relating to manner of sale, notice and availability of current public information about the Company. However, a person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the 90 days immediately preceding the sale and who owns beneficially Restricted Shares is entitled to sell such shares under

Rule 144(k) without regard to the limitations described above, provided that at least two years have elapsed since the later of the date the shares were acquired from the Company or from an affiliate of the Company. The foregoing is a summary of Rule 144 and is not intended to be a complete description of it.

     The Company intends to file a registration statement on Form S-8 under the Securities Act covering approximately 2,556,250 shares of Class A Common Stock reserved for issuance under the 1996 Stock Incentive Plan. Such registration statement is expected to be filed soon after the date of this Prospectus and will automatically become effective upon filing. Accordingly, shares registered under such registration statements will be available for sale in the open market, unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

     In addition, after this offering and the Lockup Period, SAIC will be entitled to certain rights to cause the Company to register the sale of its shares of Common Stock under the Securities Act. Registration of such shares under the Securities Act would result in such shares becoming freely tradable without restriction under the Securities Act (except for shares purchased by affiliates of the Company) immediately upon the effectiveness of such registration. See "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement, the Underwriters named below, through their Representatives, Hambrecht & Quist LLC, J.P. Morgan Securities Inc. and PaineWebber Incorporated have severally agreed to purchase from the Company the following respective numbers of shares of Class A Common Stock:

                                                                          NUMBER OF
                                     NAME                                  SHARES
        ---------------------------------------------------------------   ---------
        Hambrecht & Quist LLC..........................................
        J.P. Morgan Securities Inc. ...................................
        PaineWebber Incorporated.......................................

                                                                          ---------
        Total..........................................................   2,300,000
                                                                          =========

     The Underwriting Agreement provides that the obligations of the Underwriters are subject to certain conditions precedent, including the absence of any material adverse change in the Company's business and the receipt of certain certificates, opinions and letters from the Company and its counsel and independent auditors. The nature of the Underwriters' obligations is such that they are committed to purchase all shares of Class A Common Stock offered hereby if any of such shares are purchased.

     The Underwriters propose to offer the shares of Class A Common Stock directly to the public at the initial public offering price set forth on the cover page of this Prospectus and to certain dealers at such price less a
concession not in excess of $     per share. The Underwriters may allow, and
such dealers may re-allow, a concession not in excess of $     per share to
certain other dealers. After the initial public offering of the shares, the offering price and other selling terms may by changed by the Representatives of the Underwriters.

     The Company has granted to the Underwriters an option, exercisable no later than 30 calendar days after the date of this Prospectus, to purchase up to an aggregate of 345,000 additional shares of Class A Common Stock at the initial public offering price, less the underwriting discount, set forth on the cover page of this Prospectus. To the extent that the Underwriters exercise this option, each of the Underwriters will have a firm commitment to purchase approximately the same percentage thereof which the number of shares of Class A Common Stock to be purchased by it shown in the above table bears to the total number of shares of Class A Common Stock offered hereby. The Company will be obligated, pursuant to the option, to sell shares to the Underwriters to the extent the option is exercised. The Underwriters may exercise such option only to cover over-allotments made in connection with the sale of shares of Class A Common Stock offered hereby.

     The offering of the shares is made for delivery when, as and if accepted by the Underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The Underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

     The Company and SAIC have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the Underwriters may be required to make in respect thereof.

     The Company, SAIC and certain Restricted Persons have agreed, with certain exceptions, that they will not, without the prior written consent of Hambrecht & Quist LLC, offer, sell or otherwise dispose of any Common Stock, options or warrants to acquire shares of Common Stock or securities exchangeable for or convertible into shares of Common Stock during the 180-day period following the date of this Prospectus.

     The Representatives have informed the Company that the Underwriters do not intend to confirm sales of Class A Common Stock offered hereby to any accounts over which they exercise discretionary authority.

     Prior to the offering, there has been no public market for the Class A Common Stock. The initial public offering price for the Class A Common Stock will be determined by negotiation among the Company and the Representatives. Among the factors considered in determining the initial public offering price are prevailing market conditions, revenues and earnings of the Company, market valuations of other companies engaged in activities similar to those of the Company, estimates of the business potential and prospects of the Company, the present state of the Company's business operations, the Company's management and other factors deemed relevant. The estimated initial public offering price range set forth on the cover of this preliminary prospectus is subject to change as a result of market conditions and other factors.

     Certain persons participating in this offering may overallot or effect transactions which stabilize, maintain or otherwise affect the market price of the Common Stock at levels above those which might otherwise prevail in the open market, including by entering stabilizing bids, effecting syndicate covering transactions or imposing penalty bids. A stabilizing bid means the placing of any bid or effecting of any purchase, for the purpose of pegging, fixing or maintaining the price of the Common Stock. A syndicate covering transaction means the placing of any bid on behalf of the underwriting syndicate or the effecting of any purchase to reduce a short position created in connection with the offering. A penalty bid means an arrangement that permits the Underwriters to reclaim a selling concession from a syndicate member in connection with the offering when shares of Common Stock sold by the syndicate member are purchased in syndicate covering transactions. Such transactions may be effected on the Nasdaq National Market, in the over-the-counter market, or otherwise. Such stabilizing, if commenced, may be discontinued at any time.

     The Underwriters have reserved up to 5% of the shares of Class A Common Stock offered hereby for sale at the initial public offering price to certain employees, officers and directors of SAIC and the Company and other persons designated by the Company. The number of shares available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares not so purchased on the effectiveness of the offering will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

     In 1997, the Company and Hambrecht & Quist LLC entered into an Intranet services agreement pursuant to which the Company performed certain Intranet services for Hambrecht & Quist LLC. The terms of such agreement were negotiated by the parties at arm's length after the Company's selection of Hambrecht & Quist LLC as a Representative.

                                 LEGAL MATTERS

     Certain legal matters with respect to the validity of the Class A Common Stock offered hereby are being passed upon for the Company by Pillsbury Madison & Sutro LLP, Menlo Park, California and Washington D.C. Certain legal matters in connection with the offering will be passed upon for the Underwriters by Simpson Thacher & Bartlett (a partnership which includes professional corporations), New York, New York.

                                    EXPERTS

     The financial statements as of December 31, 1995 and 1996 and for the year ended December 31, 1994, the periods from January 1, 1995 to March 10, 1995 and from March 11, 1995 to December 31, 1995 and for the year ended December 31, 1996 included in this Prospectus have been so included in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement under the Securities Act and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. For further information with respect to the Company and the Common Stock offered hereby, reference is hereby made to such Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete; with respect to each such contract or document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. A copy of the Registration Statement, including the exhibits and schedules, thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Regional Offices of the Commission at 7 World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549 upon payment of the fees prescribed by the Commission. The Commission maintains a World Wide Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of the Commission's web site is http://www.sec.gov.

     The Company is not currently subject to the informational requirements of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). As a result of the offering of the Company's Common Stock, the Company will become subject to the informational requirements of the Exchange Act.

     The Company intends to furnish its stockholders with annual reports containing financial statements audited by independent certified public accountants and quarterly reports containing unaudited financial information for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

                                                                                       PAGE
                                                                                     --------
Report of Independent Accountants.................................................   F-2, F-3
Statements of Financial Position as of
  December 31, 1995 and 1996 and June 30, 1997 (Unaudited)........................   F-4
Statements of Operations for the Year Ended December 31, 1994, for the Periods
  from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995,
  for the Year Ended December 31, 1996, and for the Six Months Ended June 30, 1996
  and 1997 (Unaudited)............................................................   F-5
Statements of Changes in Stockholder's Equity for the Year Ended December 31,
  1994, for the Periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995, for the Year Ended December 31, 1996, and for the Six
  Months Ended June 30, 1997 (Unaudited)..........................................   F-6
Statements of Cash Flows for the Year Ended December 31, 1994, for the Periods
  from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995,
  for the Year Ended December 31, 1996, and for the Six Months Ended June 30, 1996
  and 1997 (Unaudited)............................................................   F-7
Notes to Financial Statements.....................................................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Network Solutions, Inc.

     In our opinion, the accompanying statements of financial position and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Network Solutions, Inc. (a wholly-owned subsidiary of Science Applications International Corporation) at December 31, 1996 and 1995, and the results of its operations and cash flows for the year ended December 31, 1996 and for the period from March 11, 1995 to December 31, 1995 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, on March 10, 1995, Science Applications International Corporation acquired the outstanding stock of the Company. The financial statements for the periods subsequent to March 10, 1995 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994 are presented on the Company's previous basis of accounting.

PRICE WATERHOUSE LLP

Falls Church, VA
March 17, 1997, except as to Note 13
which is as of June 26, 1997

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and
Stockholder of Network Solutions, Inc.

     In our opinion, the accompanying statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the results of operations and cash flows for Network Solutions, Inc. ("Predecessor") for the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

     As discussed in Note 1 to the financial statements, on March 10, 1995 Science Applications International Corporation acquired the outstanding stock of the Company. The financial statements for the periods subsequent to March 10, 1995 have been prepared on the basis of accounting arising from this acquisition. The financial statements for the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994 are presented on the Company's previous basis of accounting.

PRICE WATERHOUSE LLP

Falls Church, VA
March 17, 1997, except as to Note 13
which is as of June 26, 1997

                            NETWORK SOLUTIONS, INC.

                        STATEMENTS OF FINANCIAL POSITION

                                                                                JUNE 30, 1997
                                                  DECEMBER 31,           ----------------------------
                                           --------------------------                     PRO FORMA
                                              1995           1996           ACTUAL         (NOTE 2)
                                           -----------    -----------    ------------    ------------
                                                                                 (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.............   $     5,000    $15,540,000    $ 25,967,000    $ 25,967,000
  Short-term investments................            --             --       3,625,000       3,625,000
  Accounts receivable, net..............     4,040,000     12,587,000       6,387,000       6,387,000
  Prepaids and other assets.............        11,000        936,000       1,361,000       1,361,000
  Restricted assets.....................     1,408,000     17,453,000      31,056,000      31,056,000
  Deferred tax asset....................     1,310,000     10,087,000      12,248,000      12,248,000
                                           -----------    -----------    ------------    ------------
Total current assets....................     6,774,000     56,603,000      80,644,000      80,644,000
Furniture and equipment, net............     1,067,000      2,266,000       4,461,000       4,461,000
Deferred tax asset......................       911,000      4,968,000       5,222,000       5,222,000
Goodwill, net...........................     2,996,000      2,281,000       1,923,000       1,923,000
                                           -----------    -----------    ------------    ------------
Total Assets............................   $11,748,000    $66,118,000    $ 92,250,000    $ 92,250,000
                                           ===========    ===========    ============    ============
LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities........................   $ 1,355,000    $ 2,581,000    $  3,959,000    $  3,959,000
  Deferred revenue, net.................     1,993,000     19,912,000      31,990,000      31,990,000
  Net liabilities of discontinued
     operations.........................       208,000             --              --              --
  Due to parent.........................     2,369,000     15,295,000       6,566,000      16,566,000
  Internet fund liability...............     1,408,000     17,453,000      31,056,000      31,056,000
  Current portion of capital lease
     obligations........................            --             --         793,000         793,000
                                           -----------    -----------    ------------    ------------
Total current liabilities...............     7,333,000     55,241,000      74,364,000      84,364,000
Long-term deferred revenue, net.........     1,353,000      9,440,000      13,638,000      13,638,000
Capital lease obligations...............            --             --       1,555,000       1,555,000
                                           -----------    -----------    ------------    ------------
Total liabilities.......................     8,686,000     64,681,000      89,557,000      99,557,000
Stockholder's equity:
  Preferred stock, $.001 par value,
     authorized 10,000,000 shares; none
     issued and outstanding.............            --             --              --              --
  Class A Common stock, $.001 par value;
     authorized 100,000,000 shares; none
     issued and outstanding.............            --             --              --              --
  Class B Common stock, $.001 par value,
     authorized 40,000,000 shares;
     12,500,000 issued and
     outstanding........................        12,000         12,000          12,000          12,000
  Additional paid-in capital............     4,468,000      4,468,000       4,468,000       4,468,000
  Accumulated deficit...................    (1,418,000)    (3,043,000)     (1,787,000)    (11,787,000)
                                           -----------    -----------    ------------    ------------
Total stockholder's equity..............     3,062,000      1,437,000       2,693,000      (7,307,000)
Commitments and contingencies...........            --             --              --              --
                                           -----------    -----------    ------------    ------------
Total Liabilities and Stockholder's
  Equity................................   $11,748,000    $66,118,000    $ 92,250,000    $ 92,250,000
                                           ===========    ===========    ============    ============

   The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF OPERATIONS

                                        PREDECESSOR                           COMPANY                         COMPANY
                              --------------------------------    -------------------------------    --------------------------
                               YEAR ENDED     JANUARY 1, 1995     MARCH 11, 1995      YEAR ENDED          SIX MONTHS ENDED
                              DECEMBER 31,      TO MARCH 10,      TO DECEMBER 31,    DECEMBER 31,             JUNE 30,
                                  1994              1995               1995              1996           1996           1997
                              ------------    ----------------    ---------------    ------------    -----------    -----------
                                                                                                            (UNAUDITED)

Net revenue................   $ 5,029,000       $  1,177,000        $ 5,309,000      $18,862,000     $ 6,829,000    $18,724,000
Cost of revenue............     3,073,000            884,000          4,820,000       14,666,000       6,521,000     11,435,000
                              -----------       ------------        -----------      -----------     -----------    -----------
Gross profit...............     1,956,000            293,000            489,000        4,196,000         308,000      7,289,000
Research and development
  expenses.................            --                 --                 --          680,000          58,000        718,000
Selling, general and
  administrative
  expenses.................     1,544,000            280,000          2,114,000        6,280,000       2,370,000      4,788,000
Interest expense (income)
  (includes related party
  interest expense of
  $52,000 for the period
  March 11, 1995 to
  December 31, 1995 and
  interest income of
  $496,000 for 1996).......       109,000              9,000             52,000         (496,000)        (86,000)      (484,000)
                              -----------       ------------        -----------      -----------     -----------    -----------
Income (loss) from
  continuing operations
  before income taxes......       303,000              4,000         (1,677,000)      (2,268,000)     (2,034,000)     2,267,000
Provision (benefit) for
  income taxes.............       114,000             48,000           (287,000)        (643,000)       (576,000)     1,011,000
                              -----------       ------------        -----------      -----------     -----------    -----------
Income (loss) from
  continuing operations....       189,000            (44,000)        (1,390,000)      (1,625,000)     (1,458,000)     1,256,000
Loss from discontinued
  operations, net of income
  taxes....................    (1,169,000)        (1,375,000)           (28,000)              --              --             --
                              -----------       ------------        -----------      -----------     -----------    -----------
Net income (loss)..........   $  (980,000)      $ (1,419,000)       $(1,418,000)     $(1,625,000)    $(1,458,000)   $ 1,256,000
                              ===========       ============        ===========      ===========     ===========    ===========
Unaudited pro forma net
  income (loss) per
  share....................                                                          $     (0.12)    $     (0.11)   $      0.09
                                                                                     ===========     ===========    ===========
Unaudited pro forma shares
  used in computing net
  income (loss) per
  share....................                                                           13,349,000      13,349,000     13,349,000
                                                                                     ===========     ===========    ===========

   The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                 STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY

                                                  COMMON STOCK        TREASURY STOCK     ADDITIONAL   RETAINED        TOTAL
                                              --------------------  ------------------    PAID-IN     EARNINGS     STOCKHOLDER'S
                                                SHARES     AMOUNT   SHARES    AMOUNT      CAPITAL     (DEFICIT)      EQUITY
                                              ----------   -------  -------  ---------   ----------  -----------   -----------
PREDECESSOR
Balance, December 31, 1993.................    1,159,000   $12,000  115,000  $(673,000)  $1,275,000  $   607,000   $ 1,221,000
  Purchase of treasury stock...............           --       --     7,000    (25,000)         --            --       (25,000)
  Issuance of treasury stock...............           --       --   (12,000)    70,000     (34,000)           --        36,000
  Net loss for the year ended December 31,
    1994...................................           --       --        --         --          --      (980,000)     (980,000)
                                              ----------   -------  -------  ---------   ----------  -----------   -----------
Balance, December 31, 1994.................    1,159,000   12,000   110,000   (628,000)  1,241,000      (373,000)      252,000
  Purchase of treasury stock...............           --       --     7,000    (30,000)         --            --       (30,000)
  Net loss for the period from January 1 to
    March 10, 1995.........................           --       --        --         --          --    (1,419,000)   (1,419,000)
                                              ----------   -------  -------  ---------   ----------  -----------   -----------
Balance, March 10, 1995....................    1,159,000   $12,000  117,000  $(658,000)  $1,241,000  $(1,792,000)  $(1,197,000)
                                              ==========   =======  =======  =========   ==========   ==========   ===========
COMPANY
Purchase of outstanding common shares by
  SAIC on March 10, 1995...................   12,500,000   $12,000                       $4,468,000  $        --   $ 4,480,000
Net loss for the period from March 11 to
  December 31, 1995........................           --       --                               --    (1,418,000)   (1,418,000)
                                              ----------   -------                       ----------  -----------   -----------
Balance, December 31, 1995.................   12,500,000   12,000                        4,468,000    (1,418,000)    3,062,000
  Net loss for the year ended December 31,
    1996...................................           --       --                               --    (1,625,000)   (1,625,000)
                                              ----------   -------                       ----------  -----------   -----------
Balance, December 31, 1996.................   12,500,000   12,000                        4,468,000    (3,043,000)    1,437,000
Net income for the six months ended June
  30, 1997.................................           --       --                               --     1,256,000     1,256,000
                                              ----------   -------                       ----------  -----------   -----------
Balance, June 30, 1997 (Unaudited).........   12,500,000   $12,000                       $4,468,000  $(1,787,000)  $ 2,693,000
                                              ==========   =======                       ==========  ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                            STATEMENTS OF CASH FLOWS

                                        PREDECESSOR                           COMPANY                          COMPANY
                              --------------------------------    -------------------------------    ----------------------------
                               YEAR ENDED     JANUARY 1, 1995     MARCH 11, 1995      YEAR ENDED           SIX MONTHS ENDED
                              DECEMBER 31,      TO MARCH 10,      TO DECEMBER 31,    DECEMBER 31,              JUNE 30,
                                  1994              1995               1995              1996            1996            1997
                              ------------    ----------------    ---------------    ------------    ------------    ------------
                                                                                                             (UNAUDITED)
CASH FLOWS FROM OPERATING
  ACTIVITIES:
Net income (loss)............  $ (980,000)      $ (1,419,000)       $(1,418,000)     $(1,625,000)    $ (1,458,000)   $  1,256,000
Adjustments to reconcile net
  loss to net cash provided
  by (used in) operating
  activities:
  Net loss from discontinued
    operations...............   1,169,000          1,376,000             28,000               --               --              --
  Depreciation and
    amortization.............     338,000             68,000            765,000        1,417,000          714,000       1,017,000
  Provision for uncollectible
    accounts receivable......          --                 --            124,000        3,597,000        1,223,000       3,624,000
  Deferred income taxes......          --                 --         (2,221,000)     (12,834,000)      (5,770,000)     (2,415,000)
  Change in operating assets
    and liabilities:
    Decrease (increase) in
      accounts receivable....     322,000           (161,000)        (3,385,000)     (12,144,000)      (6,711,000)      2,576,000
    Decrease (increase) in
      prepaid and other
      assets.................      22,000            (36,000)            45,000         (925,000)          11,000        (425,000)
    (Increase) decrease in
      deposits...............          --            (49,000)         1,053,000               --               --              --
    Increase in accounts
      payable and accrued
      liabilities............     219,000            233,000            282,000        1,226,000          246,000       1,378,000
    (Decrease) increase in
      other liabilities......      (7,000)             8,000            (89,000)              --               --              --
    Increase (decrease) in
      deferred revenue.......      64,000            (30,000)         3,239,000       26,006,000       11,010,000      16,276,000
                              -----------       ------------        -----------      -----------     ------------    ------------
      Net cash provided by
        (used in) operating
        activities...........   1,147,000            (10,000)        (1,577,000)       4,718,000         (735,000)     23,287,000
                              -----------       ------------        -----------      -----------     ------------    ------------
CASH FLOWS FROM INVESTING
  ACTIVITIES:
  Purchase of furniture and
    equipment................    (266,000)          (134,000)          (518,000)      (1,901,000)      (1,870,000)       (317,000)
  Purchase of short-term
    investments..............          --                 --                 --               --               --      (3,625,000)
  Net investment in net
    assets of discontinued
    operations...............    (759,000)           331,000            563,000         (208,000)        (208,000)             --
                              -----------       ------------        -----------      -----------     ------------    ------------
      Net cash (used in)
        provided by investing
        activities...........  (1,025,000)           197,000             45,000       (2,109,000)      (2,078,000)     (3,942,000)
                              -----------       ------------        -----------      -----------     ------------    ------------
CASH FLOWS FROM FINANCING
  ACTIVITIES:
  Proceeds from bank
    borrowings...............     173,000                 --                 --               --               --              --
  Repayment of bank
    borrowings...............    (170,000)          (293,000)          (834,000)              --               --              --
  Capital lease
    obligations..............          --                 --                 --               --               --        (189,000)
  Net transactions with
    SAIC.....................          --                 --          2,371,000       12,926,000        2,835,000      (8,729,000)
  Issuance of treasury
    stock....................      36,000                 --                 --               --               --              --
  Purchase of treasury
    stock....................     (25,000)           (30,000)                --               --               --              --
                              -----------       ------------        -----------      -----------     ------------    ------------
      Net cash provided by
        (used in) financing
        activities...........      14,000           (323,000)         1,537,000       12,926,000        2,835,000      (8,918,000)
                              -----------       ------------        -----------      -----------     ------------    ------------
      Net increase (decrease)
        in cash and cash
        equivalents..........     136,000           (136,000)             5,000       15,535,000           22,000      10,427,000
Cash and cash equivalents,
  beginning of period........          --            136,000                 --            5,000            5,000      15,540,000
                              -----------       ------------        -----------      -----------     ------------    ------------
Cash and cash equivalents,
  end of period..............  $  136,000       $         --        $     5,000      $15,540,000     $     27,000    $ 25,967,000
                              ===========       ============        ===========      ===========     ============    ============

   The accompanying notes are an integral part of these financial statements.

                            NETWORK SOLUTIONS, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION

     Network Solutions, Inc. (the "Company") was incorporated in the District of Columbia in 1979 and was reincorporated in Delaware in 1996. The Company currently acts as the exclusive registrar for second level domain names within the .com, .org, .net, .edu and .gov top level domains ("TLDs") pursuant to a Cooperative Agreement with the National Science Foundation ("NSF") (Note 2). The Company also provides Intranet consulting services to large companies that desire to establish or enhance their Internet presence or "re-engineer" legacy network infrastructures to accommodate the integration of both Internet connectivity and Intranet network technology into their information technology base.

     The Company was acquired by Science Applications International Corporation ("SAIC") on March 10, 1995. The Company is currently a wholly-owned subsidiary of SAIC. Prior to the acquisition of the Company by SAIC, the Company's business included commercial and government contracts awarded to the Company on a competitive basis, including government contracts that were awarded to the Company partially upon the Company's then minority-owned status. The contracts which had been awarded to the Company based partially upon the Company's then minority-owned status were transferred into a separately-owned entity prior to the acquisition of the Company by SAIC.

     In November 1995, SAIC adopted a plan to transfer the Company's remaining government-based business to SAIC in order to enable the Company to focus on the growth of its commercial business, which includes registration services and Intranet services. This transfer was effective as of February 1996. The operating results of both the minority-based government contracts business and the remaining government-based business are reflected as discontinued operations in the Company's financial statements for all periods presented (Note 11).

     Under the terms of the acquisition agreement, the Company was acquired by SAIC on March 10, 1995 in a stock-for-stock transaction accounted for as a purchase. The fair market value of the SAIC stock exchanged for the outstanding stock of the Company was approximately $3.9 million. The acquisition agreement provided for certain purchase adjustments and related additional stock issuance payments of approximately $600,000. After reflecting certain purchase accounting adjustments, the net assets included on the opening balance sheet were as follows:

    Current assets..........................................................   $  929,000
    Furniture and equipment.................................................      734,000
    Goodwill................................................................    3,576,000
    Other non-current assets................................................    1,047,000
                                                                               ----------
                                                                                6,286,000
    Current liabilities.....................................................    1,625,000
    Net liabilities of discontinued operations..............................      181,000
                                                                               ----------
         Net assets acquired at March 11, 1995..............................   $4,480,000
                                                                               ==========

     The excess of the purchase price over the estimated fair value of net assets acquired has been reflected as goodwill and is being amortized over five years.

     The financial statements for periods subsequent to March 10, 1995 are presented on the new basis of accounting arising from the acquisition. The financial statements for the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994 are presented on the Company's previous basis of accounting. Subsequent to the acquisition, the results of continuing and discontinued operations include allocations by SAIC of: (i) costs for administrative functions and services per-

                            NETWORK SOLUTIONS, INC.

NOTE 1 -- ORGANIZATION AND BASIS OF PRESENTATION (CONTINUED)

formed on behalf of the continuing and discontinued operations of the Company by centralized staff groups within SAIC, (ii) SAIC's general corporate expenses,
(iii) pension and other retirement benefit costs, and (iv) cost of capital (Notes 5, 9 and 10). Only costs directly attributable to the Company's government-based business that will not be incurred by the Company subsequent to the transfer of this business to SAIC have been included in discontinued operations.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NSF COOPERATIVE AGREEMENT

     In January 1993, the Company entered into the Cooperative Agreement with the NSF under which the Company provides Internet registration services for five
TLDs: .com, .org, .net, .edu and .gov. The Cooperative Agreement is subject to review by the NSF and may be terminated by the NSF at any time at its discretion or by mutual agreement. The Cooperative Agreement by its terms expires in March 1998, although the NSF may, at its option, extend the Cooperative Agreement to September 1998. The NSF has stated that the Cooperative Agreement will not be re-awarded to the Company or awarded to any other entity.

     Originally, the Cooperative Agreement was structured as a cost reimbursement plus fixed-fee contract (with a fee of 8%). Effective September 14, 1995, the NSF and the Company amended the Cooperative Agreement to authorize the Company to begin charging customers a subscription fee of $50 per year for each second level domain name in the .com, .org, .net, .edu and .gov TLDs. The Company's registration services customers in the .com, .org and .net TLDs are invoiced for a two-year subscription fee of $100 for initial registrations and $50 per year for renewals of initial registrations. Under the terms of the amendment to the Cooperative Agreement, 30% of the new registration or renewal fees collected by the Company is required to be set aside to be reinvested for the enhancement of the intellectual infrastructure of the Internet and, as such, is not recognized as revenue by the Company. The Company has reflected these funds with the appropriate percentage of net accounts receivable (Note 3) as restricted assets and has recorded an equivalent, related current liability. The Company maintains the cash received relating to the set aside funds in a separate interest-bearing account. Restricted cash at December 31, 1996 and 1995 was approximately $13,049,000 and $122,000, respectively. These funds, plus any interest earned, will be disbursed in a manner approved by the NSF. As of December 31, 1996, none of these funds have been disbursed. Future receipts and disbursements of these funds will not have an effect on the Company's business, net financial position, or results of operations. For purposes of the Statement of Cash Flows, amounts relating to Restricted Assets and the Internet Fund Liability have been excluded in their entirety.

REVENUE RECOGNITION

     Prior to September 14, 1995, net revenue was recognized under the Cooperative Agreement on the basis of direct costs plus allowable indirect costs and the earned portion of the fee. Since September 14, 1995, fees for Internet registration services provided by the Company have been recognized on a straight-line basis over the life of the registration term. The Company records revenue net of an estimated provision for uncollectible accounts receivable (Note 3).

     Substantially all of the Company's Intranet services revenue is derived from professional services which are generally provided to clients on a "time and expense" basis. Professional services revenue is recognized as services are performed. The Company performs a limited number of fixed-price projects under which revenue is recognized using the percentage-of-completion method, based upon costs incurred in comparison to total anticipated costs. The Company also derives revenue from remote

                            NETWORK SOLUTIONS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

monitoring and hosting services; however, such revenue has not been significant to date. Remote monitoring and hosting revenue is recognized ratably over the term of the contract.

     Certain aspects of a number of the Company's contracts are subject to audits at the customer's discretion. Management believes that the results of any such audits will not have a material effect on NSI's financial position or results of operations.

DEFERRED REVENUE

     Deferred revenue primarily represents the unearned portion of revenue related to the unexpired term of Internet registration fees, net of an estimate for uncollectible accounts receivable (Note 3).

CASH AND CASH EQUIVALENTS

     The Company's policy is to include short-term investments with original maturities of ninety days or less within cash and cash equivalents.

FINANCIAL INSTRUMENTS

     The recorded value of the Company's financial instruments, which include accounts receivable and accounts payable, approximates market value. Net revenue from two customers approximated 63% and 22% in 1994, 45% and 21% for the period from January 1, 1995 to March 10, 1995, 40% and 21% for the period from March 11, 1995 to December 31, 1995, and 20% and 0% for the year ended December 31, 1996. One of these customers was the NSF, whose impact on the above percentage of revenues was reflective of activity prior to the September 14, 1995 amendment of the Cooperative Agreement. Concentration of credit risk with respect to registration receivables is limited due to the wide variety and number of customers, as well as their dispersion across geographic areas. The Company has no derivative financial instruments.

FURNITURE AND EQUIPMENT

     Furniture and equipment are stated at cost. Depreciation on furniture, office and computer equipment is calculated principally using a declining-balance method over the useful lives of three to seven years. Leasehold improvements are amortized using the straight-line method over the shorter of the lease term or the estimated lives of the assets, generally six years. The Company periodically reviews the carrying amounts of its furniture and equipment to assess recoverability, and impairments are recognized in the results of operations, as appropriate. The measurement of possible impairment is based primarily on the ability to recover the balance of the furniture and equipment from expected future operating cash flows on an undiscounted basis. At December 31, 1996, management believed that there were no such impairments to the carrying value of its property and equipment.

GOODWILL

     Goodwill represents the excess of the purchase cost over the fair value of net assets acquired in the acquisition and is amortized over five years using the straight-line method. The Company periodically reviews goodwill to assess recoverability, and impairments are recognized in the results of operations, as appropriate. The measurement of possible impairment is based primarily on the ability to recover the balance of the goodwill from expected future operating cash flows on an undiscounted basis. Amortization expense for the period from March 11, 1995 to December 31, 1995 of $580,000 and $715,000 for the year ended December 31, 1996 was included in general and administrative expenses.

                            NETWORK SOLUTIONS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

SOFTWARE DEVELOPMENT COSTS

     Research and development costs are expensed as incurred. In accordance with Statement of Financial Accounting Standards ("SFAS") No. 86 "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed," the Company has not capitalized software development costs incurred as of December 31, 1996. Research and development costs incurred for all periods presented prior to December 31, 1995 were reimbursed to the Company by direct charges to contracts and are included in cost of revenue for those periods.

INCOME TAXES

     Deferred taxes are accounted for under SFAS No. 109 "Accounting for Income Taxes," which is an asset and liability method of accounting for income taxes. The liability method requires the recognition of deferred tax assets and liabilities for the expected future tax consequences of temporary differences between carrying amounts and tax bases of assets and liabilities. A valuation allowance is recorded if it is "more likely than not" that some portion of or all of a deferred tax asset will not be realized. Additionally, under the liability method, changes in tax rates and laws will be reflected in income in the period such changes are enacted. For federal income tax purposes, the Company's results will be included in SAIC's consolidated tax return.

     For periods subsequent to the acquisition, income taxes are determined as if the Company was a separate taxpayer. Income taxes currently payable have been charged by the Company to the due to parent account in the period that the liability arose. Income taxes currently receivable have been charged to the due to parent account in the period that a refund could have been recognized by the Company had the Company been a separate taxpayer.

USE OF ESTIMATES

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make reasonable estimates and assumptions, based upon all known facts and circumstances that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates. Estimates requiring relatively greater levels of judgment include the allowance for uncollectible accounts receivable, the assessment of the need for a tax valuation allowance and the amortization period for goodwill.

STOCK BASED COMPENSATION

     The Company accounts for stock option and employee stock purchase plans in which its employees participate in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees." No compensation cost has been recognized by the Company for such employee stock plans. SFAS No. 123, "Accounting for Stock-Based Compensation," provides an alternative accounting method to APB No. 25 and requires additional pro forma disclosures (Note 10). The Company expects to continue to account for such employee stock plans in accordance with the provisions of APB No. 25.

PRO FORMA BALANCE SHEET AND EARNINGS PER SHARE (UNAUDITED)

     On August 21, 1997, the Company's Board of Directors approved a $10,000,000 dividend payable to SAIC (Note 13). This dividend is to be paid upon consummation of the public offering. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin ("SAB") No. 55, a pro forma balance sheet is presented to reflect this dividend. Additionally, as required by SAB No. 55, historical earnings

                            NETWORK SOLUTIONS, INC.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

per share are not presented and pro forma per share data is presented which gives effect to the number of shares from the public offering necessary to fund the amount of the $10,000,000 dividend payable to SAIC in excess of the Company's net income for the twelve months ended June 30, 1997.

     Pro forma net income (loss) per share of common stock is calculated by dividing the net income (loss) by the sum of (i) the number of shares issued to SAIC in connection with the Company's reincorporation in Delaware, (ii) common stock equivalent shares from common stock options granted within one year of the initial public offering, and (iii) the number of shares whose proceeds will be used to pay the dividend in excess of the prior twelve months' net income as described above. Common stock equivalent shares are calculated using the treasury stock method. Pursuant to Securities and Exchange Commission SAB No. 83, common stock and common stock equivalent shares issued by the Company at prices below the public offering price during the twelve month period prior to the proposed offering date have been included in the calculations as if they were outstanding since January 1, 1996 regardless of whether they are dilutive.

INTERIM FINANCIAL INFORMATION (UNAUDITED)

     Interim financial information for the six months ended June 30, 1996 and 1997 included herein is unaudited. However, in the opinion of the Company, the interim financial information includes all adjustments, consisting of only normal recurring adjustments, necessary for a fair presentation of the results for the interim periods. The results of operations for the six months ended June 30, 1997 are not necessarily indicative of the results to be expected for the full year ending December 31, 1997.

NOTE 3 -- RECEIVABLES

     Receivables consist of the following amounts as of December 31:

                                                                      1995          1996
                                                                   ----------    -----------
    Billed......................................................   $6,060,000    $27,430,000
    Unbilled....................................................    1,384,000      5,000,000
                                                                   ----------    -----------
         Total accounts receivable before allowances............    7,444,000     32,430,000
    Less -- Allowance for uncollectible accounts................   (2,118,000)   (15,439,000)
         -- Accounts receivable allocable to 30% NSF
            set-aside...........................................   (1,286,000)    (4,404,000)
                                                                   ----------    -----------
    Accounts receivable, net....................................   $4,040,000    $12,587,000
                                                                   ==========    ===========

     Unbilled receivables consist of costs which have been incurred on time and expense contracts and Internet domain name registration fees which have not yet been billed. Under the Cooperative Agreement, thirty percent of collected registration fees is required to be set aside for disbursement at the direction of the NSF.

     In accounting for registration subscriptions, the Company initially records the gross amount of the registration fees to accounts receivable and deferred revenue. The allowance for estimated uncollectible accounts is recorded against both accounts receivable and deferred revenue balances. (See Note 2 for treatment of the 30% NSF set aside). From the net deferred revenue balance, the Company records revenue on a straight-line basis over the subscription period.

     The provision for uncollectible accounts receivable, which is recorded on a straight-line basis over the subscription period and deducted from gross registration fees in determining net revenue, was $124,000 and $3,597,000 for the period from March 11, 1995 to December 31, 1995 and for the year

                            NETWORK SOLUTIONS, INC.

NOTE 3 -- RECEIVABLES (CONTINUED)

ended December 31, 1996, respectively. There was no provision necessary for the year ended December 31, 1994 and for the period from January 1, 1995 to March 10, 1995. The Company's allowance for uncollectible accounts receivable is associated solely with its registration business. The Company believes it has been necessary to establish its provision for uncollectible accounts receivable principally due to the large number of individuals and corporations that have registered multiple domain names with the apparent intention of reselling such names at a profit. The Company's experience has been that, in contrast to other subscribers, such resellers have a higher tendency of default on their subscription fees.

NOTE 4 -- FURNITURE AND EQUIPMENT

     Furniture and equipment consist of the following amounts as of December 31:

                                                                     1995           1996
                                                                  -----------    -----------
    Furniture and office equipment.............................   $   782,000    $   879,000
    Computer equipment.........................................     2,248,000      4,033,000
    Leasehold improvements.....................................       214,000        234,000
                                                                  -----------    -----------
         Furniture and equipment, at cost......................     3,244,000      5,146,000
    Less accumulated depreciation and amortization.............    (2,177,000)    (2,880,000)
                                                                  -----------    -----------
         Furniture and equipment, net..........................   $ 1,067,000    $ 2,266,000
                                                                  ===========    ===========

NOTE 5 -- DEBT

     Interest expense reflected in continuing operations for the year ended December 31, 1994 and the period January 1, 1995 to March 10, 1995 was $109,000 and $9,000, respectively. Interest expense reflected in discontinued operations for the year ended December 31, 1994 and for the period from January 1, 1995 to March 10, 1995 was $495,000 and $51,000, respectively. Interest charges prior to the acquisition have been reflected in continuing and discontinued operations based on the debt balances associated with each of the continuing and discontinued operations for each of the periods. In addition, interest expense of $52,000 and $164,000 for the period from March 11, 1995 to December 31, 1995 was allocated by SAIC to the Company's continuing operations and discontinued operations, respectively, based upon SAIC's cost of capital calculation. For the year ended December 31, 1996, interest revenue of $496,000 was allocated by SAIC based upon the cost of capital calculation. From its acquisition by SAIC in March 1995 until December 1996, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such centralized cash accounts. Accordingly, the SAIC cost of capital formula provides for charges and credits to the Company based upon management of certain assets, including accounts receivable and fixed assets. Such amounts are not necessarily indicative of the cost that would have been incurred if the Company had been operated as a separate entity.

     Effective January 1, 1997, the Company will no longer be subject to SAIC's cost of capital calculation in connection with the Company fulfilling its own treasury function. Interest paid for the year ended December 31, 1994, for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 and for the year ended December 31, 1996 was $74,000, $0, $103,000 and
$0, respectively.

                            NETWORK SOLUTIONS, INC.

NOTE 6 -- ACCOUNTS PAYABLE AND ACCRUED EXPENSES

     Accounts payable and accrued expenses consist of the following amounts as of December 31:

                                                                       1995          1996
                                                                    ----------    ----------
    Accounts payable.............................................   $   80,000    $1,054,000
    Accrued expenses.............................................      565,000     1,412,000
    Accrued payroll..............................................      710,000       115,000
                                                                    ----------    ----------
    Total accounts payable and accrued expenses..................   $1,355,000    $2,581,000
                                                                    ==========    ==========

NOTE 7 -- PROVISION FOR INCOME TAXES

     The results of the Company subsequent to its acquisition by SAIC were included in SAIC's consolidated tax returns. The tax expense allocation methodology is set forth in Note 2.

     The provision for (benefit) from income taxes charged to continuing operations consists of the following:

                                                               FOR THE PERIOD
                                                                    1995
                                          YEAR ENDED     ---------------------------     YEAR ENDED
                                         DECEMBER 31,    JANUARY 1 TO    MARCH 11 TO    DECEMBER 31,
                                             1994          MARCH 10      DECEMBER 31        1996
                                         ------------    ------------    -----------    ------------
    Current:
         Federal......................     $ 95,000        $ 40,000      $ 1,521,000    $ 10,171,000
         State........................       19,000           8,000          311,000       2,020,000
                                           --------        --------      -----------    ------------
              Total current
                provision.............      114,000          48,000        1,832,000      12,191,000
                                           --------        --------      -----------    ------------
    Deferred:
         Federal......................                                    (1,759,000)    (10,716,000)
         State........................                                      (360,000)     (2,118,000)
                                                                         -----------    ------------
              Total deferred
                benefit...............                                    (2,119,000)    (12,834,000)
                                                                         -----------    ------------
    Provision for (benefit) from
      income taxes....................     $114,000        $ 48,000      $  (287,000)   $   (643,000)
                                           ========        ========      ===========    ============

     Deferred tax assets are comprised of the following temporary differences as of December 31:

                                                                      1995          1996
                                                                   ----------    -----------
    Deferred revenue............................................   $2,082,000    $13,846,000
    Accrued vacation pay........................................       87,000        118,000
    Provision for uncollectible accounts receivable.............       48,000      1,091,000
    Other.......................................................        4,000             --
                                                                   ----------    -----------
    Total deferred tax asset....................................   $2,221,000    $15,055,000
                                                                   ==========    ===========

     Tax valuation allowances were provided through March 10, 1995 against the net deferred tax assets of both continuing operations and discontinued operations. In connection with the acquisition purchase accounting, a determination was made that tax valuation allowances were no longer required.

     Although the Company has a history of net losses, it has not established a valuation allowance for its deferred tax assets since, in the opinion of management, it is more likely than not that all of the deferred tax assets will be realized. The deferred tax assets relate primarily to registration fee revenues

                            NETWORK SOLUTIONS, INC.

NOTE 7 -- PROVISION FOR INCOME TAXES (CONTINUED)

which are taxable upon registration but are recognized in the financial statements over the next 12 to 24 months -- the subscription period.

     A reconciliation of the provision for income taxes to the amount computed by applying the statutory federal income tax rate to income (loss) before income taxes is provided below. The statutory federal income tax rate used was 34% for all periods presented through December 31, 1995 and 35% for the year ended December 31, 1996.

                                                                   FOR THE PERIOD 1995        YEAR ENDED
                                                YEAR ENDED     ---------------------------     DECEMBER
                                               DECEMBER 31,    JANUARY 1 TO    MARCH 11 TO        31,
                                                   1994          MARCH 10      DECEMBER 31       1996
                                               ------------    ------------    -----------    -----------
Federal tax at statutory rate...............     $103,000        $  1,000       $(570,000)     $(794,000)
State income taxes, net of Federal tax
  benefit...................................       13,000              --         (68,000)       (96,000)
Nondeductible goodwill amortization.........                                      348,000        281,000
Other.......................................        4,000           1,000           3,000        (34,000)
Valuation allowance.........................       (6,000)         46,000              --             --
                                                 --------        --------       ---------      ---------
Provision for (benefit) from income taxes...     $114,000        $ 48,000       $(287,000)     $(643,000)
                                                 ========        ========       =========      =========

     The Company paid taxes of $212,000 and $119,000 for the year ended December 31, 1994 and for the period from January 1, 1995 to March 10, 1995, respectively.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES

COMMITMENTS

     Future minimum lease payments under noncancelable operating leases, primarily for facilities, are:

                                                                               OPERATING
                           YEARS ENDING DECEMBER 31:                             LEASES
    ------------------------------------------------------------------------   ----------
         1997...............................................................   $1,874,000
         1998...............................................................    1,959,000
         1999...............................................................    1,832,000
         2000...............................................................    1,007,000
         2001...............................................................      946,000
         Thereafter.........................................................      869,000
                                                                               ----------
    Total future minimum lease payments.....................................   $8,487,000
                                                                               ==========

     In December 1992, the Company entered into a lease agreement for the Company's headquarters in Herndon, Virginia that extended the lease term through 2002. Subsequent to the acquisition, SAIC re-negotiated the lease with the landlord whereby SAIC has posted a $1,000,000 letter of credit. The Company historically has not entered directly into leases; leases are generally entered into by SAIC and then SAIC subleases the related assets to the Company under identical terms of the head lease. Lease expense related to the continuing operations based upon space utilized for the year ended December 31, 1994, for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 and for the year ended December 31,1996 was $194,000, $36,000, $342,000, and $924,000, respectively. Lease expense incurred by the discontinued operations for the year ended December 31, 1994 and for the periods from January 1, 1995 to March 10, 1995 and March 11, 1995 to December 31, 1995 was $1,079,000, $208,000 and $328,000, respectively. Subsequent to March 10, 1995,

                            NETWORK SOLUTIONS, INC.

NOTE 8 -- COMMITMENTS AND CONTINGENCIES (CONTINUED)

COMMITMENTS (CONTINUED)

the Company generated rental income in 1995 of $135,000 and $187,000 for the year ended December 31, 1996, from two subleases, which was recorded on the same basis as rent expense.

CONTINGENCIES

     The Company is involved as plaintiff and defendant in litigation and administrative proceedings primarily arising in the normal course of its business. In the opinion of management, the Company's recovery, if any, or the Company's liability, if any, under any pending litigation or administrative proceeding will not materially affect its financial condition, results of operations or cash flow.

     As it relates to registration services, the applicability to the Company of existing laws governing issues such as intellectual property ownership is uncertain. Courts have indicated that, under certain circumstances, Internet service providers could be held responsible for the failure to prevent the distribution of material that infringes on others' copyrights and other intellectual property. As further discussed below, there exists the likelihood that the Company will become involved in future actions regarding disputes over domain names. The future interpretation by the courts relating to the obligation of domain name registration providers to prevent trademark infringement and other legal issues is uncertain. Costs incurred or decisions rendered as a result of any future government inquiry or other proceedings relating to any of the foregoing could have a material adverse effect on the Company's business, financial position and results of operations.

     The Company has been named as a defendant in a number of lawsuits which have generally involved domain name disputes between trademark owners and domain name holders. Through July 31, 1997, no damages have been awarded to the plaintiffs in any of the domain name lawsuits. The Company's domain name dispute policy seeks to take a neutral position between these competing claims and is designed to address claims that a domain name registered by the Company infringes a third party's trademark. The Company is drawn into such disputes, in part, as a result of claims by trademark owners that the Company is legally required to, upon being requested to do so by a trademark holder, terminate the right it granted to an alleged trademark infringer to register the domain name in question. Further, trademark owners have also alleged that the Company should be required to monitor future domain name registrations and reject registrations of domain names which are identical or similar to their registered trademark. The holders of the domain names registrations in dispute have, in turn, questioned the Company's right to, absent a court order, take any action which restricts or terminates their registration of the domain names in question. The Company intends to vigorously defend itself in all such matters. In the opinion of the management, the outcome of the existing lawsuits will not materially affect the Company's financial condition, results of operations or cash flow. However, such litigation has resulted in, and any future litigation can be expected to result in, substantial legal and other expenses to the Company and a diversion of the efforts of the Company's personnel. Such future potential expenses cannot be reasonably estimated at this time.

     See Note 14 "Subsequent Events (Unaudited)."

NOTE 9 -- TRANSACTIONS WITH SAIC

     The financial statements as of and for the period from March 11, 1995 to December 31, 1995 and for the year ended December 31, 1996 include significant transactions with other SAIC business units involving functions and services (such as cash management, tax administration, accounting, legal, data processing and employee benefit plans) that were provided to the Company by centralized SAIC

                            NETWORK SOLUTIONS, INC.

NOTE 9 -- TRANSACTIONS WITH SAIC (CONTINUED)

organizations. The costs of these functions and services have been directly charged and/or allocated to the Company using methods that management believes are reasonable; primarily a percentage of budgeted administrative and overhead costs. Such charges and allocations are not necessarily indicative of the costs that would have been incurred if the Company had been a separate entity. Through August 9, 1996, the amounts allocated by SAIC to the Company included both administrative and overhead costs which are included in selling, general and administrative expenses and cost of revenue respectively. Effective August 10, 1996, SAIC stopped allocating costs based generally upon pro rata labor and began assessing the Company for corporate services provided by SAIC at a fee equal to 2.5% of net revenue with such percentage to be re-evaluated by both parties on an annual basis. This fee is included in its entirety in selling, general and administrative expenses. The arrangement will continue indefinitely until terminated by either party upon 180 days' prior written notice.

     Amounts charged and allocated to the Company for these functions and services for the period from March 11, 1995 to December 31, 1995 and for the year ended December 31, 1996 were $516,000 and $1,196,000, respectively, and are principally included in selling, general and administrative expenses. Additionally, certain interest charges/credits are allocated by SAIC to the Company (Note 5). Sales as a subcontractor to SAIC for the period from March 11, 1995 to December 31, 1995 and for the year ended December 31, 1996 were $509,000 and $1,505,000, respectively. In addition, because the Company is included in SAIC's consolidated tax returns, the Company is obligated to make payment for its current tax liability to SAIC in accordance with the tax sharing arrangement. (See Note 7). Due to parent represents the cumulative net activity of all transactions between the Company and SAIC.

     From the time of its acquisition by SAIC in March 1995 until December 1996, the Company participated in SAIC's centralized cash management system whereby cash received from operations was transferred to SAIC's centralized cash accounts and cash disbursements were funded from such SAIC centralized cash accounts. The Company reflects this activity in the statement of cash flows on a net basis because of the quick turnover, the large amounts and the short maturities of these related party cash transactions. Beginning in 1997, the Company implemented its own cash management system whereby the remaining net intercompany transactions with SAIC are generally funded on a monthly basis.

NOTE 10 -- EMPLOYEE BENEFIT PLANS

SAIC BENEFIT PLANS

     Employees of the Company participate in various SAIC benefit plans, subject to the applicable eligibility requirements. SAIC charges the Company directly for the costs of such employee benefit plans. Charges related to the administration of the SAIC benefit plans in which employees of the Company participate are included within SAIC general corporate allocations (Notes 1 and 9).

     In 1995, SAIC merged two of its profit sharing retirement plans into one principal Profit Sharing Retirement Plan in which eligible employees participate. Participants' interests vest 25% per year in the third through sixth year of service. Participants also become fully vested upon reaching age 59 1/2, permanent disability or death.

     SAIC has an Employee Stock Ownership Plan (the "Plan") in which eligible employees participate. Cash contributions to the Plan are based upon amounts determined annually by the SAIC Board of Directors and are allocated to participants' accounts based on their annual compensation. The vesting requirements for the Plan are the same as for the Profit Sharing Retirement Plan.

                            NETWORK SOLUTIONS, INC.

NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

SAIC BENEFIT PLANS (CONTINUED)

     SAIC has one principal Cash or Deferred Arrangement ("CODA") which allows eligible participants to defer a portion of their income through contributions. Such deferrals are fully vested, are not taxable to the participant until distributed from the CODA upon termination, retirement, permanent disability or death and may be matched by SAIC.

     SAIC has a Bonus Compensation Plan which provides for bonuses to reward outstanding performance. Bonuses are paid in the form of cash, fully vested shares of SAIC Class A common stock or vesting shares of SAIC Class A common stock. Awards of vesting shares of SAIC Class A common stock vest at the rate of 20%, 20%, 20% and 40% after one, two, three and four years, respectively. During the period from March 11, 1995 to December 31, 1995 and during the year ended December 31, 1996 a total of 24,450 and 53,040 SAIC options were granted to the Company's employees, respectively, with exercise prices ranging from $15.72 to $17.79 and $19.33 to $22.83 per share, respectively, with a weighted average price of $16.17 and $20.51, respectively.

     In 1995, SAIC adopted the Stock Compensation Plan and the Management Stock Compensation Plan, together referred to as the "Stock Compensation Plans." The Stock Compensation Plans provide for awards of share units to eligible employees, which share units generally correspond to shares of SAIC Class A common stock which are held in trust for the benefit of participants. Participants' interests in these share units vest on a seven year schedule at the rate of one-third at the end of each of the fifth, sixth and seventh years following the date of the award.

     SAIC also has an Employee Stock Purchase Plan which allows eligible employees to purchase shares of SAIC's Class A common stock, with SAIC contributing 5% of the purchase price.

PRE-ACQUISITION BENEFIT PLANS

     Prior to the acquisition, the Company had a plan (the "401(k) Plan") covering substantially all employees which provided for employee savings under Internal Revenue Code Section 401(k). Eligible employees under the 401(k) Plan contributed from one percent to ten percent of gross pay to their plan savings account. The Company matched employee contributions to the 401(k) Plan, up to six percent of base salary. Contributions to the 401(k) Plan for the year ended December 31, 1994 and for the period from January 1, 1995 to March 10, 1995 were not significant. At the time of SAIC's acquisition of the Company, all contributions to the 401(k) Plan ceased and the 401(k) Plan was subsequently terminated.

1996 STOCK INCENTIVE PLAN

     The 1996 Stock Incentive Plan (the "Incentive Plan") of the Company was adopted by the Board of Directors on September 18, 1996. The Incentive Plan provides for awards in the form of restricted shares, stock units, options (including incentive stock options ("ISOs") and nonstatutory stock options ("NSOs")) or stock appreciation rights ("SARs"). Employees, outside directors, consultants and advisors of the Company are eligible for the grant of restricted shares, stock units, SARs and NSOs. Only employees are eligible for the grant of ISOs. A total of 2,306,250 shares of Common Stock has been initially reserved for issuance under the Incentive Plan. Such number of shares may be increased by up to 2% of the total number of common shares of the Company outstanding at the end of the most recent calendar year, subject to a cumulative increase of 1,000,000 common shares.

     Consideration for each award under the Incentive Plan will be established by the Compensation Committee of the Board of Directors, but in no event will the option price for ISOs be less than 100%

                            NETWORK SOLUTIONS, INC.

NOTE 10 -- EMPLOYEE BENEFIT PLANS (CONTINUED)

1996 STOCK INCENTIVE PLAN (CONTINUED)

of the fair market value of the stock on the date of grant. Awards will have such terms and be exercisable in such manner and at such times as the Compensation Committee may determine. However, each ISO must expire within a period of not more than ten years from the date of grant.

     As of December 31, 1996, a total of 100,900 ISOs and 1,124,825 NSOs have been granted under the Incentive Plan, of which 461,250 will be exercisable at $11.25 per share and 764,475 at $14.00 per share. The stock options become exercisable one year after the date of the grant, vest 30%, 30%, 20% and 20% on each anniversary date of the grant and have a term of five years. No options have been exercised or forfeited. The weighted average contractual life of options outstanding at December 31, 1996 was 4.9 years. No restricted shares, stock units or SARs have been granted to date.

PRO FORMA DISCLOSURES

     The weighted-average fair value of the options granted during the period from March 11, 1995 to December 31, 1995 and during the year ended December 31, 1996 under the SAIC Bonus Compensation Plan were estimated at $3.66 and $4.30, respectively, and $2.76 for the options granted during the year ended December 31, 1996 under the Company's Incentive Plan using the Black-Scholes model. The following weighted average assumptions were used in calculating the option fair values:

                                                                                             COMPANY
                                                                                              STOCK
                                                             SAIC STOCK OPTIONS              OPTIONS
                                                      ---------------------------------    ------------
                                                       MARCH 11, 1995       YEAR ENDED      YEAR ENDED
                                                       TO DECEMBER 31,     DECEMBER 31,    DECEMBER 31,
                                                            1995               1996            1996
                                                      -----------------    ------------    ------------
Expected life (years)..............................           4.0               4.0             4.0
Risk-free interest rate............................          6.45%             5.91%           5.98%
Volatility.........................................          0.00%             0.00%           0.00%
Dividend yield.....................................          0.00%             0.00%           0.00%

     Under the above models, the total value of SAIC stock options granted during 1995 and 1996 was approximately $89,000 and $228,000, respectively, and $3,379,000 for the Company stock options granted in 1996, all of which would be amortized ratably on a pro forma basis over the four year option terms. Had the Company recorded compensation costs for these plans in accordance with SFAS No. 123, the Company's pro forma net loss would have been $1,430,000 for the period March 11, 1995 to December 31, 1995 and $1,763,000 for the year ended December 31, 1996. Pro forma (unaudited) net loss per share would have been $(0.13) for the year ended December 31, 1996.

NOTE 11 -- DISCONTINUED OPERATIONS

     As discussed in Note 1, in November 1995 SAIC adopted a plan to transfer the Company's government-based business to SAIC in order for the Company to focus on the growth of the commercial business. Such transfer was substantially completed in February 1996. Prior to SAIC's acquisition of the Company, the portion of the Company's business relating to the minority-based government business had been transferred into a separately-owned entity of the then majority shareholder. The activities of both the minority-based government business and the remaining government-based business are reflected as discontinued operations in the financial statements of the Company for all periods presented. Net income (loss) from discontinued operations exclude general

                            NETWORK SOLUTIONS, INC.

NOTE 11 -- DISCONTINUED OPERATIONS (CONTINUED)

corporate overhead of the Company. No gain or loss was incurred as a consequence of the transfer of these businesses.

     The net liabilities for discontinued operations consisted of the following as of December 31, 1995:

    Assets:
         Current............................................................   $5,306,000
         Non-current........................................................      249,000
                                                                               ----------
                                                                                5,555,000
                                                                               ----------
    Liabilities:
         Current............................................................    5,763,000
         Non-current........................................................           --
                                                                               ----------
                                                                                5,763,000
                                                                               ----------
    Net liabilities -- discontinued operations..............................   $ (208,000)
                                                                               ==========

     Summary operating results of the discontinued operations were as follows:

                                                                           FOR THE PERIOD 1995
                                                        YEAR ENDED     ----------------------------
                                                       DECEMBER 31,    JANUARY 1 TO     MARCH 11 TO
                                                           1994          MARCH 10       DECEMBER 31
                                                       ------------    ------------     -----------

Revenue.............................................   $ 25,264,000    $  4,270,000     $ 7,882,000
Costs and expenses..................................    (26,338,000)     (5,478,000)     (7,773,000)
                                                       ------------    ------------     -----------
Income (loss) from discontinued operations before
  income taxes......................................     (1,074,000)     (1,208,000)        109,000
Provision for income taxes..........................         95,000         167,000         137,000
                                                       ------------    ------------     -----------
Loss from discontinued operations, net of income
  taxes.............................................   $ (1,169,000)   $ (1,375,000)    $   (28,000)
                                                       ============    ============     ===========

NOTE 12 -- EFFECT OF NEW ACCOUNTING PRONOUNCEMENT

     In February 1997, the Financial Accounting Standards Board issued SFAS No. 128, "Earnings per Share." This statement establishes standards for computing and presenting earnings per share, simplifying previous standards for computing earnings per share ("EPS") and making them comparable to international standards. It replaces the presentation of primary EPS with a presentation of basic EPS, and requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. Basic EPS excludes dilution and is computed by dividing income available to common shareholders by the weighted-average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of the entity. SFAS No. 128 requires restatement of all prior period earnings per share data presented, and is effective for financial statements issued for periods ending after December 15, 1997, including interim periods. Earlier application is not permitted.

     The Company will adopt this statement during the fourth quarter of 1997, as required. Accordingly, all prior period EPS data will be restated. To illustrate the effect of adoption, the Company has elected to disclose pro forma basic and diluted EPS amounts computed using SFAS 128, as permitted

                            NETWORK SOLUTIONS, INC.

NOTE 12 -- EFFECT OF NEW ACCOUNTING PRONOUNCEMENT (CONTINUED)

by the standard. The pro forma basic and diluted EPS for the year ended December 31, 1996, and for the six months ended June 30, 1996 and 1997 are set forth below:

                                                                                          SIX MONTHS ENDED
                                                                                              JUNE 30,
                                                            YEAR ENDED                 ----------------------
                                                         DECEMBER 31, 1996          1996                   1997
                                                         -----------------         -------                ------
    Pro forma basic earnings per share................        $ (0.12)             $   (0.11)           $      0.09
                                                              =======              =========            ===========
    Pro forma diluted earnings per share..............        $ (0.12)             $   (0.11)           $      0.09
                                                              =======              =========            ===========

NOTE 13 -- RECAPITALIZATION

     On June 26, 1997, the Board of Directors amended the Certificate of Incorporation to provide for two classes of common stock, designated as Class A and Class B. The accompanying financial statements have been adjusted to reflect this change.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED)

  Stock Incentive Plan


     On April 18, 1997, the Board of Directors increased the number of shares initially reserved for issuance under the Incentive Plan to 2,556,250. Between January 1, 1997 and September 18, 1997, the Company granted options to purchase 469,500 shares of the Company's Class A common stock at $14.00 per share. In addition, options to purchase 26,000 shares were canceled during that period.


  Commitments

     On May 30, 1997, the Company entered into an operating lease for additional office facilities for the period from May 30, 1997 through July 31, 2002. During the period from January 1, 1997 through May 31, 1997, the Company acquired $2,537,000 of equipment under a capital lease.

  Contingencies

     On March 20, 1997, PG Media, Inc., a New York-based corporation ("PG Media"), filed a lawsuit against the Company in the United States District Court, Southern District of New York alleging that the Company had restricted access to the Internet by not adding TLDs in violation of antitrust laws under the Sherman Act. In its complaint, PG Media has asked, in addition to requesting damages, that the Company be ordered to amend the root zone configuration file so that the file includes reference to PG Media's TLDs and name servers. The Company has answered the complaint, but no motions are pending and no schedule has yet been set by the court for these proceedings. In addition, the Company recently received written direction from the NSF not to take any action to create additional TLDs or to add any new TLDs to the Internet root servers until further guidance is provided by the NSF. The Company believes that it has meritorious defenses and intends to vigorously defend itself against the claims made by PG Media and cannot reasonably estimate the potential impact of such claims.

     On June 27, 1997, SAIC received a Civil Investigative Demand ("CID") from the U.S. Department of Justice ("DOJ") issued in connection with an investigation to determine whether there is, has been, or may be a violation of antitrust laws under the Sherman Act relating to Internet registration products and services. The CID seeks documents and information from SAIC and the Company relating to their Internet registration business. Neither SAIC nor the Company is aware of the scope or nature of the

                            NETWORK SOLUTIONS, INC.

NOTE 14 -- SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)

investigation. The Company cannot reasonably estimate the potential impact of such investigation, nor can it predict whether a civil action will ultimately be filed by the DOJ or by private litigants as a result of the DOJ investigation or, if filed, what such action would entail. The Company is unable to predict the form of relief that might be sought in such an action or that might be awarded by a court or imposed as a result of any settlement between the Company and the DOJ or private litigants. Any such relief could have a material adverse effect on the Company's financial condition and results of operations.

  Dividend

     On August 21, 1997, the Board of Directors declared a $10,000,000 dividend to be paid to SAIC upon consummation of the public offering.

                       [INSIDE BACK COVER OF PROSPECTUS]

              DEPICTION OF INTRANET SERVICES BUSINESS APPEARS HERE

                                Intranet-Enabled
                               Business Solutions

                                    INTRANET
                                    SERVICES

         Intranet Development                   Network & Systems
          and Re-Engineering                         Security

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

  NO DEALER, SALES REPRESENTATIVE OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION WOULD BE UNLAWFUL OR TO ANY PERSON TO WHOM IT IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ------------------

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary...................     3
Risk Factors.........................     7
Use of Proceeds......................    23
Dividend Policy......................    23
Capitalization.......................    24
Dilution.............................    25
Selected Financial Data..............    26
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    28
Business.............................    41
Management...........................    57
Relationship with SAIC and Certain
  Transactions.......................    66
Principal Stockholders...............    70
Description of Capital Stock.........    71
Shares Eligible for Future Sale......    76
Underwriting.........................    78
Legal Matters........................    79
Experts..............................    80
Additional Information...............    80
Index to Financial Statements........   F-1

                               ------------------

  UNTIL        , 1997 (25 DAYS AFTER THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE CLASS A COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATIONS OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               2,300,000 SHARES

                           [NETWORK SOLUTIONS LOGO]

                             CLASS A COMMON STOCK

                           -----------------------
                                  PROSPECTUS
                           -----------------------

                              HAMBRECHT & QUIST

                              J. P. MORGAN & CO.

                           PAINEWEBBER INCORPORATED

                                         , 1997

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the various expenses expected to be incurred by the Registrant in connection with the sale and distribution of the securities being registered hereby, other than underwriting discounts and commissions. All amounts are estimated except the Securities and Exchange Commission registration fee and the National Association of Securities Dealers, Inc. filing fee.

                                                                          PAYABLE BY
                                                                          REGISTRANT*
                                                                          -----------
          SEC registration fee.........................................   $    12,825
          National Association of Securities Dealers, Inc. filing
            fee........................................................         4,000
          Nasdaq Filing Fee............................................        18,000
          Blue Sky fees and expenses...................................         1,000
          Accounting fees and expenses.................................       600,000
          Legal fees and expenses......................................       300,000
          Printing and engraving expenses..............................       100,000
          Registrar and transfer agent's fees..........................        11,000
          Miscellaneous fees and expenses..............................        53,175
                                                                          -----------
               Total...................................................   $ 1,100,000
                                                                          ===========

---------------
* All expenses listed above are estimates except for the SEC registration fee and the NASD filing fee.

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law provides for the indemnification of officers, directors, and other corporate agents in terms sufficiently broad to indemnify such persons under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). Article VIII of the Registrant's Certificate of Incorporation (Exhibit 3(i) hereto) provides for indemnification of the Registrant's directors, officers, employees and other agents to the extent and under the circumstances permitted by the Delaware General Corporation Law. The Registrant has also entered into agreements with its directors and officers that will require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors or officers to the fullest extent not prohibited by law.

     The Underwriting Agreement (Exhibit 1.1) provides for indemnification by the Underwriters of the Registrant, its directors and officers, and by the Registrant and SAIC of the Underwriters, for certain liabilities, including liabilities arising under the Act, and affords certain rights of contribution with respect thereto.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1994, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:


     1. From October 14, 1996 to September 18, 1997, the Registrant granted incentive stock options to purchase an aggregate of 100,900 shares of the Registrant's Class A Common Stock to employees, officers and directors of the Registrant under its 1996 Stock Incentive Plan at exercise prices ranging from $11.25 to $14.00 per share. Certain of these options vest over a period of time following their respective dates of grant pursuant to the Registrant's 1996 Stock Incentive Plan.

     2. From October 14, 1996 to September 18, 1997, the Registrant granted nonstatutory stock options to purchase an aggregate of 1,568,325 shares of the Registrant's Class A Common Stock to employees, officers and directors of the Company under its 1996 Stock Incentive Plan at exercise prices ranging from $11.25 to $14.00 per share. Certain of these options vest over a period of time following their respective dates of grant, pursuant to the Registrant's 1996 Stock Incentive Plan.


     The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance on Section 4(2) of the Securities Act, or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act, as transactions by an issuer not involving a public offering or transactions pursuant to compensatory benefit plans and contracts relating to compensation as provided under such Rule 701. The recipients of securities in each such transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and instruments issued in such transactions. All recipients had access, through their relationship with the Company, to information about the Registrant.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) EXHIBITS


EXHIBIT
 NUMBER                                  DESCRIPTION OF DOCUMENT
--------   -----------------------------------------------------------------------------------
1.1**      Form of Underwriting Agreement.
3(i)**     Second Amended and Restated Certificate of Incorporation.
3(ii)**    Bylaws of the Registrant, as amended.
4.1**      Form of Common Stock Certificate.
4.2**      Reference is made to Exhibits 3(i) and 3(ii).
5.1**      Opinion of Pillsbury Madison & Sutro LLP.
10.1**     Cooperative Agreement between the National Science Foundation and Network
           Solutions, Inc., as amended by Amendments Nos. 1, 2, 3 and 5.
10.2**     Amendment No. 4 to the Cooperative Agreement dated September 13, 1995.
10.3**     Master Services Agreement for System Management Services dated January 21, 1997 by and between NationsBanc Services, Inc. and Network Solutions, Inc.
10.4**     1996 Stock Incentive Plan and forms of agreements thereunder.
10.5**     Corporate Services Agreement between Network Solutions, Inc. and Science
           Applications International Corporation.
10.6**     Tax Sharing Agreement between Network Solutions, Inc. and Science Applications
           International Corporation.
10.7**     Registration Rights Agreement between Network Solutions, Inc. and Science
           Applications International Corporation.
10.8**     Noncompetition and Corporate Opportunities Agreement between Network Solutions,
           Inc. and Science Applications International Corporation.
10.9**     Letter Agreement dated September 16, 1996 between the Registrant and Gabriel A.
           Battista, as amended as of September 23, 1996.
10.10**    Science Applications International Corporation Employee Stock Ownership Plan and
           amendments thereto.
10.11**    Science Applications International Corporation 1995 Stock Option Plan.
10.12**    Letter dated September 13, 1995 regarding Amendment No. 4 to the Cooperative
           Agreement.
10.13**    Asset Transfer Agreement between Network Solutions, Inc. and Science Applications
           International Corporation.
10.14      Amendment No. 6 to the Cooperative Agreement dated June 23, 1997.
11.1**     Statement of computation of earnings per share.
23.1       Consent of Price Waterhouse LLP (see Page II-5).
23.2**     Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1).
24.1**     Power of Attorney.
24.2**     Power of Attorney of John E. Glancy.
27.1**     Financial Data Schedule.


---------------
** Previously filed.

     (b) FINANCIAL STATEMENT SCHEDULES

     Schedules other than those referred to above have been omitted because they are not applicable or not required or because the information is included elsewhere in the Financial Statements or the notes thereto.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Act"), may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

     The undersigned Registrant hereby undertakes that:

     (1) For purposes of determining any liability under the Securities Act of 1933, as amended, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

     (2) For the purpose of determining any liability under the Securities Act of 1933, as amended, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) The Registrant will provide to the underwriters at the closing(s) specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Herndon, State of Virginia, on the 23rd day of September, 1997.


                                          NETWORK SOLUTIONS, INC.

                                          BY     /s/ GABRIEL A. BATTISTA
                                            ------------------------------------
                                                    Gabriel A. Battista
                                                  Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 4 to the Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.



                  NAME                                    TITLE                         DATE
----------------------------------------   -----------------------------------   -------------------
        /s/ GABRIEL A. BATTISTA            Chief Executive Officer and           September 23, 1997
----------------------------------------   Director
          Gabriel A. Battista

       /s/ ROBERT J. KORZENIEWSKI          Chief Financial Officer (Principal    September 23, 1997
----------------------------------------   Financial Officer)
         Robert J. Korzeniewski

          RUSSELL L. HELBERT*              Controller (Principal Accounting      September 23, 1997
----------------------------------------   Officer)
           Russell L. Helbert

          MICHAEL A. DANIELS*              Chairman of the Board                 September 23, 1997
----------------------------------------
           Michael A. Daniels

           J. ROBERT BEYSTER*              Director                              September 23, 1997
----------------------------------------
           J. Robert Beyster

            CRAIG I. FIELDS*               Director                              September 23, 1997
----------------------------------------
            Craig I. Fields

            JOHN E. GLANCY*                Director                              September 23, 1997
----------------------------------------
             John E. Glancy

         WILLIAM A. ROPER, JR.*            Director                              September 23, 1997
----------------------------------------
         William A. Roper, Jr.

          STRATTON D. SCLAVOS*             Director                              September 23, 1997
----------------------------------------
          Stratton D. Sclavos

           DONALD N. TELAGE*               Director                              September 23, 1997
----------------------------------------
            Donald N. Telage

    *By: /s/ ROBERT J. KORZENIEWSKI
----------------------------------------
        (Robert J. Korzeniewski,
           Attorney-in-Fact)

                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-1 of our report dated March 17, 1997, except as to Note 13 which is as of June 26, 1997, relating to the financial statements of Network Solutions, Inc., for the year ended December 31, 1996 and for the period from March 11, 1995 to December 31, 1995 and of our report dated March 17, 1997, except as to Note 13 which is as of June 26, 1997, relating to the financial statements of Network Solutions, Inc., for the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994, which appear in such Prospectus. We also consent to the application of such reports to the Financial Statement Schedule for the year ended December 31, 1996, the period from March 11, 1995 to December 31, 1995, the period from January 1, 1995 to March 10, 1995 and for the year ended December 31, 1994 listed under Item 16(b) of this Registration Statement when such schedule is read in conjunction with the financial statements referred to in our reports. The audits referred to in such reports also included this schedule. We also consent to the reference to us under the heading "Experts" in such Prospectus.

PRICE WATERHOUSE LLP
Falls Church, VA

September 22, 1997

                                                                     SCHEDULE II

                 VALUATION AND QUALIFYING ACCOUNTS AND RESERVES

================================================================================================================
               COLUMN A                   COLUMN B             COLUMN C               COLUMN D        COLUMN E
                                                               ADDITIONS
                                                       -------------------------
                                                                     CHARGED TO
                                         BALANCE AT    CHARGED TO       OTHER
                                         BEGINNING     COSTS AND     ACCOUNTS--      DEDUCTIONS--    BALANCE AT
             DESCRIPTION                  OF YEAR       EXPENSES      DESCRIBE        DESCRIBE       END OF YEAR
----------------------------------------------------------------------------------------------------------------
Year ended December 31, 1994
    Allowance for uncollectible
      accounts, included in net assets
      (liabilities) of discontinued
      operations......................   $  345,000    $  464,000    $        --     $       --      $   809,000
    Deferred tax valuation allowance,
      continuing operations...........       61,000        (5,000)            --             --           56,000
    Deferred tax valuation allowance,
      discontinued operations.........      377,000       135,000             --             --          512,000
For the period from January 1, 1995 to
  March 10, 1995
    Allowance for uncollectible
      accounts, included in net assets
      (liabilities) of discontinued
      operations......................      809,000       344,000             --             --        1,153,000
    Deferred tax valuation allowance,
      continuing operations...........       56,000        46,000             --             --          102,000(1)
    Deferred tax valuation allowance,
      discontinued operations.........      512,000       276,000             --             --          788,000(1)
----------------------------------------------------------------------------------------------------------------

For the period from March 11, 1995 to
  December 31, 1995
    Allowance for uncollectible
      accounts, continuing
      operations......................   $       --    $  124,000    $ 1,994,000(2)  $       --      $ 2,118,000
    Allowance for uncollectible
      accounts, included in net assets
      (liabilities) of discontinued
      operations......................    1,153,000       465,000             --             --        1,618,000
Year ended December 31, 1996
    Allowance for uncollectible
      accounts, continuing
      operations......................    2,118,000     3,597,000     19,270,000(2)   9,546,000 (3)   15,439,000
    Allowance for uncollectible
      accounts, included in net assets
      (liabilities) of discontinued
      operations......................    1,618,000            --             --      1,618,000 (4)           --

---------------

(1) In connection with the acquisition purchase accounting, a determination was made that the tax valuation allowances were no longer required. (See Note 7 of Notes to Financial Statements.)

(2) Charged to allowance for deferred revenue (See Notes 2 and 3 of Notes to Financial Statements).

(3) Amounts are write-offs of uncollectible accounts receivable.

(4) Disposition associated with discontinued operations (See Note 11 of Notes to Financial Statements).

                                 EXHIBIT INDEX


EXHIBIT                                                                                  PAGE
NUMBER                             DESCRIPTION OF DOCUMENT                              NUMBER
------   ----------------------------------------------------------------------------   ------
1.1**    Form of Underwriting Agreement..............................................
3(i)**   Second Amended and Restated Certificate of Incorporation....................
3(ii)**  Bylaws of the Registrant, as amended........................................
4.1**    Form of Common Stock Certificate............................................
4.2**    Reference is made to Exhibits 3(i) and 3(ii)................................
5.1**    Opinion of Pillsbury Madison & Sutro LLP....................................
10.1**   Cooperative Agreement between the National Science Foundation and Network
         Solutions, Inc., as amended by Amendments Nos. 1, 2, 3 and 5................
10.2**   Amendment No. 4 to the Cooperative Agreement dated September 13, 1995.......
10.3**   Master Services Agreement for System Management Services dated January 21,
         1997 by and between NationsBanc Services, Inc. and Network Solutions,
         Inc.........................................................................
10.4**   1996 Stock Incentive Plan and forms of agreements thereunder................
10.5**   Corporate Services Agreement between Network Solutions, Inc. and Science
         Applications International Corporation......................................
10.6**   Tax Sharing Agreement between Network Solutions, Inc. and Science
         Applications International Corporation......................................
10.7**   Registration Rights Agreement between Network Solutions, Inc. and Science
         Applications International Corporation......................................
10.8**   Noncompetition and Corporate Opportunities Agreement between Network
         Solutions, Inc. and Science Applications International Corporation..........
10.9**   Letter Agreement dated September 16, 1996 between the Registrant and Gabriel
         A. Battista, as amended as of September 23, 1996............................
10.10**  Science Applications International Corporation Employee Stock Ownership Plan
         and amendments thereto......................................................
10.11**  Science Applications International Corporation 1995 Stock Option Plan.......
10.12**  Letter dated September 13, 1995 regarding Amendment No. 4 to the Cooperative
         Agreement...................................................................
10.13**  Asset Transfer Agreement between Network Solutions, Inc. and Science
         Applications International Corporation......................................
10.14    Amendment No. 6 to the Cooperative Agreement dated June 23, 1997............
11.1**   Statement of computation of earnings per share..............................
23.1     Consent of Price Waterhouse LLP (see Page II-5).............................
23.2**   Consent of Pillsbury Madison & Sutro LLP (included in Exhibit 5.1)..........
24.1**   Power of Attorney...........................................................
24.2**   Power of Attorney for John E. Glancy........................................
27.1**   Financial Data Schedule.


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** Previously filed.